Exhibit (a)(1)(a)

OFFER TO PURCHASE FOR CASH
Any and All of the Outstanding Shares of Common Stock
(not already owned by Hypo Real Estate Capital Corporation and its affiliates)
of
QUADRA REALTY TRUST, INC.
at
$10.6506 Net Per Share
by
HRECC SUB INC.
a Wholly-Owned Subsidiary
of
HYPO REAL ESTATE CAPITAL CORPORATION
a Wholly-Owned Subsidiary
of
HYPO REAL ESTATE BANK INTERNATIONAL AG
a Wholly-Owned Subsidiary
of
HYPO REAL ESTATE HOLDING AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MARCH 12, 2008, UNLESS THE OFFER IS EXTENDED BY HRECC SUB INC.

HRECC Sub Inc., a Maryland corporation (“Purchaser”), and a wholly-owned subsidiary of Hypo Real Estate Capital Corporation, a Delaware Corporation (“Parent”), is offering to purchase, at a price of $10.6506 per share in cash (without interest and less applicable withholding taxes), less the amount of any dividends declared and paid (other than the $0.3494 dividend described below) with respect to the shares on or between February 13, 2008 (the date of this Offer) and the Acceptance Date (as defined herein under “The Tender Offer — Section 1. Terms of the Offer; Expiration Date”), any and all of the outstanding shares of common stock, par value $0.001 per share, of Quadra Realty Trust, Inc., a Maryland corporation (the “Company” or “Quadra”), not already owned by Parent and its affiliates, on the terms and subject to the conditions specified in this Offer to Purchase and the related Letter of Transmittal (which Letter of Transmittal together with the Offer to Purchase and any supplements or amendments thereto, collectively constitute the “Offer”). In addition, the Company has declared a $0.3494 per share dividend payable to stockholders of the Company who hold shares of the Company’s common stock at the close of business on the last trading day immediately preceding the Acceptance Date. Such dividend will not be paid if the Offer is not closed. The Offer is subject to the condition that there shall have been validly tendered and not properly withdrawn before the Offer expires a number of shares of the Company’s common stock that represents at least 55% of the sum of (x) the total number of outstanding shares of common stock not owned by Parent and its affiliates plus (y) the total number of shares of common stock issuable upon exercise of outstanding options, warrants, conversion privileges and other similar rights (the “Minimum Condition”) and certain other conditions described in “The Tender Offer — Section 11. Certain Conditions to the Offer.” There is no financing condition to the Offer. As noted above, the Offer price is subject to reduction for dividends made or declared (other than the $0.3494 dividend described above) prior to the Acceptance Date. The Company expects to declare and pay a dividend immediately prior to the Acceptance Date to the extent of the Company’s taxable income for the period beginning January 1, 2008 and ending on the date immediately preceding the Acceptance Date. Such dividend will reduce the Offer price as described above.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 28, 2008, among Purchaser, Parent, and the Company (the “Merger Agreement”), pursuant to which, after the Offer is consummated and subject to the terms and conditions of the Merger Agreement, Purchaser will merge with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

The board of directors of the Company (exclusive of members who are employees of Parent or its affiliates other than the Company), upon the unanimous recommendation of its special committee of independent directors, has unanimously determined that the Merger Agreement, and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders (other than Parent and its affiliates), approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, and recommends that the Company’s stockholders accept the Offer, tender their shares of the Company’s common stock in response to the Offer, and, if a vote is required under Maryland law, vote for the consummation of the Merger.

This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is unlawful.

IMPORTANT

If you wish to tender all or any portion of your shares of the Company’s common stock prior to the expiration of the Offer, you should either complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal included with this Offer to Purchase, mail or deliver the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Company, the Depositary for the Offer, and deliver the certificates for such shares of the Company’s common stock to the Depositary along with the Letter of Transmittal, or tender such shares of the Company’s common stock pursuant to the procedures for book-entry transfers set forth in “The Tender Offer — Section 3. Procedures for Tendering Shares of the Company’s Common Stock;” or request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have shares of the Company’s common stock registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your shares of the Company’s common stock. A stockholder who desires to tender shares of the Company’s common stock and whose certificates representing such shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such shares by following the procedures for guaranteed delivery set forth in “The Tender Offer — Section 3. Procedures for Tendering Shares of the Company’s Common Stock.”

Any questions and requests for assistance may be directed to Georgeson Inc., the Information Agent for the Offer, or to J.P. Morgan Securities Inc., the Dealer Manager for the Offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent.

The Information Agent for the Offer is:

The Dealer Manager for the Offer is:

The date of this Offer to Purchase is:

February 13, 2008

SUMMARY TERM SHEET

HRECC Sub Inc., a Maryland corporation (which we refer to herein as “Purchaser”) and a wholly-owned subsidiary of Hypo Real Estate Capital Corporation, a Delaware Corporation (which we refer to herein as “Parent”), is offering to purchase any and all of the outstanding shares of the Company’s common stock that are not already owned by Parent and its affiliates at a price of $10.6506 per share in cash (without interest and less applicable withholding taxes), less the amount of any dividends declared and paid with respect to the shares on or between the date of this Offer and the Acceptance Date (as defined below under “The Tender Offer — Section 1. Terms of the Offer; Expiration Date”) (other than the $0.3494 dividend described below). The Company expects to declare and pay a dividend immediately prior to the Acceptance Date to the extent of the Company’s taxable income for the period beginning January 1, 2008 and ending on the date immediately preceding the Acceptance Date. Such dividend will reduce the Offer price as described above. In connection with the Offer, the Company has declared a $0.3494 per share dividend payable to stockholders of the Company who hold shares of the Company’s common stock at the close of business on the last trading day immediately preceding the Acceptance Date. Such dividend will not be paid if the Offer is not closed.

The following are some of the questions that you, as a stockholder of the Company, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the related Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the related Letter of Transmittal.

Who Is Offering to Buy My Securities?

The Offer to purchase any and all of the outstanding shares of the Company’s common stock not already owned by Parent and its affiliates is being made by Purchaser, a wholly-owned subsidiary of Parent. Purchaser was formed on January 18, 2008 solely for the purposes of effecting the Offer and the Merger and the transactions related thereto. Purchaser has not engaged in any business except in furtherance of these purposes. Parent is a Delaware corporation and the Company’s external manager. Parent is a wholly-owned subsidiary of Hypo Real Estate Bank International AG, a German corporation (which we refer to herein as “Hypo International”) that is a member of the Hypo Real Estate Group, a leading commercial real estate, public and infrastructure finance group. Hypo International is a wholly-owned subsidiary of Hypo Real Estate Holding AG, a German corporation listed on the Frankfurt am Main Stock Exchange (which we refer to herein as “Hypo Holding”). See “The Tender Offer — Section 8. Certain Information Concerning Parent, Purchaser, Hypo International and Hypo Holding.”

If the conditions to the Offer (including the Minimum Condition described below under “What Are the Most Important Conditions to the Offer?”) are satisfied or waived as of the Expiration Date (as defined below under “The Tender Offer — Section 1. Terms of the Offer; Expiration Date”), Purchaser will purchase all shares of the Company’s common stock validly tendered and not properly withdrawn pursuant to the Offer.

What are the Securities Sought in the Offer?

Purchaser is seeking to purchase any and all of the issued and outstanding shares of the Company’s common stock, par value $0.001 per share, that are not already owned by Parent and its affiliates. See “Introduction” and “The Tender Offer — Section 1. Terms of the Offer; Expiration Date.”

How Much Are You Offering to Pay and What Is the Form of Payment? Will I have to pay any fees or commissions?

Purchaser is offering to pay an Offer price of $10.6506 for each outstanding share of the Company’s common stock that is not already owned by Parent and its affiliates, in cash (without interest and less applicable withholding taxes), less the amount of any dividends declared and paid with respect to the Company’s shares of common stock on or between the date of the Offer and the Acceptance Date (other than the $0.3494 dividend described below). The Company expects to declare and pay a dividend immediately prior to the Acceptance Date to the extent of the Company’s taxable income for the period beginning January 1, 2008 and ending on the date immediately preceding the Acceptance Date. Such dividend will reduce the Offer price as described above. In connection with the Offer, the Company has declared a $0.3494 per share dividend payable to stockholders of the Company who hold shares of the Company’s common stock at the close of business on the last trading day immediately preceding the Acceptance Date. Such dividend will not be paid if the Offer is not closed.

If you are the record owner of your shares of the Company’s common stock and you tender your shares into the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares of the Company’s common stock through a broker or other nominee and your broker or nominee tenders your shares of the Company’s common stock on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “The Tender Offer — Section 3. Procedures for Tendering Shares of the Company’s Common Stock.”

Why Are You Making the Offer?

Purchaser is making the Offer in order to obtain control of and acquire all of the outstanding shares of the Company’s common stock that are not already owned by Parent and its affiliates. On January 28, 2008, Purchaser entered into the Merger Agreement with the Company and Parent. Pursuant to the terms of the Merger Agreement, Purchaser is required to commence the Offer as the first step in its plan to acquire all of the outstanding shares of the Company’s common stock. After the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation and become a wholly-owned subsidiary of Parent.

What Are the Most Important Conditions to the Offer?

Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), pay for any tendered shares of the Company’s common stock and, subject to the terms of the Merger Agreement, may terminate or amend the Offer, unless there have been validly tendered and not properly withdrawn before the Offer expires a number of shares of the Company’s common stock which represents at least 55% of the sum of (x) the total number of outstanding shares of the Company’s common stock not owned by Parent and its affiliates plus (y) the total number of shares of the Company’s common stock issuable upon exercise of outstanding options, warrants, conversion privileges and other similar rights. We refer to this condition as the “Minimum Condition.” Based on information provided by the Company, as of the date of this Offer to Purchase and assuming that the Company complies with its covenants under the Merger Agreement, approximately 9,237,379 shares of the Company’s common stock would need to be validly tendered and not properly withdrawn before the Offer expires in order to satisfy the Minimum Condition.

There is no financing condition to the Offer but the Offer is subject to several other conditions. See “The Tender Offer — Section 11. Certain Conditions to the Offer.”

Do You Have the Financial Resources to Make Payment?

As described in the preceding question and answer, there is no financing condition to the Offer. We estimate that the total amount of funds necessary to purchase all shares of the Company’s common stock in the Offer and the Merger and to complete the related transactions, including the payment of customary fees and expenses in connection with the Offer and the Merger will be approximately $184.0 million. Hypo International, the parent of Parent, has sufficient funds to pay this amount and will contribute to Purchaser sufficient cash to make such payment with internally available funds. See “The Tender Offer — Section 9. Source and Amount of Funds.”

What is the Stand-by Facility and Why is it Being Provided by Parent?

The execution of the Merger Agreement and the consummation of the transactions contemplated thereby may present Wachovia Bank, N.A. with the ability to assert that there is a default under the terms of the Company’s Master Repurchase Agreement with Wachovia (the “Wachovia Facility”). The Wachovia Facility is the Company’s primary funding source for all of the Company’s currently financed assets and would be used by the Company to fund all of its unfunded contractual loan commitments. Any loss of the Wachovia Facility or the use of margin calls or asset foreclosures by Wachovia under the Wachovia Facility would have a material adverse impact on the Company’s business and operations. Accordingly, in connection with the execution of the Merger Agreement Parent agreed to provide a backstop or other secondary or take-out credit facility to the Company to repay Wachovia in the event Wachovia accelerated the Wachovia Facility following the announcement of the transactions contemplated by the Merger Agreement. See “Special Factors-Related Party Transactions-Stand-by Facility.”

How Long Do I Have to Decide Whether to Tender into the Offer?

You will initially have until 12:00 midnight, New York City time, on Wednesday, March 12, 2008, to decide whether to tender your shares of the Company’s common stock into the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See “The Tender Offer — Section 3. Procedures for Tendering Shares of the Company’s Common Stock.”

Can the Offer Be Extended and Under What Circumstances?

If the conditions to the Offer (including the Minimum Condition) have not been satisfied or waived by Purchaser at the Expiration Date (or any subsequent Expiration Date), Purchaser may, in its sole discretion, extend and re-extend the Offer on one or more occasions for one or more periods of not more than 10 business days each, so long as the last such extension does not cause Purchaser to accept and pay for the tendered shares after April 30, 2008. Purchaser may also extend and re-extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer. In addition, if the Minimum Condition has been satisfied, but the sum of the number of shares validly tendered, when added to the number of shares of the Company’s common stock beneficially owned by Parent and its affiliates, does not constitute one share more than 90% of the outstanding shares of the Company’s common stock (on a fully diluted basis), Purchaser may, without the consent of the Company, extend and re-extend the Offer on one or more occasions for an aggregate period of not more than 20 business days so long as the last such extension does not cause Purchaser to accept and pay for the tendered shares after April 30, 2008. Purchaser may, in its sole discretion, elect to provide a subsequent offering period for the Offer pursuant to, and on the terms required by, Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Tender Offer — Section 1. Terms of the Offer; Expiration Date.”

How Will I Be Notified if the Offer Is Extended?

If Purchaser extends the Offer, it will inform American Stock Transfer & Trust Company, the Depositary for the Offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

What Does the Company’s Board of Directors Think of the Offer?

The special committee of independent directors of the Company unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders (other than Parent and its affiliates) and recommended to the Company’s board of directors that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, be approved and declared advisable, fair to, and in the best interests of the Company by the Company’s board of directors (excluding those directors who are employees of Parent or its affiliates other than the Company). The special committee is a committee of the Company’s board of directors comprised of directors who are not affiliated with Parent, Purchaser, Hypo International or Hypo Holding. According to the Company, the special committee was formed on November 6, 2007 for the purpose of reviewing, evaluating and, as appropriate, negotiating a possible transaction relating to the sale of the Company.

The board of directors of the Company (exclusive of members who are employees of Parent or its affiliates other than the Company), upon the unanimous recommendation of its special committee of independent directors, has unanimously determined that the Merger Agreement, and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders (other than Parent and its affiliates), approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, and recommends that the Company’s stockholders accept the Offer, tender their shares of the Company’s common stock into the Offer, and, if a vote is required under Maryland law, vote for the consummation of the Merger. See “Special Factors — Position of the Company Regarding the Fairness of the Offer and the Merger.”

Have any Stockholders Agreed to Tender Their Shares?

We have not entered into any tender agreements, relating to the tender of shares of the Company’s common stock into the Offer, or voting agreements, relating to the voting of shares in favor of the approval of the Merger and the Merger Agreement. As set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 under “Item 4. The Solicitation or Recommendation — Reasons for the Recommendation of the Special Committee and the Quadra Board,” to the best of the Company’s knowledge, after reasonable inquiry, each executive officer, director, affiliate (other than Parent and Purchaser) and subsidiary of the Company who owns shares of the Company’s common stock presently intends to tender in the Offer all shares that he or she owns of record or beneficially, other than any shares that if tendered would cause him, her or them to incur liability under the short-swing profits recovery provisions of the Exchange Act, other than any shares over which, or with respect to which, any such executive officer, director or affiliate acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender.

How Do I Tender My Shares of the Company’s Common Stock?

To tender your shares of the Company’s common stock into the Offer, you must deliver the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of

Transmittal, to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. You must also either (i) deliver to the Depositary the certificates evidencing tendered shares of the Company’s common stock prior to the Expiration Date or (ii) comply with the guaranteed delivery procedures described in this Offer to Purchase. If you intend to tender your shares of the Company’s common stock via a book-entry transfer through the Depositary Trust Company, in lieu of sending a Letter of Transmittal, you may deliver an electronic confirmation evidencing acceptance of and agreement to be bound by the terms of the Letter of Transmittal. You must then tender your shares of the Company’s common stock pursuant to the procedure for book-entry transfer described in this Offer to Purchase prior to the Expiration Date. No alternative, conditional or contingent tenders will be accepted. See “The Tender Offer — Section 3. Procedures for Tendering Shares of the Company’s Common Stock.”

If I Accept the Offer, When and How Will I Get Paid?

If the conditions to the Offer as set forth in the Introduction and under the caption “The Tender Offer — Section 11. Certain Conditions to the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your shares of the Company’s common stock for payment, Purchaser will pay you, promptly following the expiration of the Offer, an amount equal to the number of shares you tendered multiplied by $10.6506 in cash without interest (and less applicable withholding taxes), less the amount of any dividends declared and paid with respect to the Company’s shares of common stock on or between the date of this Offer and the Acceptance Date (other than the $0.3494 dividend described below). The Company expects to declare and pay a dividend immediately prior to the Acceptance Date of the Offer to the extent of the Company’s taxable income for the period beginning January 1, 2008 and ending on the date immediately preceding the Acceptance Date. Such dividend will reduce the Offer price as described above. In connection with the Offer, the Company has declared a $0.3494 per share dividend payable to stockholders of the Company who hold shares of the Company’s common stock at the close of business on the last trading day immediately preceding the Acceptance Date. Such dividend will not be paid if the Offer is not closed. See “The Tender Offer — Section 2. Acceptance for Payment and Payment for Shares of the Company’s Common Stock.”

Until What Time Can I Withdraw Previously Tendered Shares of the Company’s Common Stock?

You can withdraw previously tendered shares of the Company’s common stock at any time until the Offer, as extended, expires and, if Purchaser has not accepted your shares for payment by April 12, 2008, you may withdraw your shares at any time after April 12, 2008. This right to withdraw will not apply to any subsequent offering period after the expiration of the Offer. See “The Tender Offer — Section 1. Terms of the Offer; Expiration Date.”

How Do I Withdraw Previously Tendered Shares of the Company’s Common Stock?

To withdraw previously tendered shares of the Company’s common stock you must deliver a written notice of withdrawal, or a facsimile thereof, with the required information to the Depositary while you still have the right to withdraw the shares. See “The Tender Offer — Section 4. Withdrawal Rights.”

What is the Top-Up Option and When Could it be Exercised?

The Company has granted Purchaser the irrevocable option (the “Top Up Option”) to purchase, at a price per share equal to the Offer price (as such price may be reduced by any dividends declared and paid with respect to the Company’s shares of common stock on or between the date of the Offer and the Acceptance Date, except for the $0.3494 dividend being paid by the Company in connection with the Offer), a number of newly issued shares of the Company’s common stock equal to the number of shares that, when added to the number of shares owned, directly or indirectly, by Parent or Purchaser at the time of exercise of the Top Up

Option, constitutes one share more than 90% of the total shares that would be outstanding immediately after the issuance of all shares of the Company’s common stock subject to the Top Up Option. The purchase price per share for any shares of the Company’s common stock purchased by Purchaser pursuant to the Top Up Option would be equal to the price paid per share in the Offer (as such price may be reduced by any dividends declared and paid with respect to the Company’s shares of common stock on or between the date of the Offer and the Acceptance Date except for the $0.3494 dividend being paid by the Company in connection with the Offer). The purchase price may be paid by means of a promissory note, which we expect would be canceled in connection with the Merger. The Top Up Option may be exercised by Purchaser, in whole but not in part, at any time on or after the expiration of the Offer and on or prior to the fifth business day after the Expiration Date or the Expiration Date of any subsequent offering period. The Top Up Option is subject to applicable SEC and New York Stock Exchange (“NYSE”) rules and other customary conditions, including that Purchaser has accepted for payment and paid for all shares of the Company’s common stock tendered into the Offer and not properly withdrawn. The Top Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a “short-form” merger pursuant to applicable Maryland law at a time when the approval of the Merger at a meeting of the Company’s stockholders would be assured. See “Special Factors — The Merger Agreement — Top-Up Option.”

Will the Offer Be Followed by a Merger if Not All Shares of the Company are Tendered into the Offer?

If the Offer is consummated, Parent will transfer all of the shares of the Company’s common stock it owns to Purchaser and Purchaser will, subject to the terms and conditions of the Merger Agreement, merge with and into the Company with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

If after the purchase of shares pursuant to the Offer and any subsequent offering period and/or exercise of the Top-Up Option and the transfer by Parent of the shares it owns, Purchaser owns at least 90% of the outstanding shares of the Company’s common stock, then once the other conditions to completion of the Merger are satisfied or waived, Purchaser will merge into the Company in a “short-form” merger pursuant to applicable Maryland law. The “short-form” merger does not require a vote of the Company’s stockholders. However, if after the purchase of shares pursuant to the Offer and any subsequent offering period and/or exercise of the Top-Up Option and the transfer by Parent of the shares it owns, Purchaser owns less than 90% of the outstanding shares of the Company’s common stock (which would only be likely to occur if Purchaser, with the Company’s consent, reduces the Minimum Condition), the Company will call a special meeting of stockholders to vote upon the Merger, and Parent will cause Purchaser to vote all of the shares of the Company’s common stock owned by Purchaser to approve the Merger and the Merger Agreement. Following that vote and satisfaction or waiver of the other conditions to completion of the Merger, Purchaser will then merge with and into the Company with the Company surviving the Merger as a wholly-owned subsidiary of Parent. The Merger Agreement is more fully described in “Special Factors — The Merger Agreement.”

Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent and, except as otherwise provided in the Merger Agreement, all of the remaining stockholders of the Company will receive the Merger consideration of $10.6506 per share of the Company’s common stock in cash (without interest and less applicable withholding taxes), less the amount of any dividends declared and paid with respect to the Company’s shares of common stock on or between the date of the Offer and the Acceptance Date (other than the $0.3494 dividend to be paid by the Company in connection with the Offer). The Company expects to declare and pay a dividend immediately prior to the Acceptance Date to the extent of the Company’s taxable income for the period beginning January 1, 2008 and ending on the date immediately preceding the Acceptance Date. Such dividend will reduce the Merger consideration as described above. Depending upon whether the Merger can be effected as a short-form merger, the merger process may take several days to several months to complete following completion of the Offer, and you will not receive the cash Merger consideration in respect of shares not tendered into the Offer until the completion of the Merger. See “Special Factors — Purpose of and Reasons for the Offer and the Merger; Plans for the Company After the Offer and the Merger; Consideration of Alternatives;” “Special Factors — Certain Effects of the Offer and the Merger;” and “Special Factors — The Merger Agreement.”

Notice is hereby given pursuant to Section 3-106(d) of the MGCL of the proposed Merger of Purchaser with and into the Company, with the Company surviving the Merger, conditioned upon the ownership by Purchaser of 90% or more of the outstanding shares of common stock of the Company as of the time of acceptance for record of the articles of merger with the State Department of Assessments and Taxation of Maryland.

If I Decide Not to Tender, How Will the Offer Affect My Shares?

As discussed in the following question and answer, you will not be entitled to exercise appraisal or dissenters’ rights under Maryland law in connection with the Offer, and we do not expect that you will be able to exercise appraisal or dissenters’ rights in connection with the Merger. If you decide not to tender your shares of the Company’s common stock into the Offer and the Merger is consummated, you will subsequently receive the same amount of cash per share of the Company’s common stock that you would have received had you tendered your shares into the Offer, without any interest (and less applicable withholding taxes). Therefore, if the Merger is consummated, the only difference to you between tendering your shares of the Company’s common stock in the Offer and not tendering your shares of the Company’s common stock in the Offer is that you will be paid earlier if you tender your shares in the Offer. If you decide to tender your shares of the Company’s common stock into the Offer and Purchaser purchases the tendered shares, but the Merger does not occur, there may be so few remaining holders of shares of the Company’s common stock that the shares will no longer be eligible to be traded through the NYSE and there may not be an active public trading market for the shares, and this may affect the prices at which your shares trade. See “Special Factors — Certain Effects of the Offer and the Merger.”

Will I Have the Right to Have My Shares of the Company’s Common Stock of the Company Appraised?

You will not be entitled to exercise appraisal or dissenters’ rights under Maryland law in connection with the Offer, and we do not expect that you will be able to exercise appraisal or dissenters’ rights in connection with the Merger. The Maryland General Corporation Law (the “MGCL”) does not provide appraisal rights or other similar rights to stockholders of a corporation in connection with a merger if the shares of the corporation are listed on a national securities exchange on the record date for determining stockholders entitled to vote on the merger, or with respect to a “short form” merger, if the shares of the corporation are listed on a national securities exchange on the date on which notice is given. The shares of the Company’s common stock are listed on the NYSE, which is a national securities exchange, and Purchaser is hereby delivering notice pursuant to Section 3-106(d) of the MGCL of the proposed Merger of Purchaser with and into the Company, with the Company surviving the Merger, conditioned upon the ownership by Purchaser of 90% or more of the outstanding shares of common stock of the Company as of the time of acceptance for record of the articles of merger with the State Department of Assessments and Taxation of Maryland.

How Will My Outstanding Restricted Shares and Deferred Compensation Units Be Treated in the Offer and the Merger?

Immediately prior to the effective time of the Merger, each outstanding restricted share of the Company’s common stock issued under any of the Company’s equity compensation plans will vest, the restrictions thereon will lapse, and each restricted share will be cancelled and converted into the right to receive the Merger consideration of $10.6506 per share of the Company’s common stock in cash (without interest and less applicable withholding taxes), less the amount of any dividends declared and paid with respect to the Company’s shares of common stock on or between the date of this Offer and the Acceptance Date (other than the $0.3494 dividend described below). The Company expects to declare and pay a dividend immediately prior to the Acceptance Date to the extent of the Company’s taxable income for the period beginning January 1, 2008 and ending on the date immediately preceding the Acceptance Date. Such dividend will reduce the Merger consideration as described above. Holders of restricted shares who hold their shares at the close of business on the last trading day immediately preceding the Acceptance Date will also be entitled to receive the $0.3494 dividend. Such dividend will not be paid if the Offer is not closed.

Immediately prior to the effective time of the Merger, (i) each independent director of the Company who holds any outstanding and unsettled deferred compensation units issued under the Company’s Independent Director Deferred Compensation Plan will become entitled to a lump sum payment in cash, without interest, in the aggregate amount equal to the balance credited to such holder’s deferred compensation account maintained by the Company under such plan, and (ii) each such holder’s deferred compensation units will be cancelled and of no further force and effect. Parent will pay, or direct the exchange agent for the transaction to pay, to each such holder, his or her deferred compensation payment as promptly as reasonably practicable following the effective date of the Merger, at which time such holder will cease to possess any rights to any compensation from the Company or the surviving company in the Merger. For the purpose of determining the deferred compensation payment, the “Fair Market Value” of one share of common stock, as such term is used in the Company’s Independent Director Deferred Compensation Plan, is equal to the Offer price and, accordingly, holders of deferred compensation units would be entitled to a payment equal to the number of deferred compensation units they have multiplied by the $10.6506 Offer price (without interest and less applicable withholding taxes), less the amount of any dividends declared and paid with respect to the Company’s shares of common stock on or between the date of the Offer and the Acceptance Date (other than the $0.3494 dividend to be paid by the Company in connection with the Offer). The Company expects to declare and pay a dividend immediately prior to the Acceptance Date to the extent of the Company’s taxable income for the period beginning January 1, 2008 and ending on the date immediately preceding the Acceptance Date. Such dividend will reduce the Offer price as described above. See “Special Factors — Certain Effects of the Offer and the Merger.”

What Are the U.S. Federal Income Tax Consequences of the Offer and the Merger?

If you are a U.S. holder (as defined in “The Tender Offer — Section 5. Certain Material U.S. Federal Income Tax Considerations”), the receipt of cash for your shares of the Company’s common stock that are tendered into the Offer or converted in the Merger will be a taxable transaction for U.S. federal income tax purposes. Your receipt of cash in exchange for your shares of the Company’s common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the Offer or the Merger (determined before the deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of the Company’s common stock. The Company intends to treat the $0.3494 per share dividend as a dividend for U.S. federal income tax purposes to the extent the Company’s current and accumulated earnings and profits are allocable to such dividend. If you are a non-U.S. holder (as defined in “The Tender Offer — Section 5. Certain Material U.S. Federal Income Tax Considerations”), the receipt of cash for your shares of the Company’s common stock that are tendered into the Offer or converted in the Merger generally will not be a taxable transaction to you for U.S. federal income tax purposes unless you have certain connections to the United States or, in certain circumstances, if you own more than 5% of the Company’s common stock. For non-U.S. holders, the $0.3494 per share dividend generally would be treated as an ordinary dividend distribution from the Company subject to U.S. withholding tax at a rate of 30% (or a reduced rate prescribed by an applicable income tax treaty). Under U.S. federal income tax law, all holders will be subject to information reporting on cash received in the Offer or the Merger unless an exemption applies. Backup withholding may also apply with respect to cash you receive in the Offer or the Merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules.

You should consult your tax advisor for a full understanding of how receiving payment for your shares of the Company’s common stock that are tendered into the Offer or converted in the Merger and the $0.3494 per share dividend will affect your federal, state and local and/or foreign taxes and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of your options to purchase shares of the Company’s common stock and/or your restricted shares, including the transactions described in this Offer to Purchase relating to the Company’s other equity compensation plans.

This discussion is subject in its entirety to the summary set forth in “The Tender Offer — Section 5. Certain Material U.S. Federal Income Tax Considerations” and any discrepancy between this discussion and that summary shall be interpreted in favor of the latter.

What Is the Market Value of My Shares of the Company’s Common Stock as of a Recent Date?

The closing sale price of the Company’s common stock on the NYSE on January 28, 2008, the last trading day prior to the execution of the Merger Agreement and the public announcement of the Offer and the Merger, was $7.96 per share. The aggregate Offer price and Merger consideration of $11.00 per share, inclusive of the $10.6506 per share (subject to reduction in the amount of any dividends declared and paid with respect to the Company’s shares of common stock on or between the date of this Offer and the Acceptance Date) and the dividend of $0.3494 per share to be paid by the Company represents a premium of approximately 38% to the closing price on January 28, 2008 and an approximately 41% premium to the average closing price of the Company’s common stock for the 30 trading days ended January 28, 2008. On February 12, 2008, the most recent practicable date before this Offer to Purchase was printed, the closing price for the Company’s common stock on the NYSE was $10.85 per share. We advise you to obtain a recent quotation for the shares of the Company’s common stock before deciding whether to tender your shares into the Offer. See “The Tender Offer — Section 6. Price Range of Shares of the Company’s Common Stock.”

Who Can I Call If I Have Questions About the Offer?

You can call Georgeson Inc., the Information Agent for the Offer, toll free at (866) 873-6981. Banks and brokers can call collect at (212) 440-9800. JPMorgan is acting as the dealer manager for the Offer. The telephone number of the dealer manager is set forth on the back cover of this Offer to Purchase.

INTRODUCTION

HRECC Sub Inc., a Maryland corporation (which we refer to herein as “Purchaser”) and a wholly-owned subsidiary of Hypo Real Estate Capital Corporation, a Delaware Corporation (which we refer to herein as “Parent”), is offering to purchase any and all shares of the Company’s common stock that are not already owned by Parent and its affiliates at a price of $10.6506 per share in cash (without interest and less applicable withholding taxes), less the amount of any dividends declared and paid with respect to the shares on or between the date of this Offer and the Acceptance Date (as defined in “The Tender Offer — Section 1. Terms of the Offer; Expiration Date”) (other than the $0.3494 dividend described below), on the terms and subject to the conditions specified in this Offer to Purchase and the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the “Offer”). The Company expects to declare and pay a dividend immediately prior to the Acceptance Date to the extent of the Company’s taxable income for the period beginning January 1, 2008 and ending on the date immediately preceding the Acceptance Date. Such dividend will reduce the Offer price as described above. In connection with the Offer, the Company has declared a $0.3494 per share dividend payable to stockholders of the Company who hold shares of the Company’s common stock at the close of business on the last trading day immediately preceding the Acceptance Date of the Offer. Such dividend will not be paid if the Offer is not closed.

Parent, the Company’s external manager, is a wholly-owned subsidiary of Hypo Real Estate Bank International AG (which we refer to herein as “Hypo International”), a German corporation that is a member of the Hypo Real Estate Group, a leading commercial real estate, public and infrastructure finance group. Hypo International is a wholly-owned subsidiary of Hypo Real Estate Holding AG (which we refer to herein as “Hypo Holding”), a German corporation listed on the Frankfurt am Main Stock Exchange.

The Offer will expire at midnight, New York City time, on Wednesday, March 12, 2008, unless extended.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 28, 2008, by and among Purchaser, Parent, and the Company (the “Merger Agreement”), pursuant to which, after the Offer is consummated and subject to the terms and conditions of the Merger Agreement, Purchaser will merge with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

The board of directors of the Company (exclusive of members who are employees of Parent or its affiliates other than the Company), upon the unanimous recommendation of its special committee of independent directors, has unanimously determined that the Merger Agreement, and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders (other than Parent and its affiliates), approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, and recommends that the Company’s stockholders accept the Offer, tender their shares of the Company’s common stock in response to the Offer, and, if a vote is required under Maryland law, vote for the consummation of the Merger.

For factors considered by the Company’s board of directors and its special committee of independent directors, see the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer and which is expected to be mailed to stockholders together with this Offer to Purchase.

In connection with the Offer, the special committee’s financial advisor, The Blackstone Group (“Blackstone”), has delivered an opinion that, based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, the aggregate Offer price and the

Merger consideration of $11.00 per share, inclusive of the $10.6506 per share in cash and the dividend of $0.3494 per share to be paid by the Company are fair, from a financial point of view, to the holders of the Company’s common stock (other than the holders of shares that are affiliates of Parent or Purchaser). The full text of Blackstone’s written opinion, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex II to the Company’s Schedule 14D-9. As described in the Company’s Schedule 14D-9, Blackstone’s opinion was provided to the special committee for the information and assistance of the special committee in connection with and for the purpose of its evaluation of the Offer and the Merger. Blackstone expressed no opinion as to the fairness of the Offer and the Merger to, or any consideration to be received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company or as to the underlying decision by the Company to engage in the Offer and the Merger. Blackstone’s opinion does not constitute a recommendation to any stockholder as to whether any stockholder should tender shares pursuant to the Offer or as to how any such stockholder should vote on any matter.

This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SPECIAL FACTORS

Background of the Offer and the Merger

During the second half of 2006, Parent decided that the formation of a publicly-traded commercial mortgage REIT could provide opportunities to make investments in United States commercial real estate. On February 21, 2007 the Company completed its initial public offering of 16,670,000 shares of its common stock at $15.00 per share.

The Company acquired its initial assets from Parent in connection with the Company’s initial public offering of stock. The fair value of the acquired assets was approximately $266.2 million inclusive of accrued interest purchased, approximately $3 million in premium and approximately $5 million of up-front fees contributed to the Company. In exchange for these assets, the Company issued 8,330,000 shares of common stock to Parent at a fair value of approximately $125 million at the date of grant and paid Parent approximately $141.2 million in cash from the proceeds of the Company’s initial public offering. Also on February 21, 2007, the Company granted Parent, pursuant to the Company’s Manager Equity Plan, 600,000 shares of restricted common stock which immediately vested. Immediately preceding the Company’s initial public offering, the Company and Parent entered into a management agreement pursuant to which Parent, subject to the supervision of the Company’s board of directors, agreed to oversee the Company’s business affairs in conformity with the policies and the investment guidelines approved from time to time by the Company’s board of directors. The management agreement’s initial term expires on June 30, 2009 and will automatically be renewed for one-year terms thereafter unless terminated or not renewed in the manner or on the occurrence of the events described further in the management agreement or the merger agreement.

The board of directors of the Company at the time of the consummation of the Company’s initial public offering was comprised of three directors who were employed by Parent or its affiliates: Evan Denner (the Company’s president and chief executive officer and the deputy chief executive officer and a director of Parent), Juergen Fenk (the vice chairman of the Company’s board, chief executive officer and a member of the board of directors of Parent and a member of the management board of Hypo International) and Bettina von Oesterreich (the chief risk officer of Hypo Holding, a director of Parent and a member of the management board of Hypo Holding and Hypo International), and five independent directors who had no affiliation with Parent or its affiliates: Robert H. Mundheim (chairman), Robert R. Glauber, Thomas F. McDevitt, Ronald M. Stuart and Lawrence A. Weinbach. In May 2007, Ms. von Oesterreich resigned from Parent’s board of directors and was replaced by Thomas Glynn, who also serves as a member of the management board of Hypo Holding, Parent’s ultimate parent.

According to the Company’s public filings, at the time of the Company’s initial public offering, the Company’s objective was to provide attractive total returns to its stockholders by maximizing the difference between the yield on its investments and the cost of financing these investments to generate cash available for distribution and facilitate capital appreciation, including appreciation in the value of any real property in which the Company holds an interest. At the time of the initial public offering, the commercial real estate finance environment provided significant investment opportunities to those able to provide capital in the form of customized financing and highly structured solutions that satisfy the demands of this then rapidly expanding and complex market, and the Company intended to take advantage of this environment to maximize value for all of its stockholders. The Company intended to finance its operations through short-term warehouse facilities, provided by unaffiliated third parties, which were to be refinanced on a long-term match-funded basis through the use of structured finance vehicles such as collateralized debt obligations, or “CDOs.” To that end, on March 29, 2007 the Company entered into the Master Repurchase Agreement with Wachovia Bank, N.A. (the “Wachovia Facility”), pursuant to which Wachovia agreed to acquire, in its discretion, up to $500.0 million of eligible loans at an agreed upon advance rate, with each loan to be repurchased by the Company not more than 364 days after sale to Wachovia, subject to certain acceleration events in the Wachovia Facility. Additionally, the Company expected to fund its operations through equity offerings.

Commencing in the summer of 2007, however, market conditions in the United States deteriorated dramatically and both the equity capital markets and the securitization market, as well as the market for highly structured financial products such as CDOs, were virtually closed. These developments in the equity and CDO markets, coupled with the downturn in the commercial real estate finance environment in general, resulted in a significant decrease in the trading price of the Company’s common stock on the NYSE as well as the stock prices of its peers. The Company’s common stock, which began trading on the NYSE at $15.00 per share, lost a significant amount of its value and reached its lowest closing price of $6.42 on January 22, 2008. Leveraging the Company’s portfolio became increasingly difficult and extremely costly and, as a result, difficult to maintain and grow.

While the Company was faced with approaching repurchase obligations under the Wachovia Facility and the need to repay or replace the Wachovia Facility, the tightening credit markets were reducing the Company’s options for securing alternative sources of funding. As a result, leveraging the Company’s portfolio became increasingly difficult and more costly. These factors, together with the pressure on the U.S. real estate markets, posed significant constraints on the Company’s growth. Given that leveraged growth was an important value driver for the business, the Company’s existing business model was called into question. In addition, the above mentioned factors caused the Company’s auditors to raise “going concern” issues for the Company. During August 2007, Robert H. Mundheim, the chairman of the board of directors of the Company, asked senior management of Hypo Holding if Hypo Holding or any of its affiliates were willing to provide a stand-by line of credit or to purchase certain of the Company’s assets to help alleviate the liquidity issues the Company was facing. At that time, Hypo Holding did not want to provide or to cause any of its affiliates to provide financing to the Company.

As a result of the factors described above and the perceived prolonged downturn in the commercial real estate finance environment and the equity and CDO markets, in September 2007 Hypo Holding’s management board briefly discussed alternative solutions for the Company including the possibility of pursuing a transaction between Parent and the Company.

During September 2007 Mr. Glynn, a member of Parent’s board of directors and Hypo Holding’s management board, approached Mr. Mundheim to discuss the situation facing the Company and discuss what alternatives the Company had, if any, to its current business plan. The alternatives discussed included the changes that might be possible to the business plan of the Company to maintain the Company’s viability in the current market environment. Both Mr. Mundheim and Mr. Glynn had difficulty enumerating a realistic business plan for the Company. Mr. Glynn informed Mr. Mundheim that one of the possibilities could be a potential transaction between Parent and the Company or having the Company pursue strategic alternatives. Messrs. Glynn and Mundheim agreed that Mr. Mundheim would also consult with certain of the key employees of Parent who worked on Company matters pursuant to the management agreement regarding alternative strategies for the Company to pursue in this market environment. Mr. Glynn and Mr. Mundheim agreed that they would consider the situation and would resume discussions in October following the completion of certain events taking place within the Hypo Holding organization.

In early October 2007 Mr. Glynn contacted Clifford Chance US LLP (“Clifford Chance”) and retained Clifford Chance to act as Parent’s legal advisor in connection with the potential transaction. Initially, representatives from Clifford Chance advised Mr. Glynn with respect to various transaction structuring alternatives and reviewed the management agreement with the Company and the Company’s organizational documents to assess whether there were any impediments to pursuing a transaction with the Company. Also, in early October 2007, Mr. Glynn, prior to executing a formal engagement letter, contacted representatives from J.P. Morgan Securities Inc. (“JPMorgan”) and requested that JPMorgan provide Hypo Holding with an overview of the Company. Shortly thereafter JPMorgan provided the requested information and discussed certain transaction considerations with Mr. Glynn.

Over the course of the next several weeks, Parent, together with Clifford Chance and JPMorgan, who was subsequently engaged by Hypo Holding to act as its financial advisor for the potential transaction, analyzed the information contained in the Company’s public filings and other public information concerning the Company and worked toward developing a proposed structure for a transaction with the Company.

In late October 2007 Mr. Glynn again approached Mr. Mundheim and inquired whether the Company was interested in discussing a potential transaction with Parent. During this conversation Mr. Glynn suggested to Mr. Mundheim that, given the further deterioration in the credit markets and the continued financial strain on the Company’s operations, the Company consider putting itself up for auction. Mr. Mundheim informed Mr. Glynn that the board of directors of the Company was meeting on November 6, 2007 and that Mr. Mundheim would revert to Mr. Glynn if the Company’s board of directors was prepared to entertain pursuing a friendly transaction with Parent.

According to conversations with the Company, at the Board meeting on November 6, 2007 the Company’s board of directors established a special committee to study and evaluate strategic alternatives available to the Company. Following the Board meeting on November 6, 2007, Mr. Mundheim delivered to Mr. Glynn a draft confidentiality agreement intended to govern the exchange of information in connection with a potential acquisition of the Company by Hypo Holding or one of its affiliates.

On November 7, 2007, Clifford Chance delivered to Bass, Berry & Sims PLC (“Bass Berry”) the special committee’s legal advisor, a revised draft of the confidentiality agreement together with a preliminary due diligence request list, requesting certain materials relating to the Company’s loan portfolio. Between November 7, 2007 and November 16, 2007, Clifford Chance and Bass Berry negotiated the confidentiality agreement and, on November 16, 2007, the Company’s special committee and Hypo Holding (on its own behalf and on behalf of its subsidiaries and affiliates) executed the confidentiality agreement. The executed confidentiality agreement did not contain a standstill provision. Shortly thereafter the Company provided JPMorgan with certain due diligence materials relating to the Company’s loan portfolio that had been requested by JPMorgan.

According to the Company’s filings made with the SEC, on November 29, 2007, the Company’s special committee officially engaged The Blackstone Group (“Blackstone”) as its financial advisor in connection with its study and evaluation of strategic alternatives, including a possible transaction with Parent.

On numerous occasions between October 2007 and December 2007, Mr. Glynn and Parent’s financial and legal advisors suggested to the special committee and its advisors that the Company be sold by way of auction and noted that Parent would be prepared to participate in the auction process. However, the Company’s special committee and its advisors expressed their desire to Mr. Glynn and Parent’s advisors that Parent submit an offer for the Company and stated that any transaction to be entered into between Parent and the Company would be subject to a go-shop provision but that they were not interested, in the current market environment, in running a formal auction.

On December 11, 2007, JPMorgan, Parent and Clifford Chance reviewed JPMorgan’s preliminary valuation of the Company. JPMorgan explained the process by which it determined a range of potential valuations for the Company’s common stock and discussed the results of its due diligence. Because of Parent’s role as external manager of the Company, Mr. Glynn and representatives of Hypo Holding established an information barrier and did not inform any of Parent’s employees who actively worked for the Company about the potential transaction. Parent was also advised by the Company that employees of Parent and its affiliates who were officers and/or directors of the Company were to be excluded from discussions concerning a potential transaction with the Company.

Also on December 11, 2007, Mr. Glynn called Mr. Mundheim to inform him that Hypo Holding was considering making or having one of its affiliates make an offer to acquire the Company and asked Mr. Mundheim if the special committee would prefer that the offer be formulated as a range of potential prices or a single price. Mr. Mundheim informed Mr. Glynn that Hypo Holding should consider submitting its indication of interest as a single price. On December 12, 2007, Mr. Glynn called Mr. Mundheim and informed him that Hypo Holding, through Parent and Purchaser, was interested in making a cash offer to acquire 100% of the Company’s common stock not owned by Hypo Holding or its affiliates at a price of $11.70 per share. Mr. Glynn informed Mr. Mundheim that Hypo Holding formulated its potential offer based on a discount to book value of the Company as opposed to a premium over the current trading price of the Company’s common stock on the NYSE. Mr. Glynn stated that the discount to book value was attributable to spreads having significantly widened on the types of loans in the Company’s portfolio and to credit risk inherent in the portfolio. He told Mr. Mundheim that Hypo Holding believed the price was a good price for the Company’s stockholders. Mr. Mundheim told Mr. Glynn that the price was too low and that JPMorgan should discuss its valuation methodology with Blackstone. Mr. Mundheim also suggested to Mr. Glynn that Hypo Holding should return the 600,000 shares issued to Parent pursuant to the Management Equity Plan at the time of the IPO. This request was denied.

On December 14, 2007, JPMorgan met with Blackstone to discuss the merger process and the valuation of the Company. Also on December 14, 2007, Hypo Holding submitted a non-binding offer to the special committee of independent directors of the Company regarding a potential acquisition of the Company by Hypo Holding or one of its affiliates at a price of $11.70 per share, representing a 48.1% premium above the closing price of the Company’s common stock on December 13, 2007. The initial price assumed that no dividends would be paid by the Company after submission of the offer and assumed that Hypo Holding, or its designated acquisition subsidiary, would repay the Wachovia Facility at the closing of the transaction. The non-binding offer letter did not specify the material terms of the transaction and noted that the proposal was subject to the completion of satisfactory legal and financial due diligence and the negotiation of a mutually satisfactory definitive agreement. In the non-binding offer letter Hypo Holding indicated to the Company that it wanted the right to increase its price per share to match a competing proposal but also noted that it would cause Parent to support and vote its shares of the Company’s common stock in favor of any transaction between the Company and any third party which offered all cash consideration in excess of Hypo Holding’s proposal for 100% of the outstanding shares of the Company and that contained terms similar to those presented in the initial proposal (including expedited timing and certainty of closing).

On the morning of December 17, 2007, at the direction of the special committee, Blackstone and JPMorgan again met and discussed a number of questions regarding the valuation of the Company. During the meeting, Blackstone informed JPMorgan that it was the special committee’s belief that Hypo Holding would be justified in paying a higher price than what had been set forth in the non-binding offer letter.

On December 19, 2007, JPMorgan had a conversation with Blackstone during which JPMorgan advised Blackstone that Hypo Holding assumed in formulating its offer that any dividend paid by the Company to its stockholders after the date of the non-binding offer letter would be a reduction in the price offered by Hypo Holding. During the conversation JPMorgan also informed Blackstone that it believed the Company’s loan portfolio carried more risk than Blackstone had assumed in its analysis.

On December 21, 2007, JPMorgan and Blackstone had a conference call to discuss the valuation inputs and methodologies used with respect to the Company and its loan portfolio. That same day, Clifford Chance advised Bass Berry that the initial per share price offered by Parent would be reduced by the full amount of the $0.19 per share dividend declared by the Company’s Board of Directors on December 20, 2007.

Also on December 21, 2007, Clifford Chance delivered an initial draft of the merger agreement relating to the proposed transaction to Bass Berry reflecting the terms of the non-binding offer letter and the revised purchase price, giving effect to the dividend, of $11.51 per share. Bass Berry delivered comments on the draft merger agreement to Clifford Chance on December 31, 2007.

On January 2, 2008, Clifford Chance, JPMorgan and representatives of Parent reviewed and discussed the revised draft which, to Parent, was not reflective of the offer letter or discussions with representatives of the Company. On January 4, 2008, Clifford Chance discussed the revised merger agreement with Bass Berry who indicated that the principal issues were the length of the go-shop period, the size of the termination fee that could be payable by the Company in certain circumstances upon termination of the merger agreement, whether any termination or acceleration of the Wachovia Facility would constitute a material adverse effect and whether Parent should have the right to match any competing offer. Bass Berry also indicated that the special committee wanted Parent and Hypo Holding to increase its price based on discussions between Blackstone and JPMorgan. Clifford Chance conveyed to Bass Berry Parent’s disappointment with the revised draft and noted that the price in the offer letter, as reduced to $11.51 per share as a result of the recent dividend declaration, was subject to additional loan level due diligence and to satisfactory resolution of the potential issues arising under the Wachovia Facility.

On January 4, 2008, Mr. Glynn and Mr. Mundheim discussed the terms of the draft merger agreement and Mr. Glynn expressed his disappointment with the issues raised by the draft and noted that if an auction was not being conducted that given the state of the financial markets it was imperative that a transaction be completed as expeditiously as possible. During the conversation Mr. Mundheim expressed the concern that certain of the provisions in the proposed merger agreement, when combined with the termination fee equal to two years of management fees payable to Parent pursuant to the management agreement upon its termination, could have a negative effect on Blackstone’s ability to obtain competing offers to acquire the Company. Mr. Glynn informed Mr. Mundheim that the Hypo offer was now $11.51 per share due to the Company’s declaration of a $0.19 per share dividend on December 20, 2007. He also informed Mr. Mundheim that Hypo Holding would withdraw its offer if a definitive agreement was not reached promptly. Mr. Glynn would not agree to change the offer price but agreed to negotiate a longer go-shop period, to consider reducing the management agreement termination fee to one year under specified circumstances and to consider reducing the break-up fees payable if the Company were to be sold to a third party bidder. Following the conversation Mr. Mundheim agreed that Bass Berry would deliver a revised draft of the merger agreement that would include revised terms more reflective of the non-binding offer letter delivered by Hypo Holding.

On January 7, 2008, Bass Berry delivered a revised draft of the merger agreement to reflect a number of changes, including what amounted to a 30 business day go-shop period, a reduced break fee payable by the Company upon the termination of the merger agreement in certain circumstances, and an $11.51 offer price. The revised draft of the merger agreement also removed Purchaser’s ability to decrease the minimum condition (50% plus one of the outstanding shares of the Company’s common stock (not including those held by Parent and its affiliates) having been tendered in response to the Offer) without the Company’s prior written consent. This change meant that a majority of shares held by stockholders of the Company not affiliated with Parent and its affiliates would have to be tendered in response to the offer in order to complete the transaction without the further approval of the Company’s stockholders. Additionally, the revised merger agreement did not provide Parent with the right to increase its offer price to match a superior competing proposal.

On January 8, 2008, Parent, JPMorgan and Clifford Chance had a conference call to review JPMorgan’s valuation of the Company and the current market environment. JPMorgan noted that conditions in the CDO and securitization markets remained extremely poor and that the prospect of refinancing the Wachovia Facility with a third party lender seemed unlikely.

Also on January 8, 2008, Bass Berry attended the offices of Clifford Chance to negotiate the terms of the revised merger agreement. As a result of the meeting the remaining legal issues on the merger agreement were narrowed to include the price per share, the timing for the launch of the tender offer and the expiration date of the offer, the definition of “material adverse effect,” the length of the go-shop period and the termination fees payable by the Company in certain instances, including the amount payable upon termination of the management agreement. Bass Berry and Clifford Chance also noted that dealing with the Wachovia Facility was a top priority.

On January 9, 2008, Clifford Chance and Mr. Glynn gave a presentation to the management board of Hypo Holding describing the material terms and conditions of the proposed merger agreement. Following the presentation, the management board of Hypo Holding voted to approve the transaction, subject to certain confirmatory due diligence information with respect to the Company’s loan portfolio and a final pricing negotiation, in accordance with the terms of the draft merger agreement together with such changes as agreed by Parent and its representatives and advisors.

On January 15, 2008, Mr. Glynn gave a presentation to the supervisory board of Hypo Holding describing the material terms and conditions of the proposed merger agreement. Following the presentation and further discussion, the chairman of the supervisory board was authorized by the supervisory board to approve the transaction subject to certain conditions.

Also on January 15, 2008, Parent, JPMorgan and Clifford Chance had a conference call to discuss the proposed transaction and the remaining issues on the merger agreement. The parties discussed JPMorgan’s overview provided to Parent on December 11, 2007 and JPMorgan provided an oral update on the state of the market. Clifford Chance explained to Parent the material terms and conditions of the merger agreement and explained the changes that had been made to the original draft that was delivered to Bass Berry on December 21, 2007. Clifford Chance also stressed the importance of dealing with Wachovia prior to executing a merger agreement. Additionally, on that day, Mr. Glynn and Mr. Mundheim had a telephone conversation to negotiate the final open issues in the proposed merger agreement. Mr. Glynn informed Mr. Mundheim that Parent would not agree to compute its break-up fee on the consideration payable only to non-Hypo Holding affiliated stockholders in the event a superior proposal for the Company were to be accepted or to completely eliminate the termination fee upon termination of the management agreement. Mr. Glynn did state that Parent would agree to reduce the termination fee payable under the management agreement to one times, rather than two times, the trailing twelve months management fee. He informed Mr. Mundheim that Parent would not agree to leave its tender offer open until March 17, 2008 to afford the Company more time to reach an agreement with a third party who might make a competing proposal. He also informed Mr. Mundheim that Parent would not agree to any liquidity exclusion from the definition of “material adverse effect” in the merger agreement. Finally, Mr. Glynn indicated to Mr. Mundheim the potential willingness of Parent to provide a bridge credit facility to the Company in the event the Company was unable to draw additional funds under the Wachovia Facility or was required to repurchase all loans sold to Wachovia under the Wachovia Facility prior to consummation of the acquisition by Parent.

Also on January 15, 2008, Clifford Chance and Bass Berry reviewed the merger agreement and agreed to certain additional changes, including a further increase to the minimum condition in the Offer from a majority of the outstanding shares (excluding those owned by Parent and its affiliates) to 55% of the outstanding shares (excluding those owned by Parent and its affiliates). This level of approval would ensure that a majority of the stockholders of the Company that are not affiliated with Parent approved of the transaction and also facilitated Parent’s ability to use the Top-Up Option and increased the likelihood of completing the transaction through the use of a short-form merger. Parent also agreed to remove Parent’s ability to decrease the minimum condition from that 55% level without the Company’s written consent. The Company agreed that Parent would have the right to increase its offer price to match a superior competing proposal.

On January 16, 2008, Mr. Mundheim contacted Mr. Glynn and requested that Parent increase its offer price for the Company and agree to eliminate the fee payable upon termination of the management agreement. Mr. Mundheim also requested that Hypo International provide interim or stand-by financing in the event of an adverse event under the Wachovia Facility and that Hypo Holding agree to indemnify the Company’s officers and directors if their insurance coverage lapses. Mr. Glynn advised Mr. Mundheim that Parent would not increase the price but would consider lowering the termination fee under the management agreement by one-half under certain circumstances and indemnifying the directors and officers of the Company subject to certain conditions and that Parent would consider providing a stand-by facility to backstop the Wachovia Facility subject to a number of conditions.

On January 18, 2008, Blackstone provided JPMorgan with updated financial information with respect to the Company’s loan portfolio and financial performance as of December 31, 2007 as well as additional due diligence materials that Blackstone had prepared for other potential competing bidders. Following this information exchange JPMorgan and Clifford Chance discussed with Mr. Glynn the results of their continuing due diligence. Mr. Glynn stressed that given the results of the due diligence investigation, particularly the issues arising under the Wachovia Facility and the potential costs involved, the current market conditions, and the further significant deterioration in the credit markets, it was clear that the initial offer of $11.51 per share was in excess of the amount that Parent could pay for the Company.

On January 19, 2008, Mr. Mundheim called Georg Funke, the chief executive officer of Hypo Holding, to express his concern that the Hypo Holding supervisory board might not favor the transaction.

On January 20, 2008, JPMorgan provided an updated valuation range and current market overview to Parent. In this update, the potential valuation range was decreased and JPMorgan explained the process by which it determined the revised potential valuation range. Prior to performing this updated analysis, JPMorgan was provided with the Company’s updated balance sheet information, as of December 31, 2007, which was incorporated in the revised estimates.

On January 21, 2008, Mr. Glynn discussed with the management board of Hypo Holding the results of the due diligence investigation with respect to the Company and the factors described above. Following his discussion and earlier discussions with the Chairman of the supervisory board, Mr. Glynn returned to Mr. Mundheim with a revised offer in the range of $10.50 to $11.00 per share, any such amount to be decreased by the amount of any additional dividends to be paid by the Company.

On January 21, 2008, the Company, Blackstone, JPMorgan, Parent and Clifford Chance had a due diligence conference call to discuss the Company’s current loan portfolio and the assets held for sale. Also on January 21, 2008, Mr. Glynn called Mr. Mundheim to inform him that based on the above factors the offer price had to be reduced to a per share amount in the range of $10.50 to $11.00 and that time was of the essence. Mr. Mundheim informed Mr. Glynn that the reduced offer price was unacceptable and that the transaction could not proceed at that price.

Following a series of telephone calls and meetings to discuss the re-pricing of the transaction during that week negotiations broke down and the parties ceased talking.

Over the course of the next few days Parent, the Company and their respective legal and financial advisors attempted to find a solution for the issues arising under the Wachovia Facility, both as a result of the worsening financial position at the Company and the tightening credit markets and as a result of the Company’s entrance into this transaction. Without an extension, forbearance agreement or consent from Wachovia, Wachovia could assert that the facility would be in default upon execution of the Merger Agreement and Wachovia could then attempt to begin seizing and selling the loans of the Company which were held as collateral. The Company was unwilling to have the event of default or any action taken by Wachovia to be deemed a material adverse change to the Company permitting Parent to refuse to close the transaction. Likewise, Parent refused to execute the transaction absent assurances or a written acknowledgment from Wachovia.

On January 25, 2008, Mr. Glynn called Mr. Mundheim and offered a final price of $11.00 per share of common stock in the aggregate which would include $10.6506 per share in cash and a dividend of $0.3494 per share to be paid by the Company to the Company’s stockholders of record on the date immediately preceding the date of closing of the purchase of shares validly tendered and not withdrawn pursuant to the offer if the offer is completed. The dividend was required to be paid by the Company as a result of the recharacterization by the Company of approximately $9.0 million recorded as a compensation expense with respect to the issuance of the 600,000 shares to Parent pursuant to the Manager Equity Plan as an offering expense in connection with the Company’s initial public offering. The result was a final offer price of $10.6506 per share in cash less any future dividends to be paid by the Company. The offer was conditional on a satisfactory resolution of the issues arising in connection with the Wachovia Facility. Following the delivery of the revised price, the Company attempted to contact Wachovia but was unable to do so. Over the course of the next two days there were a series of email and telephone communications with Wachovia during which it became clear that a definitive answer would not be received within a short period of time.

Also on January 25, 2008, Bass Berry communicated to Clifford Chance that the special committee of independent directors of the Company was requesting a letter from Hypo Holding stating its proposed offer and indicating that it was irrevocable and could be accepted at any time prior to the close of business on January 29, 2008. Shortly thereafter Clifford Chance communicated to Bass Berry that Hypo Holding would not execute any such letter until it had discussed the prospective transaction with Wachovia. Over the next two days, Bass Berry continued to ask Clifford Chance to have Hypo Holding deliver such a letter. Hypo Holding continued to refuse to sign such a letter.

Also on January 25, 2008, the board of directors of Parent established a special committee of Parent’s board of directors to consider and, if such special committee deemed it advisable and in the best interest of Parent, to approve on behalf of the board of directors of Parent, the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. Parent’s special committee was comprised of Mr. Glynn, who was not an officer, director or employee of the Company, unlike Messrs. Denner and Fenk, Parent’s other directors.

During the course of negotiations Parent had expressed its willingness to provide a backstop or other secondary or take-out credit facility to the Company to repay Wachovia in the event Wachovia defaulted the Wachovia Facility following the announcement of the transaction. Over the course of January 26 and January 27 Parent’s and the Company’s advisors discussed and agreed to a term sheet for that stand-by facility and modified the proposed merger agreement to provide that any action taken by Wachovia to actually seize or sell the collateral would constitute a material adverse change to the Company permitting Parent to terminate the merger agreement. Parent agreed to a maturity date of the stand-by facility of the earliest of (a)

April 30, 2008, (b) the date on which the merger agreement is terminated in accordance with its terms and (c) the closing of the merger contemplated by the merger agreement, provided that the facility would be extended beyond April 30, 2008, on a day-by-day basis, to the extent the merger agreement extends beyond April 30, 2008. The material terms of the stand-by facility are further described in “Special Factors — Related Party Transactions.”

On January 27, 2008, Mr. Mundheim called Mr. Glynn and informed him that the independent directors had instructed him to notify Mr. Glynn that Parent faced a 5:00 p.m. Eastern time deadline on Monday, January 28, 2008 to deliver a firm offer letter and that three members of the Company’s board had indicated that they would resign if that letter was not received.

On January 28, 2008, Clifford Chance contacted Bass Berry and asked if the Company would execute the merger agreement with a modification to certain disclosures in the disclosure schedules pertaining to the Wachovia Facility. Bass Berry informed Clifford Chance that it would discuss this proposed change with the independent directors of the Company. Shortly thereafter, Bass Berry informed Clifford Chance that it believed the independent directors would approve the merger agreement with that change and a further change, requested by Parent, eliminating any indemnification obligation of Parent to any director who voluntarily resigned other than by reason of death, disability or physical inability prior to consummation of the tender offer contemplated by the merger agreement. As Parent and the Company reached agreement on the remaining open points (including the backup indemnification coverage), it was represented to Parent that the resignations described above were not still being contemplated. Bass Berry and Clifford Chance continued working on the merger agreement so that it would be ready for execution shortly after the 5:00 p.m. meeting.

According to public filings, on January 27, 2008, Blackstone delivered an opinion to the special committee and the board of directors of the Company (exclusive of the directors who are employees and/or affiliates of Parent) that, as of the date of the opinion, the aggregate Offer price and the Merger consideration of $11.00 per share, inclusive of the $10.6506 per share in cash and the dividend of $0.3494 per share to be paid by the Company were fair, from a financial point of view, to the holders of the Company’s common stock (other than Parent and its affiliates) and on January 28, 2008 verbally confirmed to the board of directors of the Company (exclusive of the directors who are employees of Parent or its affiliates) that nothing had come to its attention that would change its opinion from the time issued on January 27, 2008.

Also on January 28, 2008, following approval of the Merger Agreement by the board of directors of the Company and the special committee of Parent, the Company, Parent and Purchaser executed the Merger Agreement and on the morning of January 29, 2008 issued a joint press release announcing the transaction and the dividend and describing the “go shop” period.

Position of the Company Regarding the Fairness of the Offer and the Merger.

The full text of the recommendations, and reasons therefor, of the special committee and the board of directors of the Company, and the full text of the written opinion of Blackstone, which describe the assumptions made and qualifications and limitations on the review undertaken, will be included in or as an annex to the Company’s Schedule 14D-9 which is expected to be mailed to stockholders with this Offer to Purchase. Holders of shares of the Company’s common stock are urged to carefully read the Schedule 14D-9, including the full text of the recommendation of the special committee and the board of directors of the Company and reasons therefor and the written opinion of Blackstone.

The board of directors of the Company (exclusive of members who are employees of Parent or its affiliates other than the Company), upon the unanimous recommendation of its special committee of independent directors, has unanimously determined that the Merger Agreement, and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders (other than Parent and its affiliates), approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, and recommends that the Company’s stockholders accept the Offer, tender their shares of the Company’s common stock in response to the Offer, and, if a vote is required under Maryland law, vote for the consummation of the Merger. These determinations, approvals and recommendations were based, in large part, upon the unanimous recommendation of a special committee of independent directors of the Company.

Purpose of and Reasons for the Offer and the Merger; Consideration of Alternatives.

Purpose of and Reasons for the Offer and the Merger.

The Offer and the Merger may be deemed to constitute a “going private” transaction under the rules and regulations of the SEC, and any exercise by Purchaser of the Top-Up Option and any open market purchases effected by Parent, Purchaser or their affiliates following completion of the Offer may be considered steps in a “going private” transaction. If the Merger is consummated, the Company will become a wholly-owned subsidiary of Parent and an indirect subsidiary of Hypo International, by virtue of Hypo International’s direct ownership of Parent, and Hypo Holding, by virtue of Hypo Holding’s indirect ownership of Parent through Hypo International. To the extent that the Offer and the Merger may be deemed to constitute a “going private” transaction, Hypo International and Hypo Holding may, based on such ownership structure, be deemed to be engaged in a “going private” transaction and are required to express their purposes and reasons for the Offer and the Merger to the Company’s unaffiliated stockholders (meaning the Company’s stockholders other than Parent, Purchaser and their affiliates). Hypo International and Hypo Holding are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and the related rules and regulations under the Exchange Act.

For Parent and Purchaser, the purpose of the Offer and the Merger is to effectuate the transactions contemplated by the Merger Agreement and to acquire all of the outstanding shares of the Company’s common stock while allowing the unaffiliated stockholders of the Company, through receipt of the per share Offer price and Merger consideration and the $0.3494 dividend payment from the Company, to immediately realize in cash the value of their investment in the Company. For Hypo International and Hypo Holding, the purpose of the Merger is to benefit, following the Merger, by virtue of their ownership, direct and indirect, of Parent, from any future results of operations of the Company, including from the turnaround of the Company following the implementation of a new business plan or the entrance into new or tangential lines of business by the Company following the closing of the Offer and the Merger.

The Company acquired its initial assets from Parent in connection with the Company’s initial public offering of stock on February 21, 2007. The fair value of the acquired assets was approximately $266.2 million inclusive of accrued interest purchased, approximately $3 million in premium and approximately $5 million of up-front fees contributed to the Company. In exchange for these assets, the Company issued 8,330,000 shares of common stock to Parent at a fair value of approximately $125 million at the date of grant and paid approximately $141.2 million from the proceeds of the Company’s public offering. The Company also granted Parent 600,000 shares of restricted common stock pursuant to the Company’s Manager Equity Plan at fair value of $9.0 million at date of grant. The restrictions on these shares lapsed immediately. At the time of the Company’s initial public offering, the Company’s objective was to provide attractive total returns to its stockholders by maximizing the difference between the yield on its investments and the cost of financing these investments to generate cash available for distribution and facilitate capital appreciation, including appreciation in the value of any real property in which the Company holds an interest. The Company had determined that this objective could be met by capitalizing on its relationship with Parent, as its external manager, who would be responsible for sourcing direct originations. At the time of the Company’s initial public offering, the commercial real estate finance environment provided investment opportunities to those able to provide capital in the form of customized financing and highly structured solutions that satisfy the demands of this then rapidly expanding and complex market, and the Company intended to take advantage of this environment to maximize value for all of its stockholders. Commencing in the summer of 2007, however, market conditions in the United States deteriorated dramatically and both the equity capital markets and the securitization market, as well as the market for highly structured financial products such as CDOs, were virtually closed. These developments in the equity and CDO markets, coupled with the downturn in the commercial real estate finance environment in general, resulted in a significant decrease in the trading price of the Company’s common stock on the NYSE as well as the stock prices of its peers. The Company’s common stock, which began trading on the NYSE at $15.00 per share, lost a significant amount of its value and reached its lowest closing price of $6.42 on January 28, 2008. Leveraging the Company’s portfolio became increasingly difficult and extremely costly and, as a result, difficult to maintain and grow.

Parent, Purchaser, Hypo International and Hypo Holding all believe that, in the current environment, it is in the best interests of Parent, the Company and all of the Company’s stockholders for Purchaser to acquire the Company’s business through the transactions contemplated by the Merger Agreement. Since a substantial portion of the underlying loans in the Company’s portfolio were originated by Parent and contributed to the Company concurrent with the Company’s initial public offering, Parent understands the quality and risk of the underlying loans and those factors and the current market conditions are reflected in the Offer price.

In addition, the Merger will afford Parent greater flexibility to improve the Company’s performance and operate with a view to the long-term without having to focus on short-term operating earnings or financing constraints imposed by current conditions in the capital markets, the constraints and distractions caused by the public equity market’s valuation of the Company and the corresponding implications to public stockholders. The elimination of the additional burdens (including the expense) on the Company and Parent, as the Company’s external manager, associated with the Company being a public company, including preparing periodic reports under federal securities laws and maintaining investor relations, will enable Parent to devote more time and energy to the Company’s core business operations.

Although Parent, Purchaser, Hypo International and Hypo Holding believe that there may be opportunities associated with their acquisition of the Company, they realize that there are also substantial risks (including the risks and uncertainties relating to the Company’s prospects).

The purpose of any exercise by Purchaser of the Top-Up Option following completion of the Offer would be to acquire an additional number of shares sufficient to permit Purchaser to effect a short-form merger in accordance with applicable Maryland law without a vote of the stockholders of the Company. Similarly, the purpose of any open market purchase effected by Parent, Purchaser or their affiliates following completion of the Offer would be to acquire additional shares to vote in favor of the Merger at the meeting of the Company’s stockholders, if one is necessary, or in order to facilitate the completion of a short-form merger in accordance with applicable Maryland law without a vote of the stockholders of the Company.

Consideration of Alternatives.

Parent and the Company’s special committee of independent directors discussed transaction structure alternatives and collectively determined that the appropriate transaction structure would be a cash tender offer followed by a short-form merger. In choosing this structure, Parent and the Company’s special committee considered, among other things, the following factors:

•	A cash tender offer followed by a short-form merger is a transaction structure that is commonly used to effect an acquisition of the shares of a publicly traded company by a significant stockholder.

•	The Company’s stockholders (other than Parent and its affiliates) would likely receive the Offer price sooner in a tender offer than if Parent and the Company pursued a long-form merger transaction which would require the Company to call a special meeting of its stockholders to consider and vote upon the Merger.

•	A direct tender offer to the Company’s stockholders allows the decision regarding the proposed transaction to be made by the Company’s stockholders who actually own the shares at the time of tendering, and, accordingly, have a true economic interest in the decision. In a one-step merger transaction, a vote of the Company’s stockholders would be required and voting rights are limited to those who held stock on a record date several weeks prior to the date of the vote and who therefore may or may not be stockholders as of the date of the vote.

•	A tender offer is made directly to the Company’s stockholders who have a choice whether or not to tender.

•	A tender offer does not compel any stockholder of the Company to sell its shares, and the Merger will not be effected unless the Minimum Condition is satisfied, unless the Company agrees to reduce the Minimum Condition.

Parent and the Company agreed that the Minimum Condition for the Offer should be 55% of the sum of (x) the total number of outstanding shares of common stock not owned by Parent and its affiliates plus (y) the total number of shares of common stock issuable upon exercise of outstanding options, warrants, conversion privileges and other similar rights. The rationale behind the Minimum Condition was to provide a majority of the stockholders (other than Parent and its affiliates) the effective right to approve the transaction by tendering their shares of the Company’s common stock in response to the Offer or to reject the Offer by not tendering their shares.

Plans for the Company After the Offer and the Merger.

Parent expects that, upon consummation of the Offer and the Merger (other than the transactions contemplated in connection with the Offer and the Merger as described in this Offer to Purchase), the Company’s operations will be conducted in substantially the same manner as they are currently being conducted. Parent has no current intentions, plans or proposals to cause the Company, following completion of the Offer (other than the Merger), or the surviving corporation, following completion of the Merger, to engage in any of the following:

•	any extraordinary corporate transaction involving the Company’s corporate structure, business or management, such as a merger, reorganization, recapitalization or liquidation;

•	the relocation of any material operations or the sale or transfer of any material assets; or

•	any other material changes to the Company’s business.

Notwithstanding Parent’s current expectations, following consummation of the Offer and the Merger, Parent and the management and/or board of directors of the surviving corporation may initiate a review of the surviving corporation and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be most desirable following the Offer and the Merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in an extraordinary transaction that management and/or the board of directors of the surviving corporation may decide to be in the best interest of the surviving corporation upon such review. Parent had previously considered and may in the future re-consider directing the Company to contribute all of its assets and liabilities to Parent or a newly formed limited liability company in connection with the dissolution of the Company. Parent and the surviving corporation expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

Position of Parent, Purchaser, Hypo International and Hypo Holding as to Fairness.

Under an interpretation of the rules governing “going private” transactions, Parent, Purchaser, Hypo International and Hypo Holding may be required to express their beliefs as to the fairness of the Offer and the Merger to the Company’s unaffiliated stockholders. Parent, Purchaser, Hypo International and Hypo Holding are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. The views of Parent, Purchaser, Hypo International and Hypo Holding should not be construed as a recommendation to any stockholder as to whether such stockholder should tender its shares in response to the Offer or how such stockholder should vote on the approval of the Merger and the Merger Agreement (if a vote of the Company’s stockholders is held).

Parent, Purchaser, Hypo International and Hypo Holding attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the other stockholders of the Company, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to the other stockholders of the Company unaffiliated with Parent, Purchaser, Hypo International and Hypo Holding. None of Parent, Purchaser, Hypo International or Hypo Holding believes that it has or had any fiduciary duty to the Company or its stockholders, including with respect to the Offer and the Merger and their terms. The unaffiliated stockholders of the Company were represented by the special committee of independent directors that negotiated with Parent on their behalf, with the assistance of independent legal and financial advisors. In addition, the Merger Agreement contains a 30-day “go shop” provision which began on January 28, 2008 and continues until 11:59 p.m. (New York time) on February 27, 2008, during which time the Company is permitted to solicit, encourage, or facilitate proposals for a competing transaction from third parties and, if a “superior proposal” emerges, the Offer could be terminated.

None of Parent, Purchaser, Hypo International or Hypo Holding nor any of their employees (including Messrs. Fenk and Denner and. Ms. von Oesterrich) participated in the deliberation process of the Company’s special committee of independent directors and none of them participated in the conclusions of the special committee or the Company’s board of directors that the Offer and the Merger are fair to the unaffiliated stockholders of the Company, nor did they undertake any independent evaluation of the fairness of the Offer or the Merger or engage a financial advisor for these purposes. None of Parent, Purchaser, Hypo International or Hypo Holding received advice from the Company’s or the special committee’s legal or financial advisors as to the substantive and procedural fairness of the proposed Offer or the proposed Merger. However, Parent, Purchaser, Hypo International and Hypo Holding believe that the Offer and the Merger are substantively and procedurally fair to the stockholders of the Company unaffiliated with Parent, Purchaser, Hypo International and Hypo Holding, based upon the following factors:

•	the factors considered by, and the findings of, the special committee of independent directors of the Company and the Company’s board of directors with respect to the substantive fairness of the Offer and the Merger to such unaffiliated stockholders as set forth in the Company’s Schedule 14D-9 under “Item 4. The Solicitation or

Recommendation — Reasons for the Recommendation of the Special Committee and the Quadra Board,” and the discussion set forth in the Schedule 14D-9 under “Item 8. Additional Information — Opinion of the Special Committee’s Financial Advisor,” which sections are incorporated herein by reference and the presentation materials filed as exhibits to the Schedule 14D-9 filed by the Company with the SEC in connection with the Offer), which findings and related analyses, as set forth in the Schedule 14D-9, Parent, Purchaser, Hypo International and Hypo Holding adopt (although Parent, Purchaser, Hypo International and Hypo Holding are not entitled to rely on the opinion of the special committee’s financial advisor);

•	the factors considered by, and the findings of, the special committee of independent directors of the Company and the Company’s board of directors with respect to the procedural fairness of the Offer and the Merger to such unaffiliated stockholders as set forth in the Schedule 14D-9, including the approval of the Offer and the Merger by the special committee of independent directors, as described in the Schedule 14D-9 under “Item 4. The Solicitation or Recommendation — Reasons for the Recommendation of the Special Committee and the Quadra Board,” which section is incorporated herein by reference and which findings and related analyses, as set forth in the Schedule 14D-9, Parent, Purchaser, Hypo International and Hypo Holding adopt (although Parent, Purchaser, Hypo International and Hypo Holding are not entitled to rely on the opinion of the special committee’s financial advisor);

•	the $10.6506 per share in cash Offer price and Merger consideration (in each case less the amount of any dividends declared and paid with respect to the Company’s shares of common stock on or between the date of this Offer and the Acceptance Date, other than the $0.3494 dividend to be paid by the Company in connection with the Offer) contemplated by the Merger Agreement, the dividend of $0.3494 per share and the other terms and conditions of the Merger Agreement, including the go-shop provision, resulted from extensive arms-length negotiations between the special committee of independent directors and its advisors, on the one hand, and Parent and Hypo Holding and their advisors, on the other hand;

•	the fact that the Company’s special committee of independent directors consists solely of directors who are not officers or employees of or affiliated with any of the Company’s significant stockholders, including Parent, or affiliated with Purchaser, Hypo International or Hypo Holding or any of their affiliates (other than the Company);

•	the fact that the Company’s special committee of independent directors received an opinion from its financial advisor that, based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, the aggregate Offer price and the Merger consideration of $11.00 per share, inclusive of the $10.6506 per share in cash and the dividend of $0.3494 per share to be paid by the Company are fair, from a financial point of view, to the holders of the Company’s common stock (other than Parent and its affiliates) (see “Item 8. Additional Information — Opinion of the Special Committee’s Financial Advisor” in the Schedule 14D-9), notwithstanding the fact that Parent, Purchaser, Hypo International and Hypo Holding are not entitled to rely on such opinion;

•	the fact that Parent, Purchaser, Hypo International and Hypo Holding did not participate in or have any influence on the deliberative process of, or the conclusions reached by, the Company’s special committee of independent directors or the Company’s board of directors or the negotiating positions of the special committee;

•	the fact that the Offer will only be consummated if 55% of the Company’s stockholders (other than Parent and its affiliates) tender their shares of the Company’s common stock in response to the Offer (unless the Company agrees to lower such condition); and

•	the Offer and the Merger will provide consideration to the Company’s unaffiliated stockholders entirely in cash, which provides certainty of value.

Parent, Purchaser, Hypo International and Hypo Holding noted that the Company’s special committee of independent directors and the Company’s board of directors did not consider the net book value of the Company or any firm offers made for the Company, as such factors were not discussed amongst the reasons for the recommendation described in the Schedule 14D-9 under “Item 4. The Solicitation or Recommendation — Reasons for the Recommendation of the Special Committee and the Quadra Board,” and, accordingly, Parent, Purchaser, Hypo International and Hypo Holding did not consider these factors.

In addition, under a potential interpretation of the applicability of the rules governing “going private” transactions, any exercise by Purchaser of the Top-Up Option to purchase shares of the Company’s common stock and any open market purchases of the Company’s common stock effected by Parent, Purchaser or their affiliates following completion of the Offer could be deemed to be steps in a “going private” transaction.

If the exercise by Purchaser of the Top-Up Option was deemed to constitute a step in a “going private” transaction, Parent, Purchaser, Hypo International and Hypo Holding believe that the exercise by Purchaser of the Top-Up Option would be substantively and procedurally fair to the Company’s unaffiliated stockholders based upon the following factors:

•	the Top-Up Option having been fully negotiated on an arms-length basis with the Company’s special committee of independent directors;

•	the fact that the exercise of the Top-Up Option would facilitate the earlier payment of the Merger consideration to holders of the Company’s common stock that did not tender their shares into the Offer;

•	the fact that the Top-Up Option would only be exercised at a time when Purchaser owns over 70% of the outstanding shares of the Company’s common stock and, accordingly, would not affect the outcome of any vote of the Company’s stockholders on the approval of the Merger and would save the Company the significant time and expense involved with preparing, printing and mailing to stockholders the special meeting proxy materials and holding a special meeting;

•	the acquisition of the shares underlying the Top-Up Option would be made directly from the Company and not from any stockholder of the Company, and at a price equal to the Offer price; and

•	the fact that the possible exercise of the Top-Up Option is being fully disclosed in this Offer to Purchase.

If any open market purchases effected by Parent, Purchaser or their affiliates following completion of the Offer were deemed to be steps in a “going private” transaction, Parent, Purchaser, Hypo International and Hypo Holding believe that any such open market purchases would be substantively and procedurally fair to the Company’s unaffiliated stockholders based upon the following factors:

•	the fact that any such purchases would be made solely with the objective of facilitating earlier payment of the Merger consideration to holders of the Company’s common stock that did not tender their shares of the Company’s common stock into the Offer;

•	such purchases would be made in accordance with applicable law;

•	such purchases would be made at prevailing market prices and would be fully disclosed in accordance with applicable law; and

•	the possibility of such purchases being fully disclosed in this Offer to Purchase.

The foregoing discussion of the information and factors considered and given weight by Parent, Purchaser, Hypo International and Hypo Holding in connection with the fairness of the Offer and the Merger, any exercise by Purchaser of the Top-Up Option contemplated by the Merger Agreement and any open market purchases effected by Parent, Purchaser or their affiliates following completion of the Offer, is not intended to be exhaustive but is believed to include all material factors considered by Parent, Purchaser, Hypo International and Hypo Holding. Parent, Purchaser, Hypo International and Hypo Holding did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of these transactions. Parent, Purchaser, Hypo International and Hypo Holding believe that these factors provide a reasonable basis for their position that they believe that these transactions are fair to the Company’s unaffiliated stockholders.

Summary of JPMorgan’s Preliminary Valuation Overview.

Pursuant to an engagement letter dated December 11, 2007, Hypo Holding retained JPMorgan as financial advisor in connection with a possible transaction involving the Company.

At the meeting with Mr. Thomas Glynn, a director of Parent and a member of the management board of Hypo Holding, attended by representatives from Clifford Chance and JPMorgan on December 11, 2007, JPMorgan provided a preliminary valuation overview of the Company.

In arriving at its overview, JPMorgan, among other things:

•	reviewed both non-public information provided by management of the Company as well as certain publicly available business and financial information concerning the Company and the industries in which it operates;

•	compared the financial and operating performance of the Company with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of the Company’s shares of common stock and certain publicly traded securities of such other companies;

•	relied on JPMorgan’s familiarities with the potential primary and secondary markets available for the sale of the Company’s assets; and

•	performed such other financial studies and analyses and considered such other information, as JPMorgan deemed appropriate for the purposes of its overview.

JPMorgan also held discussions with certain members of the Company’s management with respect to certain aspects of the Merger, past and current business operations, financial condition and future prospects and operations, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

In providing its overview, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by the Company or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct and was not provided with any appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. JPMorgan assumed that the financial statements and loan representations provided to JPMorgan were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues.

JPMorgan expressed no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by, Purchaser, Parent, Hypo Holding, Hypo International,

the Company or the holders of any class of securities, creditors or other constituencies of such entities or as to the underlying decision by the parties to engage in the Merger. The overview was not intended to provide the sole basis for Hypo Holding’s evaluation of the Company, does not purport to contain all relevant information relating to the Company, and does not constitute, and should not be viewed as, a recommendation with respect to any matter pertaining to the Offer or the Merger, including whether any stockholder of the Company should tender shares of the Company’s common stock in the Offer or vote in favor of the approval of the Merger (if a vote is required). JPMorgan’s overview did not address the relative merits of the Merger or the other transactions contemplated by the Merger Agreement compared to other business strategies or transactions that may have been considered by the supervisory and management boards of Hypo Holding, Parent’s board of directors or any of their committees.

JPMorgan’s overview is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, December 11, 2007, as of January 15, 2008 when JPMorgan provided a verbal market update to Parent and as of January 20, 2008 when JPMorgan provided to Parent an updated valuation range and a current market update. JPMorgan advised Hypo Holding that, in accordance with customary investment banking practice, JPMorgan employed generally accepted methods in reaching its overview. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its overview to Hypo Holding. It is included here only because JPMorgan’s presentation was considered by the management board of Hypo Holding in connection with its evaluation of a possible transaction involving the Company. It should be understood that subsequent developments may affect JPMorgan’s overview and that JPMorgan does not have any obligation to update, revise or reaffirm its overview. The following summary does not purport to be a complete description of the JPMorgan presentation and you should read the complete JPMorgan presentation in its entirety.

The full text of the JPMorgan presentation of December 11, 2007 and the valuation range update of January 20, 2008 have been filed, respectively, as Exhibit (c)(2) and Exhibit (c)(3) to the Schedule TO and are incorporated herein by reference. Copies of JPMorgan’s presentation and valuation range update may be made available for inspection and copying during regular business hours by any stockholder of the Company or its representative who has been designated in writing by contacting the Information Agent using the information set forth on the back cover of this Offer to Purchase.

Share Trading History Analysis

JPMorgan reviewed the publicly available historical trading prices for the Company’s shares of common stock, as reported by SNL Financial and Factset Research Systems, and noted that over the 10-month period ended December 10, 2007, the low price was $6.46 per share and the high price was $15.38 per share, which also represents the highest share price for the Company’s shares of common stock since the commencement of trading on the New York Stock Exchange on February 15, 2007. The 30-day volume weighted average closing price for the shares of common stock of the Company was $7.58. The trading data outlined above is useful to provide a comparison to the results of the subsequent methodologies.

Wall Street Estimates

Using the research reports published by selected Wall Street analysts who evaluate the Company, JPMorgan reviewed the relevant price target and earnings estimates from the reports referenced below:

Analyst	Date	Rating	Price target

Wachovia Capital Markets, LLC[1]	11/20/07	Market perform	$9.50
Credit Suisse	11/15/07	Outperform	14.00
Stifel Nicolaus	11/14/07	Hold	NA
KeyBanc Capital Markets	10/12/07	Buy	13.00

[1]	Midpoint target price of $9.00 - $10.00 range

The price targets for the analyst reports ranged from $9.50, using the midpoint of a $9.00 - $10.00 range from the Wachovia report, to $14.00 from the Credit Suisse report. The median price target was $13.00.

Comparable Public Companies Analysis

Using publicly available information, JPMorgan compared selected financial data with similar data for selected publicly traded companies engaged in businesses, which JPMorgan judged to be analogous to the business of the Company. The companies selected by JPMorgan were:

Arbor Realty Trust, Inc.
Care Investment Trust Inc.
CBRE Realty Finance, Inc.
Gramercy Capital Corporation

These companies were selected, among other reasons, because of their specialization in the commercial mortgage REIT sector, asset type, loan quality, market capitalization, capital structure, and because they are externally managed companies. None of the companies utilized in the analysis, however, were identical to the Company. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies, as well as the Company’s potential trading value.

			2008E
	Price-to-common book		Dividend yield	2008E P/E Ratio

High	1.43	x	7.3%	15.7	x
Mean	0.96	x	11.1%	11.0	x
Median	0.84	x	11.3%	10.9	x
Low	0.72	x	14.4%	6.5	x

JPMorgan analyzed publicly available financial performance data for the comparable companies listed above. JPMorgan calculated the price-to-common book trading multiples referred to as the Company’s current common equity market capitalization, determined by multiplying the common stock prices for the companies as of December 10, 2007 by the fully diluted shares of common stock outstanding, as represented in publicly available filings for the quarter ending September 30, 2007, and then dividing this figure by common stock shareholders’ equity in the above referenced September 30, 2007 filings. Based on its judgment and taking into account specific factors relating to the Company, JPMorgan selected a range of price-to-common book multiples of 0.50x to 0.75x. The selected multiples were then applied to common book price per share, defined as common stock shareholders’ equity divided by fully diluted shares outstanding. Using the ranges selected above, this analysis implied a trading range of $7.06 to $10.59 per share of common stock of the Company. JPMorgan calculated the dividend yield of the comparable companies by taking the equity analysts’ consensus dividend estimates for 2008 and dividing this dividend estimate by the closing share prices on December 10, 2007 for each of the comparable companies. Based on its judgment, JPMorgan selected a range of 2008 estimated dividend yields of 11.0% to 13.0%. The selected yields were then applied to the Company’s 2008-estimated dividend implying a trading range for the shares of common stock of the Company of $6.92 to $8.18. JPMorgan calculated the 2008 trading multiples for “earnings per share,” referred to in this Offer to Purchase as “EPS,” by dividing the closing share prices on December 10, 2007 by equity analysts’ consensus EPS estimates for 2008. Based on its judgment, JPMorgan selected a range of 2008 EPS multiples of 10.0x to 11.0x. The selected multiples were then applied to the Company’s 2008 EPS estimate yielding implied trading values for the Company’s shares of common stock of approximately $10.00 to $11.00 per share based on 2008 EPS multiples.

Gross Net Asset Value and Adjusted Net Asset Value Per Share Analysis.

Using Company information provided by the Company’s management as of October 31, 2007 and a diluted share count as of September 30, 2007, JPMorgan calculated the gross net asset value, referred to as “Gross NAV,” per share. For this analysis, JPMorgan first determined the gross value of the Company’s loan assets using the methodologies outlined below. The value of cash on hand and accrued interest receivable was then added to the gross value of loan assets to determine the total value of assets. From the total value of assets, JPMorgan deducted debt and other tangible liabilities to arrive at Gross NAV. The Gross NAV per share was then calculated by dividing Gross NAV by the number of the Company’s shares of common stock outstanding on a fully diluted basis. This analysis indicated an implied range for the price of the Company’s shares of common stock of $11.88 to $13.11 per share. To arrive at an adjusted net asset value, referred to as “Adjusted NAV”, per share, JPMorgan reduced Gross NAV by subtracting costs estimated by the Parent and the Company to be incurred in connection with the sale of the Company, including a manager termination fee of approximately $12.7 million relating to Parent’s role as the Company’s manager, and estimated transaction costs of $7.5 to $9.0 million. The Adjusted NAV analysis indicated an implied price of the Company’s shares of common stock of $11.04 to $12.32 per share. In calculating the gross value of loan assets, JPMorgan specifically focused on the Company’s assets in the context of the current market environment for the following loan types: construction, bridge and mezzanine. For each type of loan, JPMorgan determined a range of estimated market yields or a range of market discounts to principal outstanding based on a review of each asset. For each bridge and mezzanine loan, the JPMorgan CMBS Capital Markets Desk developed a view of market yields in the current market. The JPMorgan CMBS Capital Markets Desk compared recent trades in the primary and secondary markets executed by JPMorgan in the bridge and mezzanine loan markets. JPMorgan also compared the relative value of the loans with recent trades in the investment grade floating-rate commercial mortgage backed securities market as well as recent trades in other non-commercial mortgage backed securities. Based on these factors JPMorgan determined a range of market yields for each loan reflective of the current market environment. The net present value (“NPV”) of each loan was then calculated discounting the future cash flows from each loan by the market yield. In arriving at a view on estimated market yields, JPMorgan reviewed information provided by the Company and observed the characteristics of each loan, including but not limited to loan to cost, loan to value, debt service coverage ratio, equity sponsorship, remaining loan term, and market supply metrics. In JPMorgan’s review of the construction and land loan assets, relevant metrics, including but not limited to, current construction budget status, estimated time to completion, hard costs incurred, percent of total costs funded, form of sponsor guarantee and form of contractor guarantee were observed.

JPMorgan also reviewed relevant sales data metrics, including but not limited to, sales velocity, actual sales price versus underwritten sales price, percent of units sold and breakeven cushion. In addition to the review referenced above, representatives from JPMorgan used historical data for comparable asset sales from published sources, discussions with market participants, and an evaluation of market data from various market data services to determine the range of estimated discounts to be applied to each of the Company’s construction loan assets. The discounts were adjusted to account for current market conditions and property-specific circumstances within the loan portfolio. Taking into account discussions with management regarding the Company’s loan portfolio and, in the case of loans held for sale, JPMorgan made certain other adjustments in its calculation of net asset value that JPMorgan deemed necessary with respect to, among other things, loan sales at or near par, loan repayments at par, and loan repayments due to condominium sales.

On January 15, 2008, Parent participated in a conference call with members of the management board of Hypo Holding and representatives from JPMorgan and Clifford Chance to discuss the proposed transaction, including JPMorgan’s overview provided to Parent on December 11, 2007. The analyses described above were discussed and an oral update on the state of the markets was provided.

On January 20, 2008, JPMorgan provided an updated valuation range and current market overview to Parent. In this update, a revised Gross NAV and Adjusted NAV were provided. This updated Gross NAV analysis indicated an implied range for the price of the Company’s shares of common stock of $11.41 to $12.78 per share, while the updated Adjusted NAV, using the similar adjustments described above in the calculation of Adjusted NAV, resulted in a range of $10.56 to $11.99 per share. Prior to performing this updated analysis, JPMorgan was provided with the Company’s updated balance sheet information, as of December 31, 2007, which was incorporated in the revised estimates. To calculate the revised total value of assets, the range of estimated market yields and range of estimated market discounts to principal outstanding were increased to reflect the change in trading levels since December 11, 2007. The resulting effect was a decrease in the valuation of the Company’s loan portfolio. For the bridge and mezzanine loans, JPMorgan CMBS Capital Markets Desk revised the view of estimated market yields that would be attained in the current market for each loan. This revision was based on comparable trades in the primary and secondary markets executed by JPMorgan in the bridge and mezzanine loan markets where credit spreads were observed to have widened. It was also observed, based on the trading of benchmark indices, as observed by JPMorgan CMBS Capital Markets Desk, that the investment grade floating-rate commercial mortgage backed securities market had also deteriorated. The range of estimated discounts to the construction loan assets were also increased to reflect a widening in trading levels observed in debt markets in general as well as the construction loan market. Based on this deterioration of the capital markets environment and the resulting concerns relating to the relative trading levels that could be attained for the loans in the Company’s portfolio, the estimated discounts were increased for each of the construction loans pursuant to the same methodology described above.

The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan, but describes in summary form JPMorgan’s material analyses in connection with its overview. The preparation of the overview is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, or focusing on information in tabular format, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and the overview. The order of analyses described does not represent the relative importance or weight given to those analyses by JPMorgan. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated may. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise Hypo Holding with respect to the Merger based on such experience and its familiarity with Hypo Holding, the Company and the industries in which they operate.

For services rendered in connection with the proposed Merger, a fee of $1.0 million is payable by Hypo Holding to JPMorgan and an additional fee in the amount of $2.0 million will be payable by Hypo Holding to JPMorgan upon consummation of the Offer. In addition, Hypo Holding agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the federal securities laws. If Hypo Holding or any of its subsidiaries or affiliates receives a termination fee from the Company or from any other source as a result of the Offer or the Merger not being consummated, Hypo Holding must pay JPMorgan 25% of such fee, which fee will not exceed the transaction fee that would have been payable to JPMorgan had the Offer or Merger closed, and which fee will be reduced by the amount of any fees previously paid. In addition, JPMorgan will be entitled to fees for any transaction involving the acquisition of the Company consummated during the term of its engagement or within 12 months after its expiration or termination. The engagement runs until January 31, 2009.

JPMorgan and its affiliates have performed in the past, and may continue to perform, certain financial advisory, financing and other investment banking and commercial banking services for Hypo Holding and its affiliates, all for customary compensation. Past services have included a number of advisory and capital raising assignments for Hypo Holding and its affiliates. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Hypo Holding, the Company and their respective affiliates for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Certain Effects of the Offer and the Merger

The purchase of shares of the Company’s common stock pursuant to the Offer will reduce the number of shares of the Company’s common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of the Company’s common stock held by the public.

The Company’s common stock is currently registered under the Exchange Act. The Company may terminate such registration upon application to the SEC if the Company’s common stock is not listed on a national securities exchange and there are fewer than 300 record holders of the shares of the Company’s common stock. The termination of registration of the Company’s common stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of shares of the Company’s common stock and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private”

transactions, no longer applicable to the Company. In addition, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended. Parent and Purchaser do not currently intend to take any action to terminate the registration of the Company’s common stock under the Exchange Act prior to the Merger, but intend to seek the delisting of the Company’s common stock from the NYSE and cause the Company to terminate the registration of the Company’s common stock as soon as practicable after the consummation of the Merger if the requirements for such delisting and termination of registration are met.

In addition, if the registration of the Company’s common stock is terminated, the Company will no longer be subject to certain provisions of the Sarbanes-Oxley Act of 2002, including, among other things, the requirement that officers of the Company certify the accuracy of the Company’s financial statements.

By virtue of the Company no longer operating as a company with publicly listed securities, the Company is expected to save approximately $3.0 million per year, such cost savings consisting of, among other things, annual NYSE fees, costs related to the preparation, filing, printing and mailing of documents required under Exchange Act rules and regulations, costs incurred in connection with the Company’s annual meeting, audit and legal expenses relating to public company requirements and premiums for the Company’s directors’ and officers’ insurance. Parent will benefit from these cost savings.

The shares of the Company’s common stock are presently considered “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares of the Company’s common stock. Depending upon factors similar to those described below regarding stock exchange listing and market quotations, it is possible that, following the Offer, the shares of the Company’s common stock would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. In addition, if registration of the shares of the Company’s common stock under the Exchange Act were terminated, the shares of the Company’s common stock would no longer constitute “margin securities.”

The Company’s common stock is listed on the NYSE. After completion of the Offer and depending upon the aggregate market value and the per share price of any shares of the Company’s common stock not purchased pursuant to the Offer, the Company’s common stock may no longer meet the requirements for continued listing on the NYSE. According to the NYSE’s published guidelines, the NYSE may delist the Company’s common stock if, among other things: (1) the number of total stockholders falls below 400; (2) the number of total stockholders falls below 1,200 and the average monthly trading volume is less than 100,000 shares (for the most recent 12 months); or (3) the number of publicly held shares of the Company’s common stock (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more) falls below 600,000. If as a result of the purchase of shares of the Company’s common stock pursuant to the Offer, the Company’s common stock no longer meets the requirements of the NYSE for continued listing and the listing of the Company’s common stock is discontinued, the market for and liquidity of the Company’s common stock could be adversely affected.

If the NYSE were to delist the Company’s common stock, it is possible that the Company’s common stock would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or other sources. The extent of the public market for the Company’s common stock and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded shares of the Company’s common stock remaining at such time, the interest in maintaining a market in the shares of the Company’s common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described above and other factors. Parent cannot predict whether the reduction in the number of shares of the Company’s common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of the shares of the Company’s common stock or whether it would cause future market prices to be greater or lesser than the Offer price being offered in the Offer and the Merger.

At the effective time of the Merger, each share of the Company’s common stock (including any restricted shares) issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by the Company, Parent or Purchaser which will be cancelled and retired and will cease to exist without payment or distribution) will automatically be cancelled and converted into the right to receive the Offer price in cash, without interest and less any applicable withholding taxes.

Immediately prior to the effective time of the Merger:

•	Each outstanding restricted share of the Company’s common stock issued under any of the Company’s equity incentive plans (other than restricted shares owned by Parent, which will be cancelled and retired and cease to exist without payment or distribution) will vest, the restrictions thereon will lapse, and each restricted share will be cancelled and converted into the right to receive the Merger consideration of $10.6506 per share in cash (without interest and less any applicable withholding taxes), less the amount of any dividends declared and paid with respect to the shares on or between the date of this Offer and the Acceptance Date (other than the $0.3494 dividend to be paid by the Company in connection with the Offer to which the holders of restricted shares are also entitled).

•	Each independent director of the Company who holds any outstanding and unsettled deferred compensation units issued under the Company’s Independent Director Deferred Compensation Plan will become entitled to a lump sum payment in cash, without interest, in the aggregate amount equal to the balance credited to such holder’s deferred compensation account maintained by the Company under such plan, and each such holder’s deferred compensation units will be cancelled and of no further force and effect. Parent will pay, or direct the exchange agent for the transaction to pay, to each such holder, his or her deferred compensation payment as promptly as reasonably practicable following the effective date of the Merger, at which time such holder will cease to possess any rights to any compensation from the Company or the surviving corporation in the Merger. For the purpose of determining the deferred compensation payment, the “Fair Market Value” of one share of common stock, as such term is used in the Company’s Independent Director Deferred Compensation Plan, is equal to the Offer price and, accordingly, holders of deferred compensation units would be entitled to a payment equal to the number of deferred compensation units they have multiplied by the $10.6506 Offer price (subject to reduction in the amount of any dividends declared and paid with respect to the Company’s shares of common stock on or between the date of this Offer and the Acceptance Date, other than the $0.3494 dividend to be paid by the Company in connection with the Offer to which holders of deferred compensation units are also entitled under the Company’s Independent Director Deferred Compensation Plan).

The Company expects to declare and pay a dividend immediately prior to the Acceptance Date to the extent of the Company’s taxable income for the period beginning January 1, 2008 and ending on the date immediately preceding the Acceptance Date. Such dividend will reduce the Offer price and, accordingly, the payments described above will be reduced to reflect such dividend.

Upon the acceptance and payment for shares of the Company’s common stock by Parent or any of its affiliates representing at least the Minimum Condition pursuant to the Offer, Parent will have the right to designate all of the members of the Company’s board of directors. At the effective time of the Merger, the directors and officers of Purchaser immediately prior to the effective time of the Merger will be the directors and officers of the surviving corporation in the Merger, in each case until their respective successors are duly elected or appointed in accordance with applicable law. The Company’s corporate charter, as in effect immediately prior to the effective time of the Merger, will be the corporate charter of the surviving corporation until amended in accordance with its terms and as provided by applicable law. Purchaser’s bylaws, as in effect immediately prior to the effective time of the Merger, will become the bylaws of the surviving corporation until amended in accordance with their terms and as provided by applicable law.

Immediately following the effective time of the Merger, the entire equity in the surviving corporation will be owned by Parent. Following completion of the Merger, Parent will be the sole beneficiary of the Company’s future earnings and growth, if any, and will be entitled to vote on corporate matters affecting the surviving corporation following the Merger. Similarly, Parent will also bear the risks of ongoing operations, including the risks of any decrease in the Company’s value after the Merger and the operational and other risks.

If the Merger is consummated, the Company’s unaffiliated stockholders will no longer have an interest in the Company’s net book value or net earnings. The table below sets forth Parent’s interests in the Company’s net book value and net earnings prior to commencement of the Offer and immediately after the Merger, based upon the net book value of the Company as of September 30, 2007 and net earnings of the Company for the period commencing on February 21, 2007 (commencement of the Company’s operations) and ending on September 30, 2007. Immediately following the Merger, the entire interest in the Company’s net book value and net earnings will be held by Parent.

	Ownership Prior to the Offer (*)				Ownership After the Merger (*)
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
	$ in		$ in		$ in		$ in
Name	thousands	%	thousands	%	thousands	%	thousands	%

Parent	$126,139	34.72%	$1,463	34.72%	$363,305	100.00%	4,213	100%
Purchaser	—	—	—	—	—	—	—	—
Hypo International	—	—	—	—	—	—	—	—
Hypo Holding	—	—	—	—	—	—	—	—

(*)	Based upon beneficial ownership of shares of the Company’s common stock as of September 30, 2007, excluding any options (whether or not exercisable), and the Company’s net book value at September 30, 2007 (unaudited) and net income for the period commencing on February 21, 2007 and ending on September 30, 2007 (unaudited).

The Company’s directors and officers have interests in the Merger that are different from the Company’s unaffiliated stockholders generally, as described in more detail under “Special Factors — Interests of the Company’s Directors and Executive Officers in the Offer and the Merger.”

Effects on the Company if the Offer is Not Consummated

If the Offer is not consummated for any reason, the Company’s stockholders will not receive any payment in respect of their shares of the Company’s common stock in connection with the Offer, the Company will remain a public company and the Company’s common stock will continue to be listed on the NYSE. In addition, if the Offer is not consummated, we expect that management of the Company and Parent, in its capacity as the Company’s external manager, will operate the Company’s business in a manner similar to that in which it is being currently operated and that the Company’s stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, that the Company’s operations can be materially affected by overall market conditions and, as discussed above under “Special Factors — Background of the Offer and the Merger,” the Company will continue to face certain risks relating to its obligations under the Wachovia Facility, including the fact that all of the loans drawn under the Wachovia Facility mature between April 2008 and July 2008. Accordingly, if the Offer is not consummated, there can be no assurance as to the effect of these risks and any opportunities on the future value of your shares of the Company’s common stock. If the Offer is not consummated for any reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Interests of the Company’s Directors and Executive Officers in the Offer and the Merger

In considering the Offer and the Merger, the Company’s stockholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s stockholders generally (as described in the Company’s Schedule 14D-9 under “Item 3 — Past Contracts, Transactions, Negotiation and Agreements — Interests of Certain Persons”). The Company has advised Parent and Purchaser that the special committee of independent directors and the Company’s board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decision to approve the Merger and the Merger Agreement and to recommend that the Company’s stockholders tender their shares of the Company’s common stock into the Offer and, if a vote is required under applicable Maryland law, vote to approve the Merger and the Merger Agreement.

While Mr. Denner is the Company’s President and Chief Executive Officer and serves on the board of directors of both Parent and the Company, Mr. Fenk is Parent’s chairman and chief executive officer, serves on the board of directors of Parent, as vice chairman of the board of directors of the Company and as a member of the management board of Hypo International, and Ms. von Oesterrich serves as the chief risk officer of Hypo Holding and as a member of the management board of Hypo Holding and Hypo International, none of them serve on the special committee of independent directors of the Company nor did they participate in the special committee’s evaluation or the conclusions of the special committee or the Company’s board of directors that the Offer and the Merger are advisable, fair to and in the best interests of the Company and its stockholders (other than Parent and its affiliates).

In addition, the board of directors of Parent established a special committee of Parent’s board of directors to consider and, if such special committee deemed it advisable and in the best interest of Parent, to approve on behalf of the board of directors of Parent the Merger Agreement, the Offer and the Merger. Neither Mr. Denner nor Mr. Fenk served on the special committee of Parent nor did they participate in the special committee’s evaluation or the conclusions of the special committee.

For the reasons set forth above, Messrs. Denner and Fenk and Ms. von Oesterrich do not believe that their interests in the Offer and the Merger influenced the decision of the special committee or the Company’s board of directors with respect to the Merger Agreement, the Offer or the Merger.

Company Director Compensation Arrangements and Other Interests

Special Committee Compensation

Prior to the consummation of the Offer, each member of the special committee of independent directors will receive compensation for service on the special committee in the amount of $50,000, except for Mr. Mundheim, the chair of the special committee, who will receive $90,000.

The special committee compensation is not conditioned upon the success of the Offer or the Merger. The members of the Company’s board of directors (excluding Messrs. Denner and Fenk and Ms. von Oesterrich) are independent of and have no economic interest or expectancy of an economic interest in Parent or its affiliates, and will not retain an economic interest in the surviving corporation or Parent following the Merger.

Payments in Respect of Restricted Shares

The Merger Agreement provides that immediately prior to the effective time of the Merger, each outstanding restricted share of the Company’s common stock issued under the Company’s equity compensation plans will vest, the restrictions thereon will lapse, and each restricted share will be cancelled and converted into the right to receive the Merger consideration of $10.6506 per share in cash (without interest and less applicable withholding taxes), less the amount of any dividends declared and paid with respect to the Company’s shares of common stock on or between the date of the Offer and the Acceptance Date (other than the $0.3494 dividend to be paid by the Company in connection with the Offer). Messrs. Denner and Fenk each own 33,333 restricted shares which will vest upon consummation of the Merger, and each of them will be entitled to an aggregate cash payment in respect of such restricted shares in the amount of $355,016. The $0.3494 per share dividend payment being paid by the Company pursuant to the Merger Agreement entitles Messrs. Denner and Fenk to an additional $11,647 each in respect of such restricted shares. The Company expects to declare and pay a dividend immediately prior to the Acceptance Date to the extent of the Company’s taxable income for the period beginning January 1, 2008 and ending on the date immediately preceding the Acceptance Date. Such dividend will reduce the Offer price and, accordingly, the payments described above will be reduced to reflect such dividend. See “Special Factors — Certain Effects of the Offer and the Merger.” Also see “Item 3 — Past Contracts, Transactions, Negotiation and Agreements — Interests of Certain Persons” in the Company’s Schedule 14D-9.

Deferred Compensation Payments

The Merger Agreement also provides that immediately prior to the effective time of the Merger, (i) each independent director of the Company who holds any outstanding and unsettled deferred compensation units issued under the Company’s Independent Director Deferred Compensation Plan will become entitled to a lump sum payment in cash, without interest, in the aggregate amount equal to the balance credited to such holder’s deferred compensation account maintained by the Company under such plan, and (ii) each such holder’s deferred compensation units will be cancelled and of no further force and effect. Additionally, the Independent Director Deferred Compensation Plan provides that independent directors of the Company who hold deferred compensation units will be entitled to have additional units credited to their deferred compensation account as of each date on which cash dividends are paid with respect to the Company’s common stock. Parent will pay, or direct the exchange agent for the transaction to pay, to each such holder, his or her deferred compensation payment as promptly as reasonably practicable following the effective date of the Merger, at which time such holder will cease to possess any rights to any compensation from the Company or the surviving corporation. For the purpose of determining the deferred compensation payment, the “Fair Market Value” of one share of common stock, as such term is used in the Company’s Independent Director Deferred Compensation Plan, is equal to the Offer price. Messrs. Weinbach and Mundheim each have 10,933.38 deferred compensation units, will each receive 358.68 additional deferred compensation units in respect of the $0.3494 per share dividend and will each be entitled to a cash payment of $120,267. Mr. Stuart has 8,746.70 deferred compensation units, will receive 286.94 additional deferred compensation units in respect of the $0.3494 per share dividend and will be entitled to a cash payment of $96,214. Mr. McDevitt has 5,466.69 deferred compensation units, will receive 179.34 additional deferred compensation units in respect of the $0.3494 per share dividend and will be entitled to a cash payment of $60,134. The

Company expects to declare and pay a dividend immediately prior to the Acceptance Date to the extent of the Company’s taxable income for the period beginning January 1, 2008 and ending on the date immediately preceding the Acceptance Date. Such dividend will reduce the Offer price and, accordingly, the payments described above will be reduced to reflect the effect of such dividend on the determination of “Fair Market Value.”

Indemnification and Insurance

Parent and/or the Company have made certain commitments in respect of indemnification and insurance that benefit the directors and officers of the Company, as described under “The Merger Agreement — Indemnification and Insurance.”

Related Party Transactions

The following is a discussion of all material agreements, understandings and transactions between the Company, on the one hand, and Purchaser, Parent, Hypo International and Hypo Holding, on the other hand.

Merger Agreement

See “Special Factors — The Merger Agreement” for a summary of the material terms of the Merger Agreement, which summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which has been filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. You are urged to read the full text of the Merger Agreement because it is the legal document that governs the Offer and the Merger.

Stand-by Facility

In the Merger Agreement, Parent agreed to provide a take-out credit facility (a “Stand-by Facility”) to the Company to repay Wachovia in the event Wachovia accelerated the Wachovia Facility following the announcement of the transactions contemplated by the Merger Agreement. Under the Stand-by Facility, Parent would provide the Company and its subsidiary, Quadra QRS, LLC (“QRS”), with funding up to an aggregate of $450 million to finance certain of the Company’s assets to the extent that such assets are currently financed under the Wachovia Facility and existing unfunded commitments. The Company and QRS would not be able to receive advances during the term of the Stand-by Facility other than to discharge their obligations to pay the respective repurchase prices of the assets (including any accrued and unpaid price differential) under the Wachovia Facility and to fund any unfunded contractual commitments as they existed as of December 31, 2007 related to the assets under the Wachovia Facility. The Company and QRS would only receive an initial advance under the Stand-by Facility in an amount equal to the full amount of the repurchase price under the Wachovia Facility and would be able to draw additional amounts to fund unfunded contractual commitments subject to the draw procedures set forth in the Stand-by Facility. In the Merger Agreement, Parent agreed to a maturity date of the Stand-by Facility of the earliest of (a) April 30, 2008, (b) the date on which the Merger Agreement is terminated in accordance with its terms and (c) the closing of the Merger contemplated by the Merger Agreement, provided that the facility would be extended beyond April 30, 2008, on a day-by-day basis, to the extent the Merger Agreement extends beyond April 30, 2008.

The Company and QRS agreed to pay a 2.5 basis point commitment fee on the Maximum Amount under the Stand-by Facility. “Maximum Amount” means the amount of the funds required to pay off the existing facility with Wachovia and to fund unfunded contractual commitments, capped at $450 million.

The Stand-by Facility has not yet been entered into and the foregoing summary contemplates its expected terms only.

Confidentiality Agreement

On November 16, 2007, the Company (acting through its special committee of independent directors) and Hypo Holding (on its own behalf and on behalf of its subsidiaries and affiliates) entered into a confidentiality agreement (the “Confidentiality Agreement”) to govern the exchange of information in connection with a potential acquisition of the Company by Hypo Holding or one of its affiliates. The foregoing summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which has been filed as Exhibit (d)(5) to the Schedule TO and is incorporated herein by reference.

Management Agreement

In connection with its initial public offering, the Company entered into a management agreement with Parent (the “Management Agreement”) which describes the services to be provided by Parent and its compensation for those services. Under the Management Agreement, Parent, subject to the oversight of the Company’s board of directors, is required to conduct the Company’s business affairs in conformity with the policies and the investment guidelines that are approved by the Company’s board of directors. The Management Agreement has an initial term expiring on June 30, 2009, and will automatically be renewed for one-year terms thereafter unless terminated by the Company or Parent.

The following table is a summary of the compensation, fees and costs payable to Parent pursuant to the Management Agreement:

Fees:	Summary Description
Base Management Fee	Payable monthly in arrears in an amount equal to 1/12 of 1.75% of the Company’s equity (as defined in the Management Agreement). Parent uses the proceeds from its management fee in part to pay compensation to its officers and employees provided to the Company who, notwithstanding that certain of them also are the Company’s officers, receive no cash compensation directly from the Company.
Management Incentive Fee	Payable quarterly in arrears in an amount equal to the product of:
• 25% of the dollar amount by which
• the Company’s Funds From Operations (as defined in the Management Agreement) for the previous 12-month period per share of the Company’s common stock (based on the weighted average number of shares outstanding for such 12-month period)
• exceeds an amount equal to
• the weighted average of the price per share of the Company’s common stock in all its offerings, in each case at the time of issuance thereof, multiplied by the greater of
• 9.00% or
• 3.00% plus the 10-year U.S. Treasury rate (as defined in the Management Agreement) for such 12-month period
• multiplied by the weighted average number of shares of the Company’s common stock outstanding during such 12-month period
• less the sum of any incentive fees paid to Parent during the first three quarters of such 12-month period.

Fees:	Summary Description
Termination Fee	The termination fee, payable for non-renewal of the Management Agreement without cause, will be equal to two times the sum of the base management fee and the management incentive fee, both as earned by Parent during the 12-month period immediately preceding the most recently completed calendar quarter prior to the date of termination. If after March 31, 2011, the Management Agreement is not renewed by the Company as a result of underperformance by Parent, the termination fee payable by the Company will be 1.00% of the Company equity at the effective time of non-renewal. No termination fee is payable if the Company terminates the Management Agreement for cause. If the Merger Agreement is terminated in connection with a “superior proposal,” the Management Agreement will also be terminated and the Company must pay Parent 50% of the termination fee under the Management Agreement in cash, as set forth in the Management Agreement. See “Special Factors — The Merger Agreement Recommendation — Withdrawal/Termination in Connection with a Superior Proposal.”
Cost and Outsourcing Expenses	The Company is obligated to reimburse Parent for its costs incurred on the Company’s behalf. The Company and Parent have agreed that the Company’s share of Parent’s overhead, excluding certain items including, but not limited to, expenses pertaining to Parent’s employee compensation, contributions and certain insurance expenses, is to be 10% of such overhead, not to exceed $2 million in the first year.

The foregoing summary of the Management Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Management Agreement, which has been filed as Exhibit (d)(3) to the schedule to and is incorporated herein by reference.

Master Delegation Agreement

To the extent that Parent, as the Company’s external manager, has sold or sells to the Company or arranges the acquisition by the Company of (a) loans secured by mortgages on real property and (b) subordinate interests in loans secured by mortgages on real property and Parent has retained a pari passu interest in these loans which, when aggregated with the Company’s interests, is (a) in the case of a mortgage loan, sufficient to control the right to direct the agent to exercise the right to foreclose the mortgage securing the loan upon a material default and (b) in the case of a subordinate interest in a loan, is sufficient (i) to control the right to appoint an independent third party special service / advisor and instruct the special servicer / advisor with respects to all remedies (including foreclosure), (ii) replace the special servicer / advisor in the event that the special servicer / advisor elects not to exercise the remedies, and (iii) purchase the senior interest or the entire subordinate interest and foreclose on the loan, Parent has granted the Company, pursuant to the Master Delegation Agreement (“MDA”) entered into by Parent and Company at the time of the Company’s initial public offering, the unilateral right to exercise on behalf of Parent the remedies of Parent as lender (but not as agent) described above with respect to Parent’s interest (as lender but not as agent) described above. Parent also agreed not to sell its interests described above unless (a) doing so shall not result in the loss of the Company’s unilateral right to control the remedies described above (b) Parent sells to a party who assumes Parent’s obligations under the MDA, or (c) Parent’s transfer does not result in an adverse impact to the Company under tax or securities laws or regulations, subject to the limitations set forth in the Management Agreement.

Initial Asset Contribution

In connection with the Company’s initial public offering and pursuant to a contribution agreement, dated as of February 21, 2007, among the Company and Parent (the “Contribution Agreement”), the Company acquired its initial assets from Parent. The fair value of the acquired assets was approximately $266.2 million inclusive of accrued interest purchased, approximately $3 million in premium and approximately $5 million of up-front fees contributed to the Company. In exchange for these assets, the Company issued 8,330,000 shares of common stock to Parent at a fair value of approximately $125 million at the date of grant and paid approximately $141.2 million from the proceeds of the Company’s public offering. See “Special Factors — Certain Effects of the Offer and the Merger.”

The foregoing summary of the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Contribution Agreement, which has been filed as Exhibit (d)(6) to the Schedule TO and is incorporated herein by reference.

Issuance of Restricted Shares

Concurrently with the Company’s February 21, 2007 initial public offering of common stock, the Company issued Parent 600,000 shares of restricted common stock pursuant to the Company’s Manager Equity Plan at fair value of $9.0 million at date of grant, which was recorded by the Company as a compensation expense. The restrictions on these shares lapsed immediately and their fair value was expensed as compensation at issuance. Pursuant to the terms of the Merger Agreement, as of the effective time of the Merger, each share of the Company’s common stock that is held by Parent will automatically be cancelled and retired and will cease to exist, and no payment or distribution will be made or delivered with respect thereto. See “Special Factors — Certain Effects of the Offer and the Merger.” The dividend of $0.3494 that the Company has agreed to pay in connection with the Offer is attributable to the Company’s expected recharacterization of such $9.0 million compensation expense (which is deductible for federal income tax purposes) as an offering expense in connection with the Company’s initial public offering (which is not deductible for federal income tax purposes).

The Company issued 120,000 shares of restricted common stock to certain employees of Parent, some of whom are also officers or directors of the Company, with a fair value of $1.8 million at the date of grant. The shares granted vest on February 21, 2010, three years from the date of grant. Pursuant to the terms of the Merger Agreement, immediately prior to the effective time of the Merger, each outstanding restricted share of the Company’s common stock will vest, the restrictions thereon will lapse, and each restricted share will be cancelled and converted into the right to receive the Merger consideration of $10.6506 per share in cash (without interest and less any applicable withholding taxes) less the amount of any dividends declared and paid with respect to the Company’s shares of common stock on or between the date of the Offer and the Acceptance Date (other than the $0.3494 divided to be paid by the Company in connection with the Offer). See “Special Factors — Certain Effects of the Offer and the Merger.”

Registration Rights Agreement

In connection with the Company’s issuance of shares of common stock to Parent on February 21, 2007 in exchange for the contribution by Parent of the initial assets, the Company entered into a registration rights agreement with Parent (the “Registration Rights Agreement”) with respect to the common stock owned by Parent upon consummation of the initial public offering and any shares of common stock which Parent may receive from the Company as part of its incentive fee under the Management Agreement or pursuant to the Company’s Manager Equity Plan or otherwise. Pursuant to the Registration Rights Agreement, the Company has granted to Parent demand registration rights to have its shares registered for sale no more than once in any six month period and the right to “piggy-back” its shares in registration statements that the Company might file in connection with any future public offering so long as Parent is the Company’s manager. Notwithstanding the foregoing, any registration will be subject to cutback provisions and the Company will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

The foregoing summary of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Registration Rights Agreement, which has been filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

Reimbursement of Expenses

In connection with the Company’s initial public offering on February 21, 2007, the Company reimbursed Parent $910,061 for pre-public offering costs for software set up, organizational costs incurred in connection with the formation of the Company and its affiliates, costs incurred in connection with the initial public offering, consulting fees paid and other third party costs incurred by Parent on behalf of the Company. See the summary of the Management Agreement above for a description of the Company’s obligations to reimburse Parent for certain costs and expenses incurred by Parent on the Company’s behalf.

Security Ownership of Certain Beneficial Owners and Management

The information contained in Annex I to the Schedule 14D-9 under the heading “Security Ownership of Certain Beneficial Owners and Management” is incorporated herein by reference.

Prior Stock Purchases and Sales

In connection with the Company’s initial public offering on February 21, 2007, Parent acquired 8,330,000 shares of the Company’s common stock valued at approximately $125 million ($15.00 per share), in exchange for approximately $125 million of the aggregate value of certain commercial mortgage loan assets contributed by Parent to the Company. This was the only purchase by Parent of any of the Company’s securities during the last two years.

Also on February 21, 2007, the Company granted Parent 600,000 shares of restricted common stock pursuant to the Company’s Manager Equity Plan at fair value of $9.0 million at date of grant. The restrictions on these shares lapsed immediately. See “Special Factors — Related Party Transactions.”

Parent has not sold any securities of the Company during the past two years. There were no purchases or sales of shares of the Company’s securities by Purchaser, Hypo International of Hypo Holding during the past two years.

The Merger Agreement

This section of the Offer to Purchase describes the material terms of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which has been filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Offer and the Merger. We have included this description of the Merger Agreement to provide you with information regarding its terms. We have not provided this description to provide you with any other factual information about the Company. The Merger Agreement may be examined and copies may be obtained in the manner set forth under the caption “The Tender Offer — Section 7. Certain Information Concerning the Company.”

Subject to the terms and conditions of the Offer, Purchaser will accept for payment, and pay for, all of the outstanding shares of the Company’s common stock validly tendered pursuant to the Offer and not properly withdrawn on or at the Expiration Date (as defined below).

The Offer

The Merger Agreement provides that the Offer will be conducted on the terms and subject to the conditions described in “The Tender Offer — Section 1. Terms of the Offer; Expiration Date” and “The Tender Offer — Section 11. Certain Conditions to the Offer.”

Directors

Subject to compliance with applicable law, promptly upon the acceptance and payment for shares of the Company’s common stock by Purchaser or any of its affiliates representing at least the Minimum Condition pursuant to the Offer, Parent shall be entitled to designate all of the members of the board of directors of the Company. The Company shall, upon request of Parent, promptly take all actions necessary to cause Parent’s designees to be so appointed (including, if necessary, securing the resignations of one or more existing directors or increasing the size of the Company’s board of directors) in compliance with applicable law, the Company’s corporate charter and bylaws and NYSE rules and regulations. At such time, the Company shall, if requested by Parent, also take all actions necessary to cause persons designated by Parent to constitute (i) each committee of the Company’s board of directors, (ii) each board of directors (or similar body) of each of the Company’s subsidiaries and (iii) each committee (or similar body) of each such board of directors, in each case in compliance with applicable law, the Company’s corporate charter and bylaws and NYSE rules and regulations.

Top-Up Option

Subject to certain terms and conditions set forth in the Merger Agreement, the Company has granted Purchaser the Top-Up Option pursuant to which it may purchase, at a price per share equal to the Offer price (as such price may be reduced by any dividends declared and paid with respect to the Company’s shares of common stock on or between the date of the Offer and the Acceptance Date, except for the $0.3494 dividend being paid by the Company in connection with the Offer), the Top-Up Option Shares which will be the number of shares of the Company’s common stock that, when added to the number of shares of the Company’s common stock owned directly or indirectly by Parent or Purchaser at the time of exercise of the Top-Up Option, constitutes one share of the Company’s common stock more than 90% of the number of shares of the Company’s common stock that will be outstanding immediately after the issuance of the Top-Up Option Shares (on a fully diluted basis). The Top Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a “short-form” merger pursuant to applicable Maryland law at a time when the approval of the Merger at a meeting of the Company’s stockholders would be assured. The purchase price for the Top-Up Option Shares may be paid by means of a promissory note, which we expect would be canceled in connection with the Merger. The Top-Up Option may be exercised by Purchaser, in whole but not in part, at any time on or after the expiration of the Offer and on or prior to the fifth business day after the expiration date or the expiration date of any subsequent offering period. The Top-Up Option is subject to applicable SEC and NYSE rules and other customary conditions, including that Purchaser has accepted for payment and paid for all shares of the Company’s common stock tendered in the Offer and not properly withdrawn.

The Merger

The Merger will only occur if the Offer is completed. When references are made in this Offer to Purchase to events occurring in connection with the Merger or following the Merger, these events will only occur at that time, and not in connection with the Offer.

The Merger Agreement provides that, as soon as reasonably practicable (but in no event later than the second business day) after the day on which the conditions to the Merger are satisfied or waived by the party entitled to the benefit of the same, Purchaser will merge with and into the Company, with the Company continuing as the surviving corporation. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent. Following the satisfaction or waiver of the conditions to the Merger, the Company and Purchaser will file articles of merger with the State Department of Assessments and Taxation of Maryland. The Merger will become effective at the time the articles of merger are filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (or at a later time, if agreed upon by the Company and Purchaser and specified in the articles of merger).

We expect that the Merger will be consummated as promptly as practicable after all conditions to the Merger, including, if necessary, the vote of the Company’s stockholders in favor of the Merger and the Merger Agreement, have been satisfied or waived. If, following the Offer and any subsequent offering period and/or any exercise of the Top-Up Option and the transfer by Parent of the shares it owns to Purchaser, the requirements for a short-form merger pursuant to Section 3-106 of the MGCL are satisfied such that the Merger may be effected without a vote of the stockholders of the Company, Parent, and Purchaser, the Company shall take all necessary and appropriate action to consummate the Merger as a short-form merger as soon as practicable after the satisfaction or waiver of the conditions to the closing of the Merger set forth in the Merger Agreement.

The Company, Parent or Purchaser may terminate the Merger Agreement prior to the consummation of the Merger in some circumstances whether before or after the completion of the Offer. You can find additional details on termination of the Merger Agreement under “— Termination of the Merger Agreement” below.

Merger Consideration

As of the effective time of the Merger, pursuant to the Merger Agreement and without any action on the part of the Company, Parent, Purchaser or the holders of shares of the Company’s common stock: (i) each share of common stock that is held by the Company as treasury stock or owned by Parent or Purchaser or any of their respective affiliates immediately prior to the effective time of the Merger shall automatically be cancelled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto; (ii) each share of Purchaser’s common stock issued and outstanding immediately prior to the effective time of the Merger shall be converted into and become one fully paid and nonassessable share of common stock of the surviving corporation; (iii) and each share of the Company’s common stock, including restricted shares, issued and outstanding immediately prior to the effective time of the Merger shall automatically be cancelled and converted into the right to receive the Offer price in cash (without interest and less applicable withholding taxes), less the amount of any dividends declared and paid with respect to the Company’s shares of common stock on or between the date of this Offer and the Acceptance Date, other than the $0.3494 dividend to be paid by the Company in connection with the Offer (the “Merger Consideration”). The Company expects to declare and pay a dividend immediately prior to the Acceptance Date to the extent of the Company’s taxable income for the period beginning January 1, 2008 and ending on the date immediately preceding the expiration date of the Offer. Such dividend will reduce the Merger Consideration as described above.

Treatment of Options, Restricted Shares and Performance Share Units

Unvested restricted shares and deferred compensation units will, immediately prior to the effective time of the Merger, be treated as described above under “Special Factors — Certain Effects of the Offer and the Merger.”

Payment for Shares of the Company’s Common Stock

Prior to the effective time of the Merger, Parent will designate a bank or trust company that is reasonably acceptable to the Company (the “Exchange Agent”) to act as agent for the payment of the Merger Consideration. From and after the effective time of the Merger, Parent will deposit, or cause to be deposited, with the Exchange Agent immediately available funds equal to the aggregate Merger Consideration and Parent will instruct the Exchange Agent to timely pay the Merger Consideration in accordance with the Merger Agreement and the articles of merger. Any and all interest earned on cash deposited with the Exchange Agent shall be paid to Parent.

Upon the consummation of the Merger and the settlement of transfers that occurred prior to the effective time of the Merger, the Company will close its stock ledger. After that time, there will be no further registration or transfer of shares of the Company’s common stock.

Promptly after the effective time of the Merger, and in any event, not later than the second business day following the closing date, if you hold shares of the Company’s common stock, the surviving corporation will send, or cause the Exchange Agent to send, you a Letter of Transmittal and instructions advising you how to surrender your certificates in exchange for the Merger Consideration. The Exchange Agent will pay you your Merger Consideration after you have (1) surrendered your certificates to the Exchange Agent and (2) provided to the Exchange Agent your signed Letter of Transmittal and any other items specified by the Letter of Transmittal. Interest will not be paid or accrue in respect of the Merger Consideration. The surviving corporation will reduce the amount of any Merger Consideration paid to you by any applicable withholding taxes. Until surrendered and exchanged, each certificate shall be deemed at any time after the effective time of the Merger to represent only the right to receive, upon such surrender, the Merger Consideration.

If any cash deposited with the Exchange Agent is not claimed within six months following the effective time of the Merger, such cash will be returned to Parent upon demand, subject to any applicable unclaimed property laws. Any unclaimed amounts remaining immediately prior to when such amounts would escheat to or become property of any governmental authority will be returned to the surviving corporation free and clear of any prior claims or interest thereto.

In the event of a transfer of ownership of the Company’s common stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the certificate so surrendered is registered if such certificate is properly endorsed and accompanied by appropriate stock powers or otherwise in proper form for transfer and the person requesting such payment pays any transfer or other taxes required by reason of the payment to a person other than the registered holder of such certificate or establishes to the satisfaction of Parent and the Exchange Agent that such tax has been paid or is not applicable.

The transmittal instructions will tell you what to do if you have lost your certificate or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by Parent, the Exchange Agent or surviving corporation, post a bond in an amount that Parent, the surviving corporation or the Exchange Agent reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

Articles of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation

From and after the effective time of the Merger:  (i) the Company’s corporate charter, as in effect immediately prior to the effective time of the Merger, will be the corporate charter of the surviving corporation until amended in accordance with its terms and as provided by applicable law, (ii) the bylaws of Purchaser, as in effect immediately prior to the effective time of the Merger, will be the bylaws of the surviving corporation until amended in accordance with their terms and applicable law; and (iii) the directors and officers of Purchaser as at the effective time of the Merger will become the directors and officers of the surviving corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company, Parent and Purchaser to each other as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Offer, the Merger and the Merger Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Offer, the Merger and Merger Agreement. In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality or may have been used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For these reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

The representations and warranties made by the Company to Parent and Purchaser include representations and warranties relating to, among other things:

•	due organization, power and standing and other corporate matters;

•	authorization, execution, delivery and enforceability of the Merger Agreement and related matters;

•	the consents the Company is required to obtain and the regulatory filings it is required to make in connection with entry into the Merger Agreement and consummating the Offer, the Merger and related transactions;

•	absence of conflicts with, violations of or default under organizational documents, contracts, judgments, orders, laws or regulations as a result of execution, delivery and performance of the Merger Agreement and consummating the Offer, the Merger and related transactions;

•	capitalization;

•	dividends;

•	subsidiaries;

•	the accuracy and completeness of the information contained in the reports and financial statements that the Company has filed with the SEC, and the compliance of the Company’s SEC filings with applicable requirements of U.S. federal securities laws;

•	accounting controls and procedures and the Company’s books and records;

•	compliance with the Sarbanes-Oxley Act of 2002 and establishment and maintenance of internal financial controls;

•	undisclosed liabilities;

•	material contracts;

•	property;

•	loans to the Company’s officers;

•	insurance;

•	intellectual property;

•	transactions with affiliates;

•	the accuracy and compliance of the Schedule 13E-3, Schedule 14D-9 and related SEC filings with applicable legal requirements;

•	the absence of certain changes or events since December 31, 2007;

•	the absence of litigation;

•	tax matters, REIT qualification, employee benefit plans and ERISA compliance;

•	compliance with applicable laws;

•	the absence of undisclosed broker’s or finder’s fees;

•	the receipt of opinions from the Company’s financial advisors; and

•	anti-takeover provisions.

The representations and warranties made by Parent and Purchaser to the Company include representations and warranties relating to, among other things:

•	due organization, power and standing and other corporate matters;

•	authorization, execution, delivery and enforceability of the Merger Agreement and related matters;

•	the consents Parent and Purchaser are required to obtain and the filings they are required to make in connection with entering into the Merger Agreement and consummating the Offer, the Merger and related transactions;

•	the absence of any conflict with, violation of, or default under, organizational documents, contracts, judgments, orders, laws or regulations as a result of execution, delivery and performance of the Merger Agreement and consummating the Offer, the Merger and related transactions;

•	the accuracy of the information supplied for the Schedule TO, the offer to purchase and any related documents;

•	the absence of undisclosed broker’s or finder’s fees;

•	availability and sufficiency of funds necessary to allow Purchaser to consummate the Offer and the Merger on the terms contemplated in the Merger Agreement; and

•	solvency of Parent and the surviving corporation.

Many of the Company’s representations and warranties are qualified by a material adverse effect standard. For purposes of the Merger Agreement, “material adverse effect” means with respect to the Company, any development, occurrence, effect, event or change that (i) has a material adverse effect on the business, operations, properties, financial condition, results of operations or assets of the Company and the Company’s subsidiaries, taken as a whole (provided, however, that material adverse effect shall not be deemed to include any developments, occurrences, effects, events or changes to the extent resulting from (A) changes, after the date of the Merger Agreement, in general political, economic or business conditions (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God) affecting the business or industry in which the Company operates, except to the extent that such changes in general political, economic or business conditions have a materially disproportionate adverse effect on the Company relative to its peer group of commercial mortgage REITs as set forth in the Merger Agreement; (B) changes, after the date of the Merger Agreement, in general financial and capital market conditions except to the extent that such changes have a materially disproportionate adverse effect on the Company relative to its peer group of commercial mortgage REITs as set forth in the Merger Agreement, (C) changes, after the date of the Merger Agreement, in laws of general applicability or interpretations thereof by courts or governmental authorities, (D) changes, after the date of the Merger Agreement, in GAAP applicable to the business or industry in which the Company operates generally, (E) any resignation, death, retirement or other termination of employment of any employee of Parent or termination or repudiation by Parent of the management agreement between the Company and Parent by Parent, or (F) the announcement, performance or consummation of the transactions contemplated by the Merger Agreement), and none of the foregoing matters in (A) through (F) shall be considered in determining whether a material adverse effect has occurred; or (ii) has a material adverse effect on the Company’s ability to timely consummate the Merger or perform its obligations under the Merger Agreement.

The Company, Parent and Purchaser agreed that if the execution or the entering into of the Merger Agreement is deemed by Wachovia to be an “event of default” under the Wachovia Facility and Wachovia exercises its remedies thereunder and the Company, Parent and Purchaser, using their commercially reasonable efforts, are unable to obtain a forbearance from Wachovia and/or complete and implement the Stand-by Facility described above under “Special Factors — Related Party Transactions” and repay all amounts due and owing under the Wachovia Facility then such exercise of rights by Wachovia shall be deemed to constitute a material adverse effect under the Merger Agreement and entitle Parent to terminate the Merger Agreement.

Efforts to Consummate the Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement, each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable law to fulfill all conditions applicable to such party pursuant to the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement (including the Offer and the Merger), including, without limitation:

•	filing, if required, as promptly as practicable, with the United States Federal Trade Commission and the United States Department of Justice, the notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) required for the transactions contemplated by the Merger Agreement;

•	promptly complying with any other applicable laws of any governmental authority and to obtain any consents or approvals from such governmental authority or other persons that are necessary to complete the transactions contemplated by the Merger Agreement; and

•	using their respective reasonable best efforts to resolve any objections that may be asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement.

Parent agreed to assist and cooperate with the Company and use its reasonable best efforts, if necessary, to obtain from third parties (including Wachovia, as discussed above) appropriate waivers and/or moratoria on pursuit of remedies upon the occurrence of any event of default under any material contract to which the Company or any of its subsidiaries is a party and, if necessary, to use its reasonable best efforts to provide, until the earlier of the effective time of the Merger or the date the Merger Agreement is terminated in accordance with its terms, short-

term financing to cover any funding deficiency that the Company may experience on the terms and subject to the conditions set forth in the Merger Agreement. However, as state above, if the Company and Parent are unable to complete and implement the short-term financing, then the exercise of such rights by Wachovia shall be deemed to constitute a material adverse effect under the Merger Agreement and entitle Parent to terminate the Merger Agreement).

If the approval of the Company’s stockholders is required by law in order to consummate the Merger, the Company agreed to, in accordance with applicable law, its corporate charter and bylaws and NYSE rules and regulations, as promptly as practicable following the expiration date of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval of the Merger by the Company’s stockholders. The record date for determining eligibility to vote at the meeting will be the date immediately following the date that Purchaser accepts the shares of the Company’s common stock for payment pursuant to the Offer. Subject to the duties of the Company’s board of directors under applicable law, the Company will, through its board of directors, recommend to its stockholders that the approval of the Company’s stockholders be given.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to consummate the Merger is subject to the satisfaction or waiver of the following conditions:

•	the Merger and the Merger Agreement must have been approved by the affirmative vote of the holders of a majority of all outstanding shares of the Company’s common stock, or in the alternative, all conditions of applicable law required to be satisfied to effect the Merger as a short-form merger pursuant to Section 3-106 of the MGCL shall have been satisfied;

•	no preliminary or permanent injunction, statute, rule, ruling, regulation, judgment, decision, order, injunction, writ, decree, temporary restraining order or other order issued by a court or a governmental authority shall have been enacted, entered, ordered, promulgated, issued or enforced that prohibits, enjoins or restricts the consummation of the Merger shall be in effect; and

•	Purchaser shall have accepted for purchase the shares of the Company’s common stock tendered pursuant to the Offer in accordance with the terms of the Merger Agreement and the Offer.

Conditions to the Obligations of Parent and Purchaser.  The obligation of Parent and Purchaser to effect the Merger is subject to the satisfaction or waiver of the condition that the Company shall have delivered to Parent and Purchaser an opinion of the Company’s counsel in the form attached to the Merger Agreement relating to the Company’s qualification and taxation as a REIT under the Internal Revenue Code for the taxable period commencing with the Company’s initial taxable year ended December 31, 2007 through the effective time of the Merger.

Go-Shop Right

From the date of the Merger Agreement until 11:59 p.m. (New York time) on February 27, 2008 (the “Solicitation Period End Date”), the Company, the Company’s subsidiaries and its and their representatives have the right to, directly or indirectly:

•	solicit, initiate, encourage or facilitate any inquiry with respect to, or the making, submission or announcement of, any Competing Proposal (as defined below); and

•	participate in discussions or negotiations regarding, and furnish to any person information with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may lead to, a Competing Proposal; provided, however, that the Company may not, and may not authorize any of the Company’s subsidiaries or any of its or their representatives to, provide to any person any material non-public information unless the Company receives from such third party an executed confidentiality agreement with confidentiality provisions in a form no more favorable, in the aggregate, to such person than those confidentiality provisions (including customary standstill and non-solicitation provisions for such transaction) contained in the Confidentiality Agreement, dated November 16, 2007, by and between Parent and the Company, and provided, that, the Company promptly provides Parent with any material non-public information concerning the Company or the Company’s subsidiaries that is provided to any person given such access but which was not previously provided to Parent and its representatives.

Parent agreed that until and including the sixth business day after the Solicitation Period End Date, neither it nor any of its affiliates will, and that it will use its reasonable best efforts to cause its and their respective representatives not to, knowingly interfere with or knowingly participate in discussions with any person that has made, or is considering or participating in discussions or negotiations with the Company, the Company’s subsidiaries or its or their respective representatives regarding, a Competing Proposal.

A “Competing Proposal” is defined as any inquiry, proposal, offer or expression of interest by any third party, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving the Company, (b) sale, exchange, transfer or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or its subsidiaries representing 15% or more of the consolidated total assets of the Company and its subsidiaries to a single purchaser or group of related purchasers, (c) issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction), other than to Parent or any affiliate of Parent, of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding securities of the Company, (d) tender offer or exchange offer in which any person shall acquire “beneficial ownership,” or the right to acquire beneficial ownership, of 15% or more of the outstanding shares of any class of voting securities of the Company, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a third party acquires beneficial ownership of 15% or more of the outstanding shares of any class of voting securities of the Company or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions. Any material modification of a Competing Proposal (including any modification of economic terms) constitutes a new Competing Proposal. “Competing Proposal” does not include the Offer, the Merger or the other transactions contemplated by the Merger Agreement and does not include any offer to purchase one or more individual mortgage assets from time to time held for sale by the Company in the ordinary course of business and not in violation of the terms of the Merger Agreement.

Subject to the provisions of the Merger Agreement and except as it may relate to any person from whom the Company has received, prior to the Solicitation Period End Date, a bona fide Competing Proposal that the Company’s board of directors, upon the recommendation of the special committee, determines in good faith, after consultation with its outside legal counsel and independent financial advisor, constitutes or could reasonably be expected to result in a Superior Proposal (as defined below) including adequate sources of financing, (each such person, an “Excluded Party;” provided, however, that any such person shall cease to be an Excluded Party if negotiations between the Company and such person terminate after the Solicitation Period End Date), (A) on the Solicitation Period End Date, the Company will, and will cause the Company’s subsidiaries and will direct its and their representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any parties that may be ongoing with respect to any Competing Proposal and (B) from the Solicitation Period End Date until the effective time of the Merger or, if earlier, the termination of the Merger Agreement in accordance with its terms, the Company has agreed that neither it nor any of its subsidiaries will and the Company will direct its and their representatives not to, directly or indirectly (i) solicit, participate in, initiate, knowingly facilitate or encourage (including by way of furnishing information), or knowingly take any other action designed or reasonably likely to facilitate or encourage, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal (including by way of making a public announcement of its intention to do any of the foregoing), (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Competing Proposal, or (iii) enter into any agreement with respect to a Competing Proposal (other than a confidentiality agreement). The Company has agreed to, no later than two days after the Solicitation Period End Date, notify Parent in writing of the identity of each Excluded Party and promptly provide to Parent a copy or written summary of any Competing Proposal prior to the Solicitation Period End Date.

A “Superior Proposal” is defined as a bona fide written Competing Proposal (on its most recently amended and modified terms, if amended and modified, and except that, for purposes of the definition of “Superior Proposal,” the references in the definition of “Competing Proposal” to “15%” are replaced by “50%”) made by a third party (which Competing Proposal was not solicited, initiated, encouraged or facilitated in violation the Merger Agreement) that the Company’s board of directors determines (after taking into account all aspects of the Competing Proposal, the party making the Competing Proposal and any amendments proposed by Parent to the Merger Agreement and the Merger in response to receipt by the Company of such Competing Proposal) in its good faith judgment (after receiving the advice of its independent financial advisors and outside legal counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the likelihood and timing of consummation and the financing terms thereof) is superior from a financial point of view to the transaction set forth in the Merger Agreement and which the Company’s board of directors has determined in good faith (after receiving the advice of its independent financial advisors and outside legal counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal) is reasonably capable of being consummated without undue delay (taking into account the financability of such proposal and any material contingencies).

Restrictions on Solicitations of Other Offers

At any time from the Solicitation Period End Date and continuing until the earlier of the receipt of the approval of the Merger and the Merger Agreement by affirmative vote of the holders of a majority of the shares of the Company’s common stock outstanding or the termination of the Merger Agreement pursuant to its terms, the Company has agreed that if the Company or any of its representatives receive an unsolicited written Competing Proposal that the Company’s board of directors determines in good faith, after consultation with its outside legal counsel and independent financial advisor, (i) constitutes a Superior Proposal or (ii) could reasonably be expected to result in a Superior Proposal, then the Company may take the following actions:

•	furnish non-public information to the person making such Competing Proposal (only if, prior to so furnishing such information, the Company receives from the person an executed confidentiality agreement with confidentiality provisions (including customary standstill and non-solicitation provisions for such transaction) no more favorable in the aggregate to such person than those confidentiality provisions contained in the Confidentiality Agreement between the Company and Parent); and

•	engage in discussions or negotiations with such person with respect to such Competing Proposal.

The Company will notify Parent within 24 hours if the Company or its subsidiaries or any of their representatives receive (i) any Competing Proposal or (ii) any inquiry or request for discussions or negotiations regarding any Competing Proposal, including during the period from the date of the Merger Agreement to the Solicitation Period End Date. The Company has agreed to notify Parent within 24 hours of the identity of such person and provide a copy or, if no copy is available, a written description of such Competing Proposal, inquiry or request, including any material modifications thereto or to any Competing Proposal made by an Excluded Party. The Company has agreed to keep Parent reasonably informed on a current basis (within 24 hours) after the occurrence of any material changes or developments of the status of any Competing Proposal, inquiry or request and will promptly (within 24 hours) notify Parent if it begins providing or making available information or engages in discussions or negotiations concerning a Competing Proposal. The Company agreed that it will not enter into any confidentiality agreement with any person subsequent to the date of the Merger Agreement which prohibits the Company from providing any such information to Parent. Notwithstanding the foregoing, until the Solicitation Period End Date the Company is not required to disclose the identity of any person making a Competing Proposal nor is it required to keep Parent informed as to the status of any discussions or negotiations with such person unless there has been a material modification to the financial terms of the Competing Proposal or if the Company’s board of directors determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that such Competing Proposal (i) constitutes a Superior Proposal or (ii) could reasonably be expected to result in a Superior Proposal in which case the Company will promptly (within 24 hours) notify Parent of such facts.

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

The Company’s board of directors may, in response to the receipt of a Superior Proposal that has not been withdrawn or abandoned, at any time prior to obtaining the Company’s stockholders approval of the Merger and the Merger Agreement:

•	(i) change, qualify, withdraw or modify or propose publicly to change, qualify, withdraw or modify in a manner adverse to Parent, the recommendation by the Company’s board of directors that the Company’s stockholders accept the Offer, tender their shares of common stock in response to the Offer, and approve the Merger and the Merger Agreement or the other transactions contemplated by the Merger Agreement; (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Competing Proposal; (iii) make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer (each of the foregoing actions specified in clauses (i), (ii) and (iii), a “Change of Recommendation”); or (iv) authorize the Company to enter into any letter of intent, merger, acquisition, or similar agreement with respect to any Competing Proposal other than any confidentiality agreement to be entered into by the Company as contemplated by the Merger Agreement (each a “Company Acquisition Agreement”); and/or

•	terminate the Merger Agreement in accordance with its terms to enter into a Company Acquisition Agreement with respect to such Superior Proposal (a “Superior Termination”).

The Company’s board of directors may not, however, effect such Change of Recommendation or a Superior Termination in connection with a Superior Proposal unless both of the following conditions have been met:

•	the Company provided Parent with at least three business days’ advance written notice of its intention to effect a Change of Recommendation and/or Superior Termination in response to such Superior Proposal, with such notice specifying the material terms and conditions (including price) of any such Superior Proposal (including the identity of the person(s) making the Superior Proposal), and contemporaneously with such notice provided a copy to Parent of the relevant proposed acquisition agreement and other material documents related thereto with the party making such Superior Proposal (other than information relating to the financial terms of the financing commitments for such Superior Proposal); and

•	prior to effecting such Change of Recommendation and/or Superior Termination in response to a Superior Proposal, the Company will have caused its legal and financial advisors to, during the notice period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that such Competing Proposal ceases to constitute a Superior Proposal.

If during the notice period any revisions are made to the Superior Proposal and the Company’s board of directors or any committee thereof in its good faith judgment determines that such revisions are material (any change in the purchase price being deemed a material revision), the Company must deliver a new written notice to Parent and Purchaser and comply with the provisions described above. Notwithstanding anything to the contrary in the Merger Agreement, no “stop-look-and-listen” communication to the Company’s stockholders of the nature contemplated by Rule 14d-9 of the Exchange Act will be deemed to constitute a Change of Recommendation. Upon the occurrence of a Superior Termination involving the payment of all cash for 100% of the shares of the Company’s common stock, Parent and its affiliates shall take all actions necessary to cause the transaction contemplated by the Superior Proposal to be consummated, including, without limitation, tendering shares of the Company’s common stock owned by Parent or its affiliates, agreeing to vote all shares of the Company’s common stock owned by Parent or its affiliates in favor of the transaction contemplated by the Superior Proposal, and taking all other commercially reasonable actions requested by the Company to effectuate the transactions contemplated by the Superior Proposal, including without limitation, terminating the Management Agreement between the Company and Parent and all other contracts between the Company on the one hand and Parent or its affiliates on the other hand, with such termination to be effective immediately prior to consummation of the transaction contemplated by the Superior Proposal. If the Management Agreement is terminated the Company must contemporaneously with such termination pay Parent 50% of the Termination Fee (as defined in the Management Agreement) in cash.

To the extent that the Company’s board of directors determines in good faith, for reasons not related to the receipt of a Competing Proposal, after consultation with the Company’s outside legal counsel, that the failure of the Company’s board of directors to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable law, the Company’s board of directors is allowed to make a Change of Recommendation.

The Company’s board of directors may at any time take and disclose to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, may issue a stop, look and listen announcement and may make any disclosure required by Rule 14a-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that neither the Company nor the Company’s board of directors are permitted to recommend a Competing Proposal which is not a Superior Proposal; provided, further, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of a Competing Proposal or an express reaffirmation of the Company’s board of directors’ recommendation that the Company’s stockholders accept the Offer, tender their shares of the Company’s common stock into the Offer, and approve the Merger and the Merger Agreement shall be deemed to be a Change of Recommendation.

Except in connection with the Company’s entry into a Company Acquisition Agreement in accordance with the terms of the Merger Agreement, the Company may not take any action to exempt any person (other than Parent or any of its affiliates) from any takeover statute.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the consummation of the Merger, whether before or after the receipt of the approval of the Merger and the Merger Agreement by the Company’s stockholders:

•	prior to the consummation of the Offer, by mutual written consent of the Company and Parent;

•	by either the Company or Parent if:

•	the consummation of the Offer has not occurred on or before April 30, 2008, unless the failure of the consummation of the Offer to occur on or before such date is the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in the Merger Agreement; or

•	a final and unappealable restraining order, injunction, statute or judgment prohibits, enjoins or restricts the consummation of the Merger, unless a breach by the party seeking to terminate the Merger Agreement is the cause of or resulted in the final and unappealable restraining order, injunction, statute or judgment, and provided further that no party has the right to terminate unless, prior to such termination, such party used its reasonable best efforts to oppose any unappealable restraining order, injunction, statute or judgment or to have it vacated or made inapplicable to the Offer and the Merger;

•	by the Company, prior to the consummation of the Offer if:

•	a breach of any representation, warranty, covenant or agreement in the Merger Agreement by Parent or Purchaser has occurred, or any condition to the Company’s performance of its obligations in the Merger Agreement has not been satisfied, which would prevent Parent or Purchaser from consummating the transactions contemplated by the Merger Agreement, and such breach is incapable of being cured, or such condition is incapable of being satisfied, by April 30, 2008 (unless the Company is then in material breach of the Merger Agreement); or

•	the Company terminates the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal and provided that concurrently with doing so the Company pays to Parent the relevant termination fee described below under “Termination Fees;” provided, however, that in the event the Company takes such action, the Company may do so only after providing Parent with the notice and opportunity to adjust the Merger Agreement so that such Competing Proposal ceases to constitute a Superior Proposal in accordance with the procedures set forth above under “Recommendation Withdrawal/Termination in Connection with a Superior Proposal;”

•	by Parent or Purchaser, prior to the consummation of the Offer if:

•	a breach by the Company of any representation, warranty, covenant or agreement in the Merger Agreement occurs, or any condition to Parent or Purchaser’s obligations to perform the Merger Agreement is not satisfied, which, either individually or in the aggregate, would reasonably be expected to result in the failure of the conditions to the Offer being satisfied, and such breach is incapable of being cured, or such condition is incapable of being satisfied, before the earlier of April 30, 2008 and 30 days following written notice to the Company from Parent, or which by its nature or timing cannot be cured within such time period, (unless Parent or Purchaser are then in material breach of the Merger Agreement);

•	(i) the Company’s board of directors shall have failed to include its recommendation that the Company’s stockholders accept the Offer, tender their shares of the Company’s common stock into the Offer, and approve the Merger and the Merger Agreement in the Company’s Schedule 14D-9 filing with the SEC or shall have made a Change of Recommendation or been deemed to have effected a Change of Recommendation or publicly proposed to effect a Change of Recommendation, (ii) the Company’s board of directors shall have approved, endorsed or recommended to the stockholders of the Company a Competing Proposal; (iii) the Company’s board of directors shall have failed to reaffirm its recommendation within five business days of being requested by Parent to do so, or (iv) the Company’s board of directors or any committee thereof shall have resolved to take any of the foregoing actions;

•	(i) a tender offer or exchange offer for outstanding shares of the Company’s common stock shall have been commenced (other than by Parent, Purchaser or one of their affiliates) and the Company’s board of directors shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Company’s board of directors shall have failed to recommend against acceptance of such offer; or

•	the Company willfully and materially breaches any of its obligations relating to the go-shop period, the no-shop period or the procedures relating to the parties rights in connection with such provisions as described above under the headings “Go-Shop Right,” “Restrictions on Solicitations of Other Offers” and “Recommendation Withdrawal/Termination in Connection with a Superior Proposal.”

Termination Fees

Parent and the Company have agreed that, except as described below, whether or not the Merger is consummated, each party shall bear its own expenses, including out-of-pocket fees and expenses of any advisors, counsel and accountants, incurred by the parties or in connection with the Merger Agreement and the transactions contemplated thereby, provided that Parent and the Company shall each bear 50% of the costs of filing, printing and mailing the Offer documents, the Schedule 14D-9 and the proxy statement / information statement.

If, prior to the termination of the Merger Agreement, a Competing Proposal (for purposes of this paragraph substituting 50% for the 15% threshold set forth in the definition of Competing Proposal) or the bona fide intention by a third party to make a Competing Proposal is publicly proposed or publicly disclosed or otherwise made known to the Company prior to, and not withdrawn at or prior to the time of the meeting of the Company’s stockholders to approve the Merger and the Merger Agreement, and (ii) following such a Competing Proposal, the Merger Agreement is terminated by Parent or the Company because the consummation of Offer has not occurred by April 30, 2008, the Company must within two business days of delivery by Parent of an invoice, pay to Parent, all reasonable and documented out-of-pocket fees and expenses incurred by Parent and Purchaser in connection with the transactions contemplated by the Merger Agreement (the “Parent Expense Reimbursement”).

If the Company terminates the Merger Agreement, or the Merger Agreement is terminated by Parent or Purchaser, under the conditions described in further detail below, the Company must pay Parent a termination fee.

The Company must pay a termination fee to Parent if, as described below:

•	(i) prior to the termination of the Merger Agreement, any Competing Proposal (for purposes of this paragraph substituting 50% for the 15% threshold set forth in the definition of Competing Proposal) or the bona fide intention by a third party to make a Competing Proposal is publicly proposed, and not withdrawn at or prior to the time of the termination of the Merger Agreement, (ii) the Merger Agreement is terminated by Parent or the Company because the consummation of Offer has not occurred by April 30, 2008 (provided that the failure to occur by such date was not caused by or resulted from Parent or Purchaser’s failure to fulfill any obligation) and (iii) concurrently with or within twelve months after such termination, the Company enters into a definitive agreement with respect to or consummates any transaction pursuant to such a Competing Proposal, then the Company must, concurrently with the consummation of the Competing Proposal, pay to Parent a fee of $8,900,000 in cash (net of any Parent Expense Reimbursement previously paid by the Company);

•	the Merger Agreement is terminated by the Company on or prior to the sixth business day following the Solicitation Period End Date in connection with a Superior Proposal made by an Excluded Party, provided that the Company notified Parent of the Superior Proposal and provided Parent with the opportunity to match the Superior Proposal (in each case in accordance with the procedures discussed above under “Go-Shop Right,” “Restrictions on Solicitations of Other Offers” and “Recommendation Withdrawal/Termination in Connection with a Superior Proposal”), the Company shall, concurrently with the consummation of such Superior Proposal made by such Excluded Party, pay to Parent a termination fee of $3,700,000 in cash (net of any Parent Expense Reimbursement previously paid or payable by the Company); provided, however, that if the initial three business day notice period described above under “Recommendation Withdrawal/Termination in Connection with a Superior Proposal” provided to Parent begins on or prior to the sixth business day following the Solicitation Period End Date, such sixth business day shall be tolled until the end of all applicable notice periods with respect to that specific Excluded Party for which such written notice was delivered and the Company shall be entitled to pay a termination fee of $3,700,000 in cash rather than a termination fee of $8,900,000 in cash (as would otherwise be required as described below) if the Merger Agreement is terminated by the Company immediately following the end of all applicable notice periods as a result of the Superior Proposal made by such Excluded Party;

•	the Merger Agreement is terminated by the Company (A) in connection with a Superior Proposal made by a person other than an Excluded Party, or (B) other than as set forth above, on or after the seventh business day following the Solicitation Period End Date in connection with a Superior Proposal made by an Excluded Party, the Company shall, concurrently with the consummation of such Superior Proposal, pay to Parent a termination fee of $8,900,000 in cash;

•	(i) (A) the Merger Agreement is terminated by Parent because the Company’s board of directors shall have failed to include its recommendation that the Company’s stockholders accept the Offer, tender their shares of the Company’s common stock into the Offer, and approve the Merger and the Merger Agreement in the Company’s Schedule 14D-9 filing with the SEC or shall have made a Change of Recommendation or been deemed to have effected a Change of Recommendation or publicly proposed to effect a Change of Recommendation, (B) the Company’s board of directors shall have approved, endorsed or recommended to the stockholders of the Company a Competing Proposal; (C) the Company’s board of directors shall have failed to reaffirm its recommendation within five business days of being requested by Parent to do so, or (D) the Company’s board of directors or any committee thereof shall have resolved to take any of the foregoing actions; (ii) a tender offer or exchange offer for outstanding shares of the Company’s common stock shall have been commenced (other than by Parent, Purchaser or an affiliate of Parent) and the Company’s board of directors shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Company’s board of directors shall have failed to recommend against acceptance of such offer; or (iii) the Company willfully and materially breaches any of its obligations relating to the go-shop period, the no-shop period or the procedures relating to the parties rights in connection with such provisions as described above under the headings “Go-Shop Right,” “Restrictions on Solicitations of Other Offers” and “Recommendation Withdrawal/Termination in Connection with a Superior Proposal,” then the Company shall pay to Parent, within two business days of such termination, a termination fee of $8,900,000 in cash.

The parties have agreed that the aforementioned termination fees shall be the sole and exclusive remedy available to Parent and Purchaser following termination of the Merger Agreement. Upon payment of the termination fees, the Company shall have no further liability with respect to the Merger Agreement to Parent, Purchaser, their stockholders, affiliates or otherwise.

Indemnification and Insurance

Under the terms of the Merger Agreement, Parent agreed that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director and officer of the Company and the Company’s subsidiaries provided for in the respective organizational documents or otherwise in effect as of the date of the Merger Agreement will survive the Merger and continue in full force and effect in accordance with their terms; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period will continue until the final disposition of such claim; provided, further, however, that such provisions will not apply to any director of the Company who voluntarily resigns (other than by reason of death, incapacity or serious illness) from his or her position as a director of the Company on or prior to the earlier of the ending of the Offer or the date of termination of the Merger Agreement.

From and after the effective time of the Merger, Parent and the surviving corporation will, to the fullest extent permitted under applicable law, jointly and severally indemnify and hold harmless each current and former director and officer of the Company and any of the Company’s subsidiaries against any costs or expenses (including advancing reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, any action or omission occurring or alleged to have occurred before or at the effective time of the Merger (including the transactions contemplated by the Merger Agreement) in connection with such persons serving as an officer, director or other fiduciary of the Company or any of its subsidiaries or of any entity if such service was at the request or for the benefit of the Company; provided, however, that these indemnifications provisions shall not apply to, nor be enforceable by, any director of the Company who voluntarily resigns (other than by reason of death, incapacity or serious illness) from his or her position as a director of the Company on or prior to the earlier the ending of the Offer or the date of termination of the Merger Agreement.

Prior to the effective time of the Merger, the Company is entitled to, and shall, purchase a “tail” insurance policy (which policy shall survive the Merger), of at least the same coverage and amounts containing terms and conditions that are no less favorable to the directors and officers of the Company and each of its subsidiaries as the Company’s and subsidiaries’ existing policy or policies, and from insurance carriers with comparable credit ratings for the benefit of the current and former officers and directors of the Company and each of its subsidiaries with a claims period of six years from the effective time of the Merger with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred at or prior to the effective time of the Merger. Parent and the surviving corporation shall jointly and severally be liable for the payment of all premiums in respect of such “tail” insurance policies.

Other Covenants

Pursuant to the Merger Agreement, the Company agreed to declare and pay a cash dividend of $0.3494 per share of its common stock to those holders of shares of its common stock who hold such shares of record on the date immediately prior to the date on which Purchaser accepts for payment the validly tendered shares of the Company’s common stock. If, however, such date fails to occur, such dividend will not be paid. The Company also agreed that if directed by Parent, the Company will, immediately prior to the date on which Purchaser accepts for payment the validly tendered shares of the Company’s common stock, declare and pay a dividend to the holders of shares of Common Stock in an amount equal to the undistributed REIT taxable income of the Company and the Company’s subsidiaries as of such date. Any such additional dividend payment will reduce the Offer price and the Merger consideration on a dollar for dollar per share basis. The Company expects to declare and pay a dividend immediately prior to the Acceptance Date to the extent of the Company’s taxable income for the period beginning January 1, 2008 and ending on the date immediately preceding the expiration date of the Offer. Such dividend will reduce the Merger consideration as described above.

Amendment, Extension, Waiver and Enforcement

The parties may amend the Merger Agreement at any time before or after obtaining the approval of the Merger Agreement by the Company’s stockholders, but, following approval of the Merger Agreement by the Company stockholders, no amendment may be made that by law or in accordance with the rules of any relevant stock exchange or quotation system requires further approval by the Company’s stockholders without obtaining such further approval. All amendments to the Merger Agreement must be in writing and signed by the Company, Parent and Purchaser.

At any time before the effective time of the Merger, each of the parties to the Merger Agreement may (to the extent legally allowed), by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	subject to the requirements of applicable law or the requirements of any relevant stock exchange or quotation system, waive compliance with any of the agreements or conditions contained in the Merger Agreement.

All agreements on the part of a party to any such extension or waiver to the Merger Agreement must be in writing signed by the party against which such waiver or extension is to be enforced.

Generally, the Merger Agreement does not provide for any rights or remedies relating to the Merger Agreement to any person other than the Company, Parent and Purchaser. However, the provisions described above under “— Indemnification and Insurance” are enforceable by the beneficiaries thereof.

No Dissenters’ Rights

Holders of the Company’s common stock are not entitled to dissenting stockholders’ appraisal rights or other similar rights in connection with the Offer, and Purchaser expects that holders of the Company’s common stock will not be entitled to dissenting stockholders’ appraisal rights or other similar rights in connection with the Merger. The Maryland General Corporation Law does not provide appraisal rights or other similar rights to stockholders of a corporation in connection with a merger if the shares of the corporation are listed on a national securities exchange on the record date for determining stockholders entitled to vote on the merger, or with respect to a “short form” merger, if the shares of the corporation are listed on a national securities exchange on the date on which notice is given. The shares of the Company’s common stock are listed on the NYSE, which is a national securities exchange, and Purchaser is hereby delivering notice pursuant to Section 3-106(d) of the Maryland General Corporation Law of the proposed Merger of Purchaser with and into the Company, with the Company surviving the Merger, conditioned upon the ownership by Purchaser of 90% or more of the outstanding shares of common stock of the Company as of the time of acceptance for record of the articles of merger with the State Department of Assessments and Taxation of Maryland.

THE TENDER OFFER

1.	Terms of the Offer; Expiration Date.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment) and the Merger Agreement, Purchaser shall accept for payment and pay for any and all shares of the Company’s common stock (that are not already owned by Parent and its affiliates) validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date in accordance with the procedures set forth in “The Tender Offer — Section 4. Withdrawal Rights.” If the conditions to the Offer are satisfied or waived, Purchaser will purchase all shares of the Company’s common stock validly tendered and not properly withdrawn as described above. The term “Expiration Date” means 12:00 midnight, New York City time, on Wednesday, March 12, 2008 unless Purchaser shall have extended the period during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. The term “Acceptance Date” means the date on which Purchaser accepts for payment shares of the Company’s common stock validly tendered and not properly withdrawn pursuant to the Offer. Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) promulgated under the Exchange Act, which require that material changes be promptly disseminated to holders of shares of the Company’s common stock in a manner reasonably designed to inform such holders of such change), Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

This Offer is subject to the condition that, among other things, there shall have been validly tendered and not properly withdrawn before the Offer expires a number of shares of the Company’s common stock that represents at least 55% of the sum of (x) the total number of outstanding shares of the Company’s common stock not owned by Parent and its affiliates plus (y) the total number of shares of the Company’s common stock issuable upon exercise of outstanding options, warrants, conversion privileges and other similar rights. We refer to this condition is as the “Minimum Condition.” In addition, Purchaser may terminate the Offer without purchasing any shares of the Company’s common stock if certain events described below in “The Tender Offer — Section 11. Certain Conditions to the Offer” occur.

Subject to the terms of the Merger Agreement, Parent, on behalf of Purchaser, expressly reserves the right, in its sole discretion, to waive, amend or modify any of the terms of the Offer, including the conditions of the Offer, provided, that, without the prior consent of the Company, Parent may not, and will cause Purchaser not to, (i) decrease the Offer price, (ii) change the form of consideration payable in the Offer, (iii) decrease or limit the number of shares of the Company’s common stock sought to be purchased in the Offer (other than by adding consideration), (iv) amend or waive satisfaction of the Minimum Condition, (v) amend any term or condition of the Offer in any manner materially adverse to the holders of shares of the Company’s common stock or (vi) extend the Expiration Date other than in accordance with the provisions for extension described below.

Unless the Merger Agreement is terminated in accordance with its terms, Purchaser may, without the consent of the Company, extend the Offer and the Expiration Date (i) for one or more periods of not more than 10 business days each, if, at the then scheduled Expiration Date, any of the conditions to the Offer have not been satisfied or waived, so long as the last extension does not cause the Acceptance Date to occur after April 30, 2008, (ii) for any period required by any rule, regulation, interpretation or position of the SEC and (iii) for one or more periods for an aggregate of not more than 20 business days, if the Minimum Condition has been satisfied but less than that number of shares of the Company’s common stock have been validly tendered that, when added to the number of shares of the Company’s common stock owned by Parent and any of its affiliates or subsidiaries, represents less than 90% of the outstanding shares of the Company’s common stock (on a fully diluted basis), so long as the last extension does not cause the Acceptance Date to occur after April 30, 2008. There can be no assurance that Purchaser will exercise its rights to extend the Offer.

Purchaser (or Parent, on Purchaser’s behalf) may, in its sole discretion, elect to provide a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. Purchaser will accept for payment, and pay for, any shares of the Company’s common stock that are validly tendered during any subsequent offering period. Holders of shares of the Company’s common stock that are validly tendered during a subsequent offering period, if provided, will not have the right to withdraw such tendered shares. Purchaser reserves its right to provide a subsequent offering period, but has not currently determined whether it will provide a subsequent offering period.

If Purchaser is delayed in its payment for the shares of the Company’s common stock or is unable to pay for shares of the Company’s common stock pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may retain tendered shares of the Company’s common stock on behalf of Purchaser, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in “The Tender Offer — Section 4. Withdrawal Rights.” However, the ability of Purchaser to delay the payment for shares of the Company’s common stock which Purchaser has accepted for payment is limited by Rule 14e-1 promulgated under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. A minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination of new information to stockholders in connection with a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer’s soliciting fee. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

If, on or before the Expiration Date, Purchaser increases the consideration being paid for shares of the Company’s common stock accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose shares of the Company’s common stock are purchased in the Offer, whether or not such shares were tendered before the announcement of the increase in consideration.

The Company has provided Purchaser with its stockholder and option holder lists and security position listings for the purpose of disseminating the Offer to holders of shares of the Company’s common stock. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of shares of the Company’s common stock, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares of the Company’s Common Stock.

Subject to the terms of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the Merger Agreement and the satisfaction or waiver by Parent of the conditions to the Offer, Purchaser will accept for payment and pay for all shares of the Company’s common stock validly tendered and not properly withdrawn prior to the Expiration Date and not properly withdrawn, promptly after the Expiration Date. Subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, shares of the Company’s common stock in order to comply in whole or in part with any other applicable law. If Purchaser desires to delay payment for shares of the Company’s common stock accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1 of the Exchange Act, Purchaser will extend the Offer. In all cases, payment for shares of the Company’s common stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such shares of the Company’s common stock (the “Certificates”) or timely confirmation of a book-entry transfer of such shares of the Company’s common stock into the Depositary’s account at DTC (a “Book-Entry Confirmation”) pursuant to the procedures set forth in “The Tender Offer — Section 3. Procedures for Tendering Shares of the Company’s Common Stock,” (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the letter of transmittal and (iii) any other documents required by the Letter of Transmittal.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, shares of the Company’s common stock validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary, as agent for the tendering stockholders, of Purchaser’s acceptance for payment of such shares of the Company’s common stock pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for shares of the Company’s common stock accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose shares of the Company’s common stock have been accepted for payment.

If any tendered shares of the Company’s common stock are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more shares of the Company’s common stock than are tendered, Certificates evidencing unpurchased shares of the Company’s common stock will be returned, without expense to the tendering stockholder (or, in the case of shares of the Company’s common stock tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in “The Tender Offer — Section 3. Procedures for Tendering of the Company’s Common Stock,” such shares of the Company’s common stock will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

3.	Procedures for Tendering Shares of the Company’s Common Stock.

Except as set forth below, in order for shares of the Company’s common stock to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Certificates evidencing tendered shares of the Company’s common stock must be received by the Depositary at such address or such shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. The term “Agent’s Message” means a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of the Company’s common stock which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

Book-Entry Transfer.  The Depositary will establish accounts with respect to the shares of the Company’s common stock at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make a book-entry delivery of shares of the Company’s common stock by causing DTC to transfer such shares of the Company’s common stock into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of shares of the Company’s common stock may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the Depositary.

Signature Guarantees.  Signatures on all letters of transmittal must be guaranteed by a firm which is a member of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Guarantee Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”), except in cases where shares of the Company’s common stock are tendered (i) by a registered holder of shares of the Company’s common stock who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any Certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Purchaser, proper evidence satisfactory to Purchaser of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.  If a stockholder desires to tender shares of the Company’s common stock pursuant to the Offer and the Certificates evidencing such stockholder’s shares of the Company’s common stock are not immediately available or such stockholder cannot deliver the Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such shares of the Company’s common stock may nevertheless be tendered, provided that all the following conditions are satisfied:

(i)	such tender is made by or through an Eligible Institution;

(ii)	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

(iii)	the Certificates (or a Book-Entry Confirmation) evidencing all tendered shares of the Company’s common stock, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in connection with a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NYSE is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

In all cases, payment for shares of the Company’s common stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Certificates evidencing such shares of the Company’s common stock, or a Book-Entry Confirmation of the delivery of such shares of the Company’s common stock, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer.

The method of delivery of Certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares of the Company’s common stock will be determined by Purchaser in its sole discretion. Purchaser reserves the absolute right to reject any and all tenders determined by Purchaser not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Parent, on behalf of Purchaser, reserves the absolute right to waive any condition of the Offer (other than the Minimum Condition, the waiver or modification of which is limited as described above in “The Tender Offer — Section 1. Terms of the Offer; Expiration Date.”), and Purchaser reserves the absolute right to waive any defect or irregularity in the tender of any particular shares of the Company’s common stock or any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders, and Purchaser’s interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of shares of the Company’s common stock will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, or any waiver thereof, or incur any liability for failure to give any such notification.

Other Requirements.  By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder’s rights with respect to the shares of the Company’s common stock tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other shares of the Company’s common stock or other securities issued or issuable in respect of such shares of the Company’s common stock on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered shares of the Company’s common stock. Such appointment will be effective when, and only to the extent that, Purchaser accepts such shares of the Company’s common stock for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such shares of the Company’s common stock (and such other shares of the Company’s common stock and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the shares of the Company’s common stock for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company’s stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for shares of the Company’s common stock to be deemed validly tendered, immediately upon Purchaser’s payment for such shares of the Company’s common stock, Purchaser must be able to exercise full voting rights with respect to such shares of the Company’s common stock.

The acceptance for payment by Purchaser of shares of the Company’s common stock pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4.	Withdrawal Rights.

Tenders of the shares of the Company’s common stock made pursuant to the Offer are irrevocable except that such shares of the Company’s common stock may be withdrawn at any time prior to the initial Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 12, 2008. If Purchaser extends the Offer, is delayed in its acceptance for payment of shares of the Company’s common stock or are unable to accept shares of the Company’s common stock for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered shares of the Company’s common stock, and such shares of the Company’s common stock may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the shares of the Company’s common stock to be withdrawn, the number of shares of the Company’s common stock to be withdrawn and the name of the registered holder of such shares of the Company’s common stock, if different from that of the person who tendered such shares of the Company’s common stock. If Certificates evidencing shares of the Company’s common stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such shares of the Company’s common stock have been tendered for the account of an Eligible Institution. If shares of the

Company’s common stock have been tendered pursuant to the procedure for book-entry transfer as set forth in “The Tender Offer — Section 3. Procedures for Tendering Shares of the Company’s Common Stock,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of the Company’s common stock and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of shares of the Company’s common stock may not be rescinded, and shares of the Company’s common stock properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn shares of the Company’s common stock may be re-tendered by again following the procedures described in “The Tender Offer — Section 3. Procedures for Tendering Shares of the Company’s Common Stock,” at any time prior to the Expiration Date or during a subsequent offering period if one is provided.

If a subsequent offering period is provided, no withdrawal rights will apply to shares of the Company’s common stock tendered into the subsequent offering period and no withdrawal rights will apply during the subsequent offering period with respect to shares of the Company’s common stock tendered in the Offer and accepted for payment.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under a duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Certain U.S. Federal Income Tax Considerations.

The following is a summary of the material U.S. federal income tax consequences to the Company’s common stockholders who participate in the Offer or the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations issued under the Code, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (the “IRS”), relating to the U.S. federal income tax consequences of the transactions described in this Offer to Purchase, and the statements in this summary are not binding on the IRS or any court. As a result, none of Parent, Purchaser nor the Company can assure you that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. This discussion assumes that you hold the Company’s common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of the Company’s common stock in light of their particular circumstances or to holders of the Company’s common stock who are subject to special treatment under U.S. federal income tax laws (including, for example, financial institutions, dealers in securities, insurance companies or tax-exempt entities, holders who acquired the Company’s common stock pursuant to the exercise of employee stock options or otherwise as compensation, partnerships or other entities treated as partnerships for U.S. federal income tax purposes and persons holding the Company’s common stock through such entities, broker-dealers, expatriates, U.S. holders that have a functional currency other than the U.S. dollar, persons liable for the alternative minimum tax, holders who hold the Company’s common stock as part of a hedge, straddle, conversion, constructive sale or other integrated transaction and, except to the extent specifically discussed below, non-U.S. holders). Except to the extent specifically discussed below, this summary does not address the tax consequences of any transaction other than the Offer or the Merger. This summary does not address the tax consequences to any non-U.S. holder who actually or constructively owns 5% or more of the Company’s common stock. Also, this summary does not address U.S. federal income tax considerations applicable to holders of options to purchase the Company’s common stock, holders of debt instruments convertible into the Company’s common stock or to persons entitled to receive payments in respect of their restricted shares or deferred compensation payments in connection with the Merger. In addition, no information is provided with respect to the tax consequences of the Offer or the Merger under applicable state, local or non-U.S. laws or U.S. federal tax laws other than federal income tax laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of the Company’s common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the U.S.;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A holder of the Company’s common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder is referred to herein as a “non-U.S. holder.”

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Company’s common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. This discussion does not address the U.S. federal income tax treatment of partnerships holding the Company’s common stock or of partners in such partnership. If you are a partner of a partnership holding the Company’s common stock you should consult your tax advisor regarding the tax consequences of the Offer and the Merger.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY, IS NOT TAX ADVICE AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OFFER OR THE MERGER, NOR DOES IT ADDRESS ALL TAX CONSIDERATIONS APPLICABLE TO HOLDERS OF THE COMPANY’S COMMON STOCK. PLEASE CONSULT WITH YOUR TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO YOU (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

Consequences of the Offer and the Merger to U.S. Holders

General.  A U.S. holder’s receipt of cash in exchange for the Company’s common stock pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss equal to the difference, if any, between the amount of any cash received and the holder’s adjusted tax basis in the Company’s common stock exchanged for such cash. Generally, such capital gain or loss will constitute long-term capital gain or loss if you have held the Company’s common stock for more than one year as of the effective time of the Offer or the Merger (as applicable). The deductibility of capital losses may be subject to limitations. If you hold blocks of the Company’s common stock which were acquired at different times or prices, you must separately calculate your gain or loss for each block of shares.

Special Rule for U.S. Holders Who Have Held Shares For Less than Six Months.  A U.S. holder who has held the Company’s common stock for less than six months at the effective time of the Offer or the Merger (as applicable), taking into account certain holding period rules, and who recognizes a loss on the exchange of the Company’s common stock in the Offer or the Merger (as applicable), will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from the Company, or such holder’s share of any designated retained capital gains, with respect to those shares.

Pre-Closing $0.3494 Dividend.  The Company has declared a $0.3494 per share dividend payable to stockholders of the Company who hold shares of the Company’s common stock at the close of business on the last trading day immediately preceding the Acceptance Date. The $0.3494 per share dividend will not be paid if the Offer is not closed. The Company intends to treat the $0.3494 per share dividend as a dividend for U.S. federal income tax purposes to the extent the Company’s current and accumulated earnings and profits are allocable to such dividend. To the extent that the Company’s distributions (including the $0.3494 dividend) for its taxable year that ends with the Merger exceed the Company’s current and accumulated earnings for such tax year, such distributions would constitute a tax-free return of capital and reduce the stockholder’s tax basis in its Company common stock (to the extent thereof), with any excess taxable as a gain from a sale or exchange of the Company’s common stock.

Consequences of the Offer and the Merger to Non-U.S. Holders

General.  A non-U.S. holder’s gain or loss from the Offer or the Merger will be determined in the same manner as that of a U.S. holder. A non-U.S. holder of the Company’s common stock should not be subject to U.S. federal income taxation on any gain recognized from the Offer or the Merger, unless (1) the gain is effectively connected with a U.S. trade or business of the non-U.S. holder, (2) the holder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, or (3) the holder’s Company common stock constitutes a “U.S. real property interest,” referred to as a “USRPI,” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, referred to as “FIRPTA.”

A non-U.S. holder whose gain is effectively connected with the conduct of trade or business in the U.S. will be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% (or a reduced rate prescribed by an applicable income tax treaty) on such effectively connected gain.

If the non-U.S. holder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, that holder will be subject to a 30% tax on the holder’s capital gains. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

If the non-U.S. holder’s Company common stock constitute a USRPI under FIRPTA, such holder will be subject to U.S. federal income tax on the gain recognized in the Offer or the Merger (as applicable) on a net basis in the same manner as a U.S. holder. A non-U.S. holder’s Company common stock generally will constitute a USRPI if (1) the Company is considered a “U.S. real property holding corporation,” referred to as a USRPHC, (2) the Company is not a “domestically controlled qualified investment entity” on the effective date of the Offer or the Merger (as applicable) and (3) the selling non-U.S. holder owned (after application of certain constructive ownership rules) more than 5% of the Company’s common stock (based on the fair market value of the Company’s common stock) at any time during the five years preceding the effective time of the Offer or the Merger (as applicable). If the Company is a USRPHC and qualifies as a REIT, the Company would be a “domestically-controlled qualified investment entity” on the effective date of the Offer or the Merger (as applicable) if non-U.S. holders held less than 50% of the value of the Company’s outstanding equity interests at all times since the Company has been in existence. No assurances can be given that the actual ownership of the Company’s outstanding equity interests has been or will be sufficient for the Company to qualify as a “domestically-controlled qualified investment entity” at the effective time of the Offer or the Merger (as applicable). It is not anticipated that the Company’s common stock will constitute a USRPI at the effective time of the Offer or the Merger, although no assurances are made in this respect.

Pre-Closing $0.3494 Dividend.  The $0.3494 dividend generally would be treated as an ordinary dividend from the Company subject to U.S. withholding tax at a rate of 30% (or a reduced rate prescribed by an applicable income tax treaty).

Income Tax Treaties.  If a non-U.S. holder is eligible for benefits under an income tax treaty with the U.S., the non-U.S. holder may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above. Non-U.S. holders should consult their tax advisors regarding possible relief under an applicable income tax treaty.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to payments made in connection with the Offer or the Merger. Backup withholding will not apply, however, to a holder who (a) in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or successor form, (b) in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form, or (c) is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis.

6.	Price Range of Shares of the Company’s Common Stock.

The Company’s common stock began trading on February 15, 2007 on the NYSE under the ticker symbol “QRR.” The high and low trade prices for the periods indicated for the Company’s common stock are set out in the following table. These prices are as reported by the NYSE, and reflect inter-day price quotations, without retail mark-up, mark down or commission, and may not necessarily represent actual transactions.

			Cash Dividend
	High	Low	Declared

FISCAL YEAR ENDED DECEMBER 31, 2007
First Quarter*	$15.38	$11.74	$0
Second Quarter	14.39	12.25	0
Third Quarter	12.95	7.06	0.10
Fourth Quarter	10.53	6.46	0.32
FISCAL YEAR ENDED DECEMBER 31, 2008
First Quarter (through February 12, 2008)	10.97	6.42	0.3494

*	From February 15, 2007, the date the Company’s common stock began trading on the NYSE.

The closing sale price of the Company’s common stock on the NYSE on January 28, 2008, the last trading day prior to the execution of the Merger Agreement and the public announcement of the Offer and the Merger, was $7.96 per share. The aggregate Offer price and Merger consideration of $11.00 per share, inclusive of the $10.6506 per share (subject to reduction in the amount of any dividends declared and paid with respect to the Company’s shares of common stock on or between the date of this Offer and the Acceptance Date) and the dividend of $0.3494 per share to be paid by the Company represents a premium of approximately 38% to the closing price on January 28, 2008 and an approximately 41% premium to the average closing price of the Company’s common stock for the 30 trading days ended January 28, 2008. On February 12, 2008, the most recent practicable date before this Offer to Purchase was printed, the closing price for the Company’s common stock on the NYSE was $10.85 per share.

You are urged to obtain a current market quotation for the shares of the Company’s common stock before deciding whether to tender your shares into the Offer.

7.	Certain Information Concerning the Company.

The information concerning the Company contained in this Offer to Purchase has been taken from or based upon documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Purchaser, Parent, Hypo International or Hypo Holding is responsible for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, Parent, Hypo International or Hypo Holding, except to the extent required by law.

General.  The Company, a Maryland corporation organized on September 29, 2006, is a commercial real estate finance company formed principally to invest in commercial mortgage investments and related products, including construction loans, mezzanine loans, B Notes, bridge loans, fixed and floating rate whole loans, loan participations, preferred equity and equity in commercial real estate. The Company acquired its initial assets from Parent upon the completion of the Company’s initial public offering of stock on February 21, 2007. The fair value of the acquired assets was approximately $266.2 million inclusive of accrued interest purchased, approximately $3 million in premium and approximately $5 million of up-front fees contributed to the Company. In exchange for these assets, the Company issued 8,330,000 shares of common stock to Parent at a fair value of approximately $125 million at the date of grant and paid approximately $141.2 million from the proceeds of the Company’s public offering. The proceeds of the offering were used primarily to acquire commercial real estate loans. Also on February 21, 2007, the Company granted Parent 600,000 shares of restricted common stock pursuant to the Company’s Manager Equity Plan at fair value of $9.0 million at date of grant. The restrictions on these shares lapsed immediately. The Company is externally managed and advised by Parent pursuant to a management agreement dated as of February 21, 2007. Parent, in its capacity as manager of the Company, acquires assets, originates and funds loans and performs other activities on behalf of the Company. The Company’s principal executive office is located at 622 Third Avenue, New York, New York 10017 and its telephone number is (212) 671-6400.

Intent to Tender.  We have not entered into any tender agreements, relating to the tender of shares of the Company’s common stock into the Offer, or voting agreements, relating to the voting of shares in favor of the approval of the Merger and the Merger Agreement. As set forth in the Company’s Schedule 14D-9 under “Item 4. The Solicitation or Recommendation — Reasons for the Recommendation of the Special Committee and the Quadra Board,” to the best of the Company’s knowledge, after reasonable inquiry, each executive officer, director, affiliate (other than Parent) and subsidiary of the Company who owns shares of the Company’s common stock presently intends to tender in the Offer all shares that he or she owns of record or beneficially, other than any shares that if tendered would cause him, her or them to incur liability under the short-swing profits recovery provisions of the Exchange Act. The foregoing does not include any shares of the Company’s common stock over which, or with respect to which, any such executive officer, director or affiliate acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender.

Available Information.  The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the SEC’s regional office located at 3 World Financial Center, Room 4-300, New York, New York 10281-1022. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company’s filings are also available to the public on the SEC’s Internet site (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Copies of many of the items filed with the SEC and other information concerning the Company are available for inspection at the offices of the NASDAQ located at One Liberty Plaza, 50th Floor, New York, New York 10006.

Information about the Company may be also obtained from the Company’s website at www.quadrarealty.com. The Company’s website is provided as an inactive textual reference only. Information contained on the Company’s website is not incorporated by reference into, and does not constitute any part of, this Offer to Purchase.

Historical Selected Financial Information.  The selected consolidated financial data for the three months ended September 30, 2007 and June 30, 2007 and for the period from February 21, 2007 (commencement of operations) until March 31, 2007 and September 30, 2007 are extracted from, and should be read in conjunction with, the consolidated financial statements and notes thereto contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 filed with the SEC on November 13, 2007, for the quarterly period ended June 30, 2007 filed with the SEC on August 14, 2007, and for the quarterly period ended March 31, 2007 filed with the SEC on May 15, 2007, respectively. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial conditions and results of operations) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above. These documents are incorporated by reference in this Offer to Purchase. See “Available Information” above. We take no responsibility for the information below taken from the Company’s reports filed with the SEC.

QUADRA REALTY TRUST, INC. AND SUBSIDIARIES
(Unaudited dollar amounts in thousands, except per share data)

			Period from February 21,
	Three Months Ended		2007(1) until
	September 30,	June 30,	March 31,	September 30,
	2007	2007	2007	2007

Income Statement Data
Income from investment loans	$15,417	$9,922	$3,059	$28,396
Interest expense	(5,894)	(2,080)	0	(7,975)
Total Net Revenues	$9,523	$7,842	$3,059	$20,421
Total operating costs and expenses	2,817	2,770	10,622	16,208
Net income (loss)	6,706	5,072	(7,563)	4,213
Cash dividends declared per common share(2)	$.10	$—	$—	$.10
Average shares of common stock outstanding — basic (in thousands)	25,602	25,602	25,600	25,602

(1)	The Company commenced operations on February 21, 2007.

(2)	Two subsequent dividends were paid by the Company in respect of fourth quarter earnings ($0.13 and $0.19 per share).

	September 30,	June 30,	March 31,
	2007	2007	2007

Balance Sheet Data
Assets
Cash and cash equivalents	34,048	40,542	37,705
Investments in loans	653,759	630,168	316,703
Accrued interest receivable	4,829	3,194	1,739
Other assets	1,073	1,986	1,377
Total assets	693,709	675,890	357,524
Liabilities
Notes payable — warehouse facility	325,879	312,234	0
Accrued interest payable	899	0	0
Accounts payable and accrued expenses	778	1,679	1,325
Accrued expenses payable to related party	679	696	603
Interest rate swaps	1,701	316	0
Deferred compensation	149	113	36
Other liabilities	319	397	0
Total liabilities	330,404	315,435	1,964
Total Stockholder’s equity	363,305	360,455	355,560
Total Liabilities & Stockholders’ Equity	693,709	675,890	357,524

Comparative per Share Data.  The following table sets forth certain historical per share data for the Company. Basic and diluted earnings per common share and book value per share is presented for the three months ended September 30, June 30 and March 31, 2007 and for the period from February 21, 2007 to September 30, 2007.

			Period from February 21,
	For Three Months Ended		2007(1) until
	September 30,	June 30,	March 31,	September 30,
	2007	2007	2007	2007

Income Statement Data (thousands of dollars)
Diluted income (loss) per share from continuing operations	$.26	$.20	$ −.30	$.16
Basic income (loss) per share from continuing operations	.26	.20	−.30	.16
Diluted net income (loss) per share(2)	.26	.20	−.30	.16
Basic net income (loss) per share	.26	.20	−.30	.16
Book value per share(3)	14.12	14.01	13.82	14.12

(1)	The Company commenced operations on February 21, 2007.

(2)	There is no difference between the Diluted income (loss) per share from continuing operations and Diluted net income (loss) per share.

(3)	The Book Value per share is based on the weighted average diluted common shares outstanding.

Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Parent, the Information Agent, the Dealer Manager and the Depositary have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Parent, the Information Agent, the Dealer Manager and the Depositary have not independently verified the accuracy or completeness of the information contained in such documents and records, and cannot verify any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Information Agent, the Dealer Manager or the Depositary.

Book Value Per Share.  The Company’s net book value per share as of September 30, 2007 was $14.12, which is above the $10.6506 per share Offer price. Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing stockholders’ equity by the weighted average number of shares of common stock outstanding. The Company historically has not reported a ratio of earnings to fixed charges, and the Company has computed the ratio of earnings to fixed charges set forth above based on publicly available information.

8.	Certain Information Concerning Parent, Purchaser, Hypo International and Hypo Holding

Purchaser, a wholly-owned direct subsidiary of Parent, is a Maryland corporation that was formed on January 18, 2008, solely for the purpose of completing the Offer and the Merger and related transactions. Purchaser has not engaged in any business except as contemplated by the Merger Agreement and, until immediately prior to the time Purchaser purchases shares of the Company’s common stock pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to Purchaser’s formation and capitalization and the transactions contemplated by the Offer and the Merger. Upon the completion of the Merger, Purchaser will cease to exist and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent. The principal office address of Purchaser is 622 Third Avenue, 31st Floor, New York, New York 10017. The telephone number at the principal office is 212-671-6300.

Parent, a wholly-owned direct subsidiary of Hypo International, is a Delaware corporation and the Company’s external manager. Parent is a full service, vertically integrated commercial real estate finance company specializing in debt financing for commercial real estate throughout the United States. The principal office address of Parent is 622 Third Avenue, 31st Floor, New York, New York 10017. The telephone number at the principal office is 212-671-6300.

Hypo International, a wholly-owned direct subsidiary of Hypo Holding, is a German corporation. Hypo International provides a wide range of banking services in the field of commercial real estate financing and is principally focused on markets outside of Germany. The principal office address of Hypo International is Von-der-Tann-Str. 2, D-80539 Munich, Germany. The telephone number at the principal address is +49 (0)89-2880-0.

Hypo Holding is a publicly traded German financial holding company. Shares of Hypo Holding are widely held and actively trade on the Frankfurt Stock Exchange and are listed on Germany’s blue chip index of the largest publicly traded companies in Germany by market capitalization (DAX). The principal office address of Hypo Holding is Unsöldstr. 2, D-80538, Munich, Germany. The telephone number at the principal office is +49 (0) 89 20 30 07-0.

The name, business address, citizenship, material occupations, positions, offices or employment during the last five years of each director and executive officer (or person serving in a similar capacity) and affiliate of Parent, Purchaser, Hypo International and Hypo Holding are set forth in Schedule A hereto. Except as set forth elsewhere in this Offer to Purchase (including Schedule A hereto), (i) none of Parent, Purchaser, Hypo International or Hypo Holding nor, to their knowledge, any of the entities or persons listed in Schedule A hereto has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and (ii) none of Parent, Purchaser, Hypo International or Hypo Holding nor, to their knowledge, any of the entities or persons listed in Schedule A hereto has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase (including Schedule A hereto), (i) none of Parent, Purchaser, Hypo International or Hypo Holding nor, to their knowledge, any of the entities or persons listed in Schedule A hereto, beneficially owns or has a right to acquire any shares of the Company’s common stock or any other equity securities of the Company, and (ii) none of Parent, Purchaser, Hypo International or Hypo Holding nor, to their knowledge, any of the entities or persons referred to in clause (i) above, has effected any transaction in the shares of the Company’s common stock or any other equity securities of the Company during the past 60 days.

Except as set forth elsewhere in this Offer to Purchase (including Schedule A hereto), (i) none of Parent, Purchaser, Hypo International or Hypo Holding nor, to their knowledge, any of the entities or persons listed on Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Parent, Purchaser, Hypo International or Hypo Holding or, to their knowledge, any of the entities or persons listed in Schedule A hereto, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand.

9.	Source and Amount of Funds.

The Offer is not conditioned on obtaining financing. We estimate that the total amount of funds required to purchase all of the outstanding shares of the Company’s common stock (other than those already owned directly or indirectly by Purchaser) pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $184.0 million. Hypo International, the parent of Parent, has sufficient funds to pay this amount and will contribute to Purchaser sufficient cash to make such payment with internally available funds.

10.	Dividends and Distributions.

The Merger Agreement provides that prior to the effective date of the Merger, the Company shall not (without the written consent of Parent) (i) declare, set aside or pay any dividend or make any other actual, constructive or deemed distribution (whether in cash, stock, or property or any combination thereof) in respect of any equity securities of the Company or any subsidiary of the Company (other than (x) dividends or distributions from a subsidiary of the Company to the Company and (y) dividends or distributions that Parent directs the Company to declare and pay to the holders of the Company’s common stock, out of funds legally available therefor as described below), (ii) split, combine or reclassify any of the equity securities of the Company or any subsidiary of the Company or issue or authorize for issuance any securities in respect of, in lieu of or in substitution for such securities or other interests, or (iii) repurchase, redeem or otherwise acquire any of the equity securities of the Company or any subsidiary of the Company or any other securities, units, interests, equity equivalents (including, without limitation, share appreciation rights, “phantom” stock plans or stock equivalents) of the Company or any subsidiary of the Company or any rights, warrants or options to acquire any such shares or other securities, in each case other than as permitted under the Merger Agreement.

Pursuant to the terms of the Merger Agreement, the Company agreed to declare and pay a cash dividend of $0.3494 per share of common stock to those holders of shares of the Company’s common stock who hold such shares of record on the date immediately prior to the Acceptance

Date. If the Acceptance Date does not occur such dividend will not be paid. The Company also agreed that, if directed by Parent in writing and solely to the extent that funds are legally available for the payment thereof, the Company will, immediately prior to the Acceptance Date, declare and pay a dividend to the holders of shares of Common Stock in an amount equal to the undistributed REIT taxable income (as defined in Code Section 857(b)(2)) of the Company and the subsidiaries of the Company as of such date. This dividend and any other additional dividend payment by the Company that may be agreed to by Parent will reduce the Offer price and the Merger consideration on a dollar for dollar-per-share basis (other than the $0.3494 dividend to be paid by the Company in connection with the Offer). The Company expects to declare and pay a dividend immediately prior to the Acceptance Date to the extent of the Company’s taxable income for the period beginning January 1, 2008 and ending on the date immediately preceding the Acceptance Date. Such dividend will reduce the Offer price as described above.

The Merger Agreement provides that if at any time prior to the effective time of the Merger any change in the outstanding shares of capital stock of the Company occurs as a result of any reclassification, reorganization, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar transaction, the Offer price (with respect to any such event that becomes effective prior to the Expiration Date) and the Merger consideration payable per share of the Company’s common stock shall be equitably adjusted to reflect such change.

To qualify as a REIT, the Company must pay annual dividends to its stockholders of at least 90% of its REIT taxable income, determined before taking into consideration the dividends paid deduction and net capital gains. Before the Company pays a dividend, whether for U.S. federal income tax purposes or otherwise, which would only be paid out of available cash to the extent permitted under the Company’s credit facilities, the Company must first meet both its operating requirements and scheduled debt service on its outstanding borrowings. On March 29, 2007, the Company and Quadra QRS, LLC, a wholly-owned subsidiary of Quadra, entered into the Wachovia Facility with Wachovia Bank, NA. The Wachovia Facility contains certain covenants that restrict the Company from making distributions in the event of default, except that the Company may pay distributions necessary to maintain its qualification as a REIT. On June 29, 2007, the Company entered into a $25 million revolving credit facility with KeyBank N.A., (“KeyBank Facility”). The terms of the KeyBank Facility include covenants that restrict the Company from making distributions in excess of a maximum of 100% of its taxable income (exclusive of the non-cash expense associated with a one-time stock grant to Parent, as the Company’s manager), except that the Company may in any case pay distributions necessary to maintain its REIT status.

11.	Certain Conditions to the Offer.

In addition to Purchaser’s right to extend, amend and terminate the Offer at any time in its sole discretion (subject to the terms of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act), Purchaser will not be required to accept for payment, and may delay the acceptance for payment of, any validly tendered shares of the Company’s common stock if the Minimum Condition has not been satisfied. Furthermore, notwithstanding any other provision of the Offer (subject to the terms of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act), Purchaser will not be required to accept for payment or pay for any validly tendered shares of the Company’s common stock if:

(a)	any applicable waiting period under the HSR Act has not expired or been terminated;

(b)	any suit, action, or proceeding brought by any governmental authority is pending (i) challenging the acquisition by Parent or Purchaser of the shares of the Company’s common stock, seeking to make illegal, materially delay, make materially more costly or otherwise directly or indirectly restrain or prohibit the making or consummation of the Offer and the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or seeking to obtain from the Company, Parent or Purchaser any damages or penalties that are material in relation to the Company and the Company’s subsidiaries taken as whole; (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries or affiliates of any of the businesses or assets of the Company, Parent or any of their respective subsidiaries or affiliates, or to compel the Company, Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate all or any material portion of the businesses or assets of the Company or Parent, as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any shares of the Company’s common stock accepted for payment pursuant to the Offer including, without limitation, the right to vote the shares of the Company’s common stock accepted for payment by it on all matters properly presented to the stockholders of the Company; (iv) seeking to prohibit Parent or any of its subsidiaries or affiliates from effectively controlling in any material respect the business or operations of the Company or the Company’s subsidiaries; (v) requiring divestiture by Purchaser or any of its subsidiaries or affiliates of any shares of the Company’s common stock; or (vi) which otherwise would, if adversely determined, have a material adverse effect on the Company;

(c)	there shall be any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction (including with respect to competition or antitrust matters) enacted, entered, promulgated, issued or enforced by any governmental authority, or any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction which has been proposed by any governmental authority with respect to or reasonably deemed applicable (following consultation with outside legal counsel) to, or any material consent or approval withheld with respect to (i) Parent, the Company or any of their respective subsidiaries or affiliates or (ii) the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, by any court or other governmental authority, other than applicable waiting periods under the HSR Act as specified in the paragraph (a) above, in any case, that has resulted or, in the reasonable judgment of Parent following consultation with outside legal counsel, is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) though (vi) of paragraph (b) above;

(d)	(i) the representations and warranties of the Company contained in the Merger Agreement that are qualified by reference to “materiality” or “material adverse effect” shall not be true and correct, and the other representations and warranties of the Company contained in the Merger Agreement shall not be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the consummation of the Offer with the same effect as if made at and as of the consummation of the Offer (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties that are qualified by reference to “materiality” or “material adverse effect” shall be true and correct as of such earlier date, and such other representations and warranties shall be true and correct in all material respects as of such earlier date) (See “Special Factors — The Merger Agreement — Representations and Warranties”); or (ii) the Company shall have failed to perform or comply in all material respects with its covenants and obligations contained in the Merger Agreement, which failure to perform has not been cured within five business days after the giving of written notice to the Company (See “Special Factors — The Merger Agreement”);

(e)	there shall have occurred since January 28, 2008 any events or changes which, individually or in the aggregate, constitute or may reasonably be expected to result in a material adverse effect on the Company (See “Special Factors — The Merger Agreement — Representations and Warranties”);

(f)	the Merger Agreement shall have been terminated in accordance with its terms, or any event shall have occurred which gives Parent or Purchaser the right (i) to terminate the Merger Agreement in accordance with its terms or (ii) not to consummate the Merger (See “Special Factors — The Merger Agreement — Termination of the Merger Agreement”);

(g)	there shall have occurred and be continuing (i) any general suspension of trading in, or limitation in prices for securities on any national securities exchange or in the over-the-counter market (other than as a result of market circuit-breakers or other similar procedures); (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S. (whether or not mandatory); or (iii) any limitation (whether or not mandatory), by a U.S. governmental authority or agency on the extension of credit by banks or other financial institutions which in the reasonable judgment of Parent or Purchaser, in any such case, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments;

(h)	all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by the Company, Parent or Purchaser with or from any governmental authority or third party in connection with the execution, delivery and performance of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been made or obtained and such failure could reasonably be expected to have a material adverse effect on the Company; or

(i)	Parent shall have failed to receive a certificate from the Company, in form and substance reasonably satisfactory to Parent, executed by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Expiration Date, to the effect that the conditions set forth in paragraph (d) above have been satisfied.

The foregoing conditions are solely for the benefit of Parent and Purchaser and may be waived by Parent or Purchaser in whole or in part at any time and from time to time prior to the Expiration Date in their sole discretion (except with respect to the Minimum Condition, the waiver or modification of which is limited as described above in “The Tender Offer — Section 1. Terms of the Offer; Expiration Date”), in each case, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

12.	Certain Legal Matters; Required Regulatory Approvals.

General.  Based on our examination of publicly available information filed by the Company with the SEC and other information regarding the Company, we are not aware of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for our acquisition or ownership of shares of the Company’s common stock pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company’s or our business or that certain parts of the Company’s or our business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause us to elect to terminate the Offer without the purchase of the shares of the Company’s common stock thereunder. Our obligation under the Offer to accept for payment and pay for shares of the Company’s common stock is subject to certain conditions. See “The Tender Offer — Section 11. Certain Conditions to the Offer.”

Antitrust Compliance.  Under the HSR Act, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. Only transactions that meet certain thresholds regarding the size of the parties and size of the transaction require an HSR notification. The acquisition of mortgages and any other loans secured by real property are exempt under Section 7(A)(c)(2) of the HSR Act. The aggregate value of the non-exempt assets being acquired pursuant to the Offer does not meet the size of the transaction test. Therefore, the Offer does not require a pre-merger HSR notification.

State Takeover Laws.  A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of “Control Shares” (shares representing ownership in excess of certain voting power thresholds e.g. 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

We do not believe that any state takeover laws purport to apply to the Offer or the Merger. We have not currently complied with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities, and we might be unable to accept for payment or pay for shares of the Company’s common stock tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, we may not be obliged to accept for payment or pay for any shares of the Company’s common stock tendered pursuant to the Offer. See “The Tender Offer — Section 11. Certain Conditions to the Offer.”

Federal Reserve Board Regulations.  Regulations G, T, U and X (the “Margin Regulations”) promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the shares of the Company’s common stock pursuant to the Offer) if such credit is secured directly or indirectly by margin stock. We are funding the acquisition of the shares of the Company’s common stock from our internally available funds. The Margin Regulations are thus inapplicable.

Litigation.  On February 7, 2008, a purported class-action lawsuit was filed in New York State Supreme Court in the County of New York captioned Howard Swope, individually and on behalf of all others similarly situated, against Quadra Realty Trust, Inc., Robert H. Mundheim,

Juergen Fenk, Evan F. Denner, Robert R. Glauber, Thomas F. McDevitt, Bettina von Oesterreich, Ronald M. Stewart and Lawrence A. Weinbach (Index No. 08600381). The complaint alleges, among other things, that the defendant directors breached their fiduciary duties owed to the Company’s stockholders in connection with, among other things, the Company’s entry into the Merger Agreement. The complaint alleges that the Company’s directors breached their fiduciary duties to take all necessary steps to ensure that the Company’s stockholders receive the maximum value realizable for their shares in any transaction effecting a change of corporate control and to provide stockholders with full and ample disclosure concerning the Merger Agreement’s material terms. The complaint seeks class certification of the action, a declaration that the proposed transaction is unfair, unjust and inequitable to enjoin the defendants from taking any steps necessary to implement the proposed merger at a price that is allegedly not fair and equitable. The complaint also seeks compensation for all losses and damages as a result of the action and transaction complained of, including attorneys’, accountants’, and experts’ fees. We believe that this lawsuit is entirely without merit and intend to defend against it vigorously.

13.	Certain Fees and Expenses.

JPMorgan is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to us in connection with the Offer and the Merger. JPMorgan will receive fees in connection with its services as Dealer Manager and for its services as our financial advisor. We have agreed to reimburse JPMorgan for all reasonable out-of-pocket expenses incurred by JPMorgan, including the reasonable fees and expenses of its legal counsel, in connection with its services as Dealer Manager and in connection with its services as our financial advisor, and we have agreed to indemnify JPMorgan against certain liabilities and expenses in connection with its engagement including certain liabilities under the federal securities laws. The Dealer Manager at any time may own shares of the Company’s common stock. In addition, JPMorgan may in the ordinary course of its business trade shares of the Company’s common stock for its own account and for the account of its customers and may tender shares of the Company’s common stock into the tender offer for its own account.

Georgeson Inc. has been retained as Information Agent in connection with the Offer. The Information Agent may contact holders of shares of the Company’s common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of shares of the Company’s common stock. We will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

American Stock Transfer & Trust Company has been retained as the Depositary and will also act as Paying Agent. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of the Company’s common stock pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by us for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Except as described under “Special Factors — The Merger Agreement — Termination Fees,” the Company will bear its own fees and expenses in connection with the Offer and the other transactions contemplated by the Merger Agreement, except that Parent and the Company will each bear one-half of the costs of filing, printing and mailing to the Company’s stockholders the Offer documents and the Company’s Schedule 14D-9 in connection with the Offer and the Proxy Statement in connection with the Merger if a shareholder vote is required.

The following table presents the estimated fees and expenses to be incurred by us in connection with the Offer:

Description	Amount to be Paid

SEC filing fee	$7,030
Printing and mailing expenses	45,000
Financial advisor fees and expenses	3,100,000
Legal, accounting and tax advisory fees and expenses	1,500,000
Dealer Manager fees and expenses	300,000
Information Agent fees and expenses	40,000
Depositary and Paying Agent fees and expenses	18,000
Miscellaneous fees and expenses	10,000

Total	$5,020,030

14.	Miscellaneous.

The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of shares of the Company’s common stock other than Parent and its affiliates. This Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of the Company’s common stock in any jurisdiction in which the making of this Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the shares of the Company’s common stock pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of the Company’s common stock in such state. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding the intent, belief or current expectations of Parent and Purchaser, including statements concerning Parent’s and Purchaser’s plans with respect to the acquisition of all of the Company’s common stock. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include, among other things:

•	general economic, capital market and business conditions;

•	competitive factors in the industries in which the Company operates;

•	changes in government regulation;

•	changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that have been or that may be instituted against the Company, Parent or others following announcement of the Merger Agreement;

•	the inability to complete the Offer or complete the Merger due to the failure to satisfy other conditions required to complete the Offer and the Merger;

•	risks that the Offer and the Merger disrupts current plans and operations;

•	the inability to recognize the benefits of the Merger; and

•	the costs, fees and expenses related to the Offer and the Merger.

The safe harbor protections of the Private Securities Litigation Reform Act of 1995 are not available to statements made in connection with a tender offer or a going private transaction.

No person has been authorized to give any information or make any representation on behalf of Purchaser, Parent, Hypo International or Hypo Holding not contained in this Offer to Purchase or in the Letter of Transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

Purchaser, Parent, Hypo International and Hypo Holding have filed with the SEC a combined Schedule 13E-3 and Tender Offer Statement on Schedule TO filed under cover of Schedule TO (the “Schedule TO”), together with exhibits, pursuant to Rule 14d-3 and Rule 13e-3 of the General Rules and Regulations promulgated under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the same places and in the same manner as set forth in “The Tender Offer — Section 7. Certain Information Concerning the Company.”

HRECC Sub Inc.
Hypo Real Estate Capital Corporation
Hypo Real Estate Bank International AG
Hypo Real Estate Holding AG

February 13, 2008

Schedule A

Information Relating to Parent, Purchaser, Hypo International and Hypo Holding

Hypo Real Estate Capital Corporation

The names, citizenship and material occupations, positions, offices or employment during the last five years of each director and executive officer and affiliate of Hypo Real Estate Capital Corporation are set forth below. Unless otherwise specified, the business address of each executive officer and director is 622 Third Avenue, 31th Floor, New York, New York 10017. The telephone number at the business address is 212-671-6300.

Juergen Fenk — Chief Executive Officer and Director.  Mr. Fenk has served as a Member of the Board of Directors of Hypo Real Estate Capital Corporation since May 2003 and as Chief Executive Officer of Hypo Real Estate Capital Corporation since April 2006. He has also served as a Director of Quadra Realty Trust, Inc. since September 2006, and as the Vice Chairman of the Board since February 2007 and as a Member of the Management Board of Hypo Real Estate Bank International AG since October 2005. He previously served as a Director of Hypo Real Estate Bank International puc from July 2003 until December 2005 and as Member of the Board of HVB REC France SA from November 1999 until September 2003. Mr. Fenk is a German citizen.

Evan F. Denner — Director.  Mr. Denner has served as a Member of the Board of Directors of Hypo Real Estate Capital Corporation since March 2006. He has also served as a Managing Director and Deputy Chief Executive Officer of Hypo Real Estate Capital Corporation since February 2004, and as the Chief Executive Officer and President of Quadra Realty Trust, Inc. since February 2007. He previously served as a Director of Merrill Lynch from February 2003 until February 2004. Mr. Denner is a United States citizen.

Thomas Glynn — Director.  Mr. Glynn has served as a Member of the Board of Directors of Hypo Real Estate Capital Corporation since May 2007. He has also served as a Member of the Management Board of Hypo Real Estate Holding AG since February 2007, as the Head of Portfolio Management, Trading and Securitisation and President of Hypo Public Finance USA, Inc, (formerly HI Asset Management) and Hypo Capital Markets, Inc., (formerly HI Capital Markets) since 2004, as an Executive Director of Hypo Public Finance Bank since September 2005, as the Chairman and President of Capital Markets of Hypo Public Finance, New York, since June 2007, and as an Executive Member of the Board of Directors of DEPFA Bank plc. since October 2007, as the Chairman of the Administrative Board of Collineo Asset Management GmbH since June 2007 and as a Member of the Board of Directors of Collineo Asset Management USA Inc. since June 2007. He has previously served as the Global Head of Credit Treasury, Head of Management Committee HVB Americas and New York Branch Manager of HypoVereinsbank AG from 2002 until 2003, and as the Deputy CEO of Hypo Public Finance Bank and as the Head of Capital Markets of Hypo Public Finance from 2005 until 2007. Mr. Glynn is a United States citizen.

Stephen Altman — Chief Financial Officer.  Mr. Altman has served as Chief Financial Officer of Hypo Real Estate Capital Corporation since January 2004. He previously served as a Managing Director of Real Estate Lending at Hypo Vereinsbank AG from 1998-2003. Mr. Altman is a United States citizen.

Michael McBride — Chief Legal Officer.  Mr. McBride has served as Chief Legal Officer of Hypo Real Estate Capital Corporation since January 2004. He previously served as Senior Legal Counsel of Hypo Vereinsbank AG from 2000 until 2003. Mr. McBride is a United States citizen.

HRECC Sub Inc.

The names, citizenship and material occupations, positions, offices or employment during the last five years of each director and executive officer and affiliate of HRECC Sub Inc. are set forth below. Unless otherwise specified, the business address of each executive officer and director is 622 Third Avenue, 31th Floor, New York, New York 10017. The telephone number at the business address is 212-671-6300.

Thomas Glynn — Director and President.  Mr. Glynn has served as a Director and the President of HRECC Sub Inc. since its inception on January 18, 2008. The remainder of his biography is set forth under “Hypo Real Estate Capital Corporation” above.

Tom Drelles — Vice President.  Mr. Drelles has served since as Vice President of HRECC Sub Inc. since its inception on January 18, 2008. He has served as a Managing Director of Hypo Public Finance Bank since April 2004. He previously served as a Managing Director of Hypo und Vereinsbank from June 2000 until May 2004 and as a Director of Lion Capital Management from 2003 until 2004. Mr. Drelles is a United States citizen.

Nancy Henderson — Secretary.  Ms. Henderson has served as the Secretary of HRECC Sub Inc. since its inception on January 18, 2008. She has served as a Managing Director of Hypo Public Finance Bank and as a Vice President of Hypo Public Finance USA, Inc. since March 2004. She previously served in various capacities at HVB Group from September 1992 until March 2004. Ms. Henderson is a United States citizen.

Chris Patronis — Treasurer.  Mr. Patronis has served as Treasurer of HRECC Sub Inc. since its inception on January 18, 2008. He has served as Managing Director of Hypo Public Finance Bank since April 2004. He previously served as Managing Director of Hypo und Vereinsbank from June 1999 until April 2004. Mr. Patronis is a United States citizen.

Hypo Real Estate Bank International AG

The names, citizenship and material occupations, positions, offices or employment during the last five years of each director and executive officer (or person serving in a similar capacity) and affiliate of Hypo Real Estate Bank International AG are set forth below. Unless otherwise specified, the business address of each executive officer and director (or person serving in a similar capacity) is Von-der-Tann-Str. 2, D-80539 Munich, Germany. The telephone number at the business address is +49 (0)89-2880-0.

Frank Lamby — Member of the Management Board.  Mr. Lamby has served as the Spokesman of the Management Board of Hypo Real Estate Bank International AG since February 2007. He has also served as a Member of the Management Board of Hypo Real Estate Holding AG since July 2003, and as a Member of the Supervisory Board of Hypo Real Estate Bank AG since February 2007. He previously served as Member of the Management Board of HVB Real Estate Bank AG from September 2001 until September 2003, as a Member of the Divisional Board in the Real Estate / Risk Management segment of HVB AG from January 2002 to September 2003, as a Member of the Management Board of Hypo Real Estate Bank International puc. Dublin from October 2003 to December 2004, as a Spokesman of the Management Board of Hypo Real Estate Bank AG from January 2005 until January 2007, as Deputy Chairman of the Supervisory Board of Hypo Real Estate Bank AG from October 2003 until December 2004, as a member of the Supervisory Board of Westfälische Hypothekenbank AG from July 2003 until November 2003, as First Deputy Chairman of the Supervisory Board of Hypo Real Estate Bank International AG from May 2003 until December 2004, as Membre du Conseil de Surveillance of Hypo Real Estate Capital France S.A. from May 2000 until February 2005, as a Non-Executive Member of the Board of Hypo Real Estate Capital Ltd. from May 1998 until January 2005, as a Non-Executive Member of the Board of Hypo Real Estate Capital Corporation from May 2003 until December 2004, as a Miembro del Consejo de Administración of Hypo Real Estate Capital Iberia S.L from October 2002 until January 2005, as a Member of the Advisory Board of BNL-Beteiligungsgesellschaft Neue Laender GmbH & Co. KG until December 2003, as a Non-Executive Member of the Board of Hypo Real Estate Capital Japan Corporation from February 2004 until December 2004, as a Member of the Administrative Board of Collineo Asset Management GmbH from January 2005 until December 2005, as Managing Director (Geschäftsführer) of DIA Vermögensverwaltungs

GmbH from June 2003 until December 2003, as a Non-Executive Director of Hypo Property Services Ltd. from March 2004 until January 2005, as a Non-Executive Director of Hypo Property Investment Ltd. from March 2004 until January 2005, as a Non-Executive Director of The Greater Manchester Property Enterprise Fund Ltd. from March 2004 until January 2005, as a Non-Executive Director of Hypo Property Investment (1992) Ltd. from March 2004 until January 2005, as a Non-Executive Director of Hypo Real Estate Investment Banking Ltd. from March 2004 until January 2005, as a Non-Executive Director of Hypo Real Estate Participation Ltd. from March 2004 until January 2005, and as a member of the Administrative Board of at H.F.S. Hypo-Fondsbeteiligungen fuer Sachwerte GmbH until 2003. Mr. Lamby is a German citizen.

Manuela Better — Member of the Management Board.  Ms. Better has served as Member of the Management Board of Hypo Real Estate Bank International AG and as its Head of Commercial Real Estate Origination Asia since April 2007. She previously served as a Member of the Management Board of FGH Bank from January 2000 until December 2003 and as a Member of the Management Board of Hypo Real Estate Bank AG from January 2004 until March 2007. Her business address is Hypo Real Estate Capital Hong Kong Corporation Limited, Suites 3007-3008, 30th Floor One International Finance Centre No. 1 Harbour View Street, Central, Hong Kong. Ms. Better is a German citizen.

Juergen Fenk — Member of the Management Board.  Mr. Fenk has served since October 2005 as Member of the Management Board of Hypo Real Estate Bank International AG. The remainder of his biography is set forth under “Hypo Real Estate Capital Corporation” above.

Frank Hellwig — Member of the Management Board.  Mr. Hellwig has served as a Member of the Management Board of Hypo Real Estate Bank International AG since August 2006. He has also served as Member of the Management Board of Hypo Real Estate Bank AG since June 2003 as a Member of the Supervisory Board of Hypo Real Estate Systems GmbH since November 2007, and as Chairman of the Advisory Board of WH-Zweite Grundstücks-Verwaltungs GmbH & Co. KG since April 2007. He previously worked for Hypo Vereinsbank AG as Deputy Head Divisional Group Board Accounting, Tax and Controlling between September 1998 and May 2003. He previously served as Member of the Supervisory Board of GfA, Gesellschaft für Anwendungssoftware mbH from August 2003 until December 2005, as Deputy Chairman of the Supervisory Board of Hypo Real Estate Systems GmbH from January 2006 until November 2007 and Mr. Hellwig is a German citizen.

Harin Thaker — Member of the Management Board.  Mr. Thaker has served as a Member of the Management Board of Hypo Real Estate Bank International AG since February 2007. He has served as the Chairman of the Management Boards of Hypo Property Participation Ltd. since October 1999, as a Member of the Management Board of Zamara Investments Ltd. since July 2000, as a Member of the Management Board of Hypo Real Estate Investment Banking Ltd. since June 1997, as the Chairman of the Management Board of Hypo Property Investment (1992) Ltd. since October 1999, as the Chairman of the Management Board of The Greater Manchester Property Enterprise Fund Ltd. since October 1999, as the Chairman of the Management Board of Hypo Property Services Ltd. since October 1999, as the Chairman of the Management Board of Hypo Property Investment Ltd. since October 1999, as a Member of the Management Board of Glenpride Ltd. since January 1997, as a Member of the Management Board of Hypo Real Estate Capital India Corporation Private Ltd. since March 2007, and as a Non-Executive Member of the Management Board of Flint Nominees Ltd. since March 1997. He previously served as the Finance Director and Company Secretary of Hypo Real Estate Capital Ltd. from October 1999 until June 2003, as the Chief Executive Head of Platform Europe at Hypo Real Estate Bank International from June 2003 until December 2005, and as Executive Vice President of Hypo Real Estate Bank International AG from January 2006 until January 2007. His business address is Hypo Real Estate Bank International AG, 21st Floor, 30 St Mary Axe, London EC3A 8BF, United Kingdom. Mr. Thaker is a citizen of the United Kingdom.

Bettina von Oesterreich — Member of the Management Board.  Ms. von Oesterreich has served as a Member of the Management Board of Hypo Real Estate Bank International AG since September 2005. She has also served as a Member of the Management Board of Hypo Real Estate Holding AG since February 2007, as Non-Executive Member of the Board of Directors of Hypo Public Finance Bank since March 2006, as a Member of the Board of Directors of Quadra Realty Trust, Inc. since February 2007, as a Member of the Supervisory Board of Hypo Real Estate Bank AG since July 2007, as a Non-Executive Member of the Board of Directors of DEPFA BANK since October 2007, and as a Member of the Supervisory Board of DEPFA Deutsche Pfandbriefbank AG since November 2007. She previously served as a Director of Hypo Real Estate Capital Corporation until May 2007, as Chief Credit Officer (Co-Head) of Eurohypo AG from 2002 until 2004 and as the Deputy Chief Credit Officer of Western Europe with Deutsche Bank AG from 2004 until 2005. Ms. von Oesterreich is a German citizen.

Georg Funke — Chairman of the Supervisory Board.  Mr. Funke has served as Chairman of the Supervisory Board of Hypo Real Estate Bank International AG since May 2003 . He has also served as the Chairman of the Management Board of Hypo Real Estate Holding AG since July 2003, and as Chairman of the Supervisory Board of Hypo Real Estate Bank AG since October 2003. Mr. Funke has served as Chairman of the Boards of Directors of Hypo Public Finance Bank and DEPFA BANK plc, Dublin since January 2007 and October 2007 respectively. He previously served as Chairman of the Management Board of HVB Real Estate Bank AG from January 2003 until September 2003 and as CEO of Hypo Real Estate Bank International puc., Dublin/Ireland from October 2003 until September 2005. Mr. Funke served as the Chairman of the Supervisory Board of Westfälische Hypotheken Bank AG from March 2003 until November 2003 and FGH Bank N. V. until October 2003. Mr. Funke is a German citizen.

Dr. Markus Fell — First Deputy Chairman of the Supervisory Board.  Dr. Fell has served as First Deputy Chairman of the Supervisory Board of Hypo Real Estate Bank International AG since May 2003. He has also served as a Member of the Management Board and as Chief Financial Officer of Hypo Real Estate Holding AG since July 2003, as a Deputy Chairman of the Supervisory Board of Hypo Real Estate Bank AG since February 2007, as a Deputy Chairman of the Board of Directors of DEPFA Bank plc, Dublin since October 2007, as a Non-Executive Member of the Board of Directors of Hypo Public Finance Bank since January 2007, as a Member of the Supervisory Board of Hypo Real Estate Systems GmbH since November 2007, as a Director of Flint Nominees Limited since June 2003, as a Vice-President du Conseil du Surveillance of Hypo Real Estate Capital France S.A. since September 2005, as a Non-Executive Member of the Board of Hypo Real Estate Capital Ltd. since March 2003, and as a Non-Executive Member of the Board of Hypo Real Estate Bank International puc., Dublin (renamed into Hypo Public Finance Bank) since October 2005. He previously served as the Head of Corporate Development at HVB Group from 1998 to 2003, as a Member of the Management Board of Hypo Real Estate Bank International puc., Dublin from April 2004 until September 2005, as a Member of the Supervisory Board of Hypo Real Estate Bank AG from October 2003 until February 2007, as the Chairman of the Supervisory Board of Hypo Real Estate Systems GmbH from January 2006 until November 2007, as a Member of the Supervisory Board of Westfälische Hypotheken Bank AG from March 2003 until November 2003, as a Membre du Conseil du Surveillance of Hypo Real Estate Capital France S.A. from July 2003 until September 2005, as a Non-Executive Member of the Board of Directors of Hypo Real Estate Capital Corporation from September 2003 until November 2005, as a Member of the Administrative Board of Hypo Pfandbrief Bank International S.A. from September 2003 until November 2005, as a Member of the Administrative Board of Collineo Asset Management GmbH from January 2005 until December 2005, and as a Director of Hypo Real Estate Capital Japan Corporation from February 2005 until February 2006. Dr. Fell is a German citizen.

Dr. Helmut Bruchner — Member of the Supervisory Board.  Dr. Bruchner has served as a Member of the Supervisory Board of Hypo Real Estate Bank International AG since January 2007. He has also served as General Counsel and Head of Legal Department of Hypo Real Estate

Holding AG since October 2003 and as the Head of Legal Department of Hypo Real Estate Bank AG since January 2005. He previously served as a Deputy of the General Counsel of Bayerische Hypo- und Vereinsbank AG until December 2001, and as the General Counsel of HVB Real Estate Bank AG from 2001 until 2003. Dr. Bruchner is a German citizen.

Horst Hofmann — Member of the Supervisory Board.  Mr. Hofmann is currently serving as a Member of the Supervisory Board of Hypo Real Estate Bank International AG as an employee representative. He has worked for Hypo Real Estate Bank International AG in IT and Organization since April 1988 and Facility Management/Corporate Services department since April 2007. His business address is Hypo Real Estate Bank International AG, Büchenstrasse 26, 70174 Stuttgart, Germany. Mr. Hofmann is a German citizen.

Martina Peterhofen — Member of the Supervisory Board.  Ms. Peterhofen has served as a Member of the Supervisory Board of Hypo Real Estate Bank International AG since December 2004. She has also served as the Head of the Group Corporate Office of Hypo Real Estate Holding AG since October 2003. She previously served as the Head of Origination Controlling of International Real Estate of HypoVereinsbank AG from 2000 until September 2003. Ms. Peterhofen is a German citizen.

Wolfgang Schopf — Member of the Supervisory Board.  Mr. Schopf is currently serving as a Member of the Supervisory Board of Hypo Real Estate Bank International AG as an employee representative. He has also worked in Hypo Real Estate Bank International’s Credit Department since July 1985, in the Credit Service Administration since January 2007 and in the Facility Management/Corporate Services department since November 2007. His business address is Hypo Real Estate Bank International AG, Büchenstrasse 26, 70174 Stuttgart, Germany. Mr. Schopf is a German citizen.

Hypo Real Estate Holding AG

The names, citizenship and material occupations, positions, offices or employment during the last five years of each director and executive officer (or person serving in a similar capacity) and affiliate of Hypo Real Estate Holding AG are set forth below. Unless otherwise specified, the business address of each executive officer and director (or person serving in a similar capacity) is Unsöldstr. 2, D-80538, Munich, Germany. The telephone number at the business address is +49 (0) 89 203 007-0.

Kurt F. Viermetz — Chairman of the Supervisory Board.  Mr. Viermetz is currently serving as the Chairman of the Supervisory Board of Hypo Real Estate Holding AG. He is currently serving as the Chairman of the Committee for Nomination and Board Procedures of Hypo Real Estate Holding AG, as the Chairman of the Supervisory Board of Deutsche Börse AG, and has served as a Member of the International Advisory Committee of UNICREDIT Group since 2006, and as a Member of the Supervisory Board of KfW IPEX Bank GmbH since December 2007. He previously served as a Member of the Supervisory Board of VEBA AG (renamed E.ON AG) from 1993 until 2003, as the Chairman of the Supervisory Board and Vice Chairman of the Supervisory Board of Bayerische Hypo und Vereinsbank AG respectively from 1999 until 2003, as a Non-Executive Member of the Board of Directors of Grosvenor Estate Holdings Ltd. from 1996 until 2004, as a Member of the Supervisory Boards of E.ON-Ruhrgas AG from 2003 until 2005 and ERGO-Versicherungs-AG from 2003 until 2006, as the Chairman of the International Capital Markets Advisory Board Committee of the New York Stock Exchange from 1995 until 2003, as a Member of the Board of Trustees of the Haniel Foundation from 1998 until 2006, and as the Chairman of the Board of Overseers at the University of Augsburg from 2002 until 2007. Mr. Viermetz is a German citizen.

Prof Dr Klaus Pohle — Deputy Chairman of the Supervisory Board.  Dr. Pohle is currently serving as the Deputy Chairman of the Supervisory Board of Hypo Real Estate Holding AG. He has served as a Member of the Supervisory Board and Chairman of the Audit Committee of DWS

Investment GmbH since 1991, as a Non-Executive Member of the Board and Chairman of the Audit Committee of COTY Inc. since 2002, and as an Administrateur and Chairman of the Audit Committee of Sanofi-Aventis SA since 2004. He previously served as a Member of the European Financial Reporting Advisory Group from April 2004 until January 2006, as President of Deutscher Standardisierungsrat from 2003 to 2005, as the Vice-Chairman of the Supervisory Board of Lion Bioscience AG until October 2004, as the Deputy Chairman of the Managing Board of Schering AG and Chief Financial Officer from 1989 to 2003. His business address is Giesebrechtstr. 15/11, 10629 Berlin, Germany. Dr. Pohle is a German citizen.

Antoine Jeancourt-Galignani — Member of the Supervisory Board.  Mr. Jeancourt-Galignani is currently serving as a Member of the Supervisory Board of Hypo Real Estate Holding AG. He has also served as a Director of Gecina S.A. since 2006, as a Director of Societe Nationale d’Assurances Group S.A.L. since December 2007, as the Chairman of the Supervisory Board of Euro Disney S.C.A. since 1995, as a Director of Societe Generale S.A. since 1994, as a Director of Total S.A. since 1994, as a Director of Kaufman & Broad S.A. since 2000, and as a Member of the Supervisory Board of Oddo & Cie S.C.A. since 2002. He previously served as Chairman of the Non-Executive Board of Gecina from 2001 until 2006, as a Director of AGF S.A. from 1994 until January 2007, and as a Member of the Supervisory Board of Jetix Europe N.V. until September 2005. Mr. Jeancourt-Galignani is a French citizen.

Dr Frank Heintzeler — Member of the Supervisory Board.  Dr. Heintzeler is currently serving as a Member of the Supervisory Board of Hypo Real Estate Holding AG. He is also currently serving as Chairman of the Supervisory Board of Walter AG, as the Chairman of the Advisory Board of Dr. Haas GmbH, and has served as a Member of the Advisory Board of L-Bank — Landeskreditbank Baden-Württemberg since 2004, and as a Member of the Supervisory Board of Baden-Württembergische Bank since 2006. He previously served as a Member of the Supervisory Board of Hypo Real Estate Bank International AG, Stuttgart from 2002 until 2006 and as a Member of the Supervisory Board of BWK GmbH Unternehmensbeteiligungsgesellschaft from 2004 until 2006. Dr. Heintzeler served as the Spokesman of the Management Board of Baden-Württembergische Bank from 1994 until 2004. His business address is Kleiner Schlossplatz 11, Kennnummer: 1210/KS, 70173 Stuttgart, Germany. Dr. Heintzeler is a German citizen.

Dr Pieter Korteweg — Member of the Supervisory Board.  Dr Korteweg is currently serving as a Member of the Supervisory Board of Hypo Real Estate Holding AG. He has served as a Senior Advisor and Vice Chairman at Cerberus Global Investment Advisors since 2002, as a Non-Executive Member of the Supervisor Board of DaimlerChrysler Nederland B.V. since 2004, as a Non-Executive Member of the Board of Aozora Bank Ltd since 2004, as an Executive Member of the Board of Development Fund Netherlands Antilles (SONA), since April 2004, as the Chairman of the Board of AerCap Holdings N.V. since 2005 and as Non-Executive Member of the Supervisory Board at BAWAG P.S.K. Bank since August 2007. He previously served as Chairman of the Supervisory Board of the Pensions and Insurance Supervisory Authority of the Netherlands (PVK) from 2002 until 2004, as Vice-Chairman of the Supervisory Board of De Nederlandsche Bank NV (DNB) from 2002 until 2004, as the Chairman of the Board of Directors of DaimlerChrysler Nederland B.V. until 2004, as the Chairman of the Supervisory Board of the Dutch Central Bureau of Statistics (CBS) until January 2006, and as a Non-Executive Member of the Board of SSA Global Technologies Inc. from 2004 until 2006. His business address is Cerberus Global Investment Advisors, LLC, Oude Utrechtseweg 16, 3734 KN Baarn, The Netherlands. Dr. Korteweg is a citizen of the Netherlands.

Thomas Quinn — Member of the Supervisory Board.  Mr. Quinn is currently serving as Member of the Supervisory Board of Hypo Real Estate Holding AG. He has served as Global Head of Real Estate Investment Management Group of UBS AG since 2004. He previously served as a Managing Partner of TS Quinn Associates, LLC from 2002 until 2004 and as a Non-Executive Director of Hypo Real Estate Bank International puc., Dublin from 2004 until 2005. His business address is UBS SA, 3 Rue du Commerce, Case Postale 2600, CII-1211 Geneve 2, Switzerland. Mr. Quinn is a United States citizen.

Georg Funke — Chairman of the Management Board; Chief Executive Officer.  Mr. Funke has served since July 2003 as Chairman of the Management Board of Hypo Real Estate Holding AG. The remainder of his biography is set forth under “Hypo Real Estate Bank International AG” above.

Dr. Markus Fell — Member of the Management Board; Chief Financial Officer.  Dr. Fell has served since July 2003 as a Member of the Management Board and Chief Financial Officer of Hypo Real Estate Holding AG. The remainder of his biography is set forth under “Hypo Real Estate Bank International AG” above.

Cyril Dunne — Member of the Management Board; Chief Operating Officer.  Mr. Dunne has served as Member of the Management Board and Chief Operating Officer of Hypo Real Estate Holding AG since October 2007. He has served as the Chairman of the Supervisory Board of Hypo Real Estate Systems GmbH since November 2007, and as a Non-Executive Member of the Board of Directors of DEPFA BANK plc since October 2007. He previously served as a member of the Group Executive Committee of the Bank of Ireland Group from 2001 until 2007 and as a member of the Group Executive Committee of DEPFA Bank plc. from May 2007 until September 2007. Mr. Dunne is an Irish citizen.

Thomas Glynn — Member of the Management Board.  Mr. Glynn has served as a Member of the Management Board of Hypo Real Estate Holding AG since February 2007. The remainder of his biography is set forth under “Hypo Real Estate Capital Corporation” above.

Dr. Robert Grassinger — Member of the Management Board.  Dr. Grassinger has served as a Member of the Management Board of Hypo Real Estate Holding AG since February 2007. He has served as Spokesman of the Management Board of Hypo Real Estate Bank AG since February 2007, as the Chairman of the Administrative Board of Hypo Pfandbrief Bank International S.A. since August 2007, and as a Member of the Advisory Board of WH Zweite Grundstücks-Verwaltungs GmbH & Co. KG since June 2004. He previously served as Head of Financial Markets Department of Württembergische Hypothekenbank AG from 2003 until 2004, as Deputy Member of the Management Board of Hypo Real Estate Bank International AG (formerly Württembergische Hypothekenbank AG) from 2004 until 2005, as a Member of the Management Board of Hypo Real Estate Bank International AG from 2005 until 2007, and as a Member of the Supervisory Board of GfA Gesellschaft für Anwendungsoftware GmbH from March 2004 until June 2006. Dr. Grassinger is a German citizen.

Bo Heide-Ottosen — Member of the Management Board.  Mr. Heide-Ottosen has served as a Member of the Management Board of Hypo Real Estate Holding AG since October 2007. He has also served as Executive Member of the Board of Directors of DEPFA Bank plc. since October 2007, as the Chairman of DEPFA ACS Bank since October 2005, and as the Chairman of the Supervisory Board of DEPFA Deutsche Pfandbriefbank AG since November 2007. He previously served as Chief Financial Officer of Nordic Investment Bank from 1997 until 2004, as a Member of the Executive Committee of DEPFA Bank plc. from 2004 until 2007, and as a Member of the Management Board of DEPFA Deutsche Pfandbriefbank AG from 2005 until 2006. Mr. Heide-Ottosen is a Danish citizen.

Frank Lamby — Member of the Management Board.  Mr. Lamby has served as a Member of the Management Board of Hypo Real Estate Holding AG since July 2003. The remainder of his biography is set forth under “Hypo Real Estate Bank International AG” above.

Bettina von Oesterreich — Member of the Management Board.  Ms. von Oesterreich has served as a Member of the Management Board of Hypo Real Estate Holding AG since February 2007. The remainder of her biography is set forth under “Hypo Real Estate Bank International AG” above.

Manually signed copies of the Letter of Transmittal will be accepted. Letters of transmittal and certificates for shares of the Company’s common stock should be sent or delivered by each of the Company’s stockholders or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

The Depositary for the Offer is:

If delivering by mail:	If delivering by hand or courier:

American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15th Avenue
New York, New York 10272-2042	Brooklyn, New York 11219

Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.
199 Water Street
26th Floor
New York, NY 10038

Banks and Brokers Call Collect: (212) 440-9800
All Others Call Toll Free: (866) 873-6981

The Dealer Manager for the Offer is:

J.P. Morgan Securities Inc.
Real Estate & Lodging Investment Banking
277 Park Avenue, 2nd Floor
New York, NY
Toll Free: (866) 538-1292
Collect: (212) 622-4918